     As filed with the Securities and Exchange Commission on June 8, 2004.

                                                     Registration No. 333-114058

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------
                         SERVICEWARE TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                         7372                 25-1647861
(State or other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

         One North Shore Centre                      Kent Heyman
      12 Federal Street, Suite 503             One North Shore Centre
     Pittsburgh, Pennsylvania 15212         12 Federal Street, Suite 503
             (412) 222-4450                Pittsburgh, Pennsylvania 15212
     (Address, including zip code,                 (412) 222-4450
     and telephone number, including     (Name, address, including zip code,
       area code, of registrant's          and telephone number, including
      principal executive offices)        area code, of agent for service)

                                   Copies to:
                            Robert B. Goldberg, Esq.
                 Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                       3490 Piedmont Road, N.E., Suite 400
                             Atlanta, Georgia 30305
                                 (404) 233-2800

      Approximate date of commencement of proposed sale to the public: The sale of securities under this Registration Statement will take place from time to time after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

      If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


============================================================================================================
     Title of each class                                  Proposed         Proposed
       of securities                 Amount          maximum offering   maximum aggregate       Amount of
      to be registered          to be registered      price per share    offering price     registration fee
Common Stock, $.01 par value    27,661,560 shares        $.68 (1)          $18,809,861         $2,383.21 *
Common Stock, $.01 par value
  Issuable upon exercise of
      warrants (2)(3)           6,153,846 shares         $.72              $ 4,430,769         $  561.38 *
============================================================================================================



(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is equal to the average of the high and low sales prices of the Common Stock on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers on March 24, 2004.


(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, an additional number of shares of common stock are being registered that may be issued pursuant to the anti-dilution adjustment provisions of the warrants.

(3) Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the warrant exercise price of $.72 per share.


* Previously paid.


      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


SUBJECT TO COMPLETION, DATED JUNE 8, 2004


PRELIMINARY PROSPECTUS

                         ServiceWare Technologies, Inc.

                        33,815,406 SHARES OF COMMON STOCK

We are registering 33,815,406 shares of our common stock for resale by the selling security holders identified in this prospectus. Of those shares, 12,307,692 shares were issued by us on January 30, 2004, in a private placement transaction and 15,353,868 shares represent shares into which our convertible notes were converted as of February 10, 2004. The remainder of these shares are issuable upon the exercise of warrants to purchase up to 6,153,846 shares of our common stock which were issued by us in the private placement transaction on January 30, 2004. We will not receive any proceeds from the sale of the shares of common stock by the selling security holders, but we will receive the proceeds from the exercise of any warrants.


Our common stock is currently traded on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers under the ticker symbol "SVCW." These shares will be offered by the selling security holders at such times and at such prices as they may determine. The closing price of our common stock as of June 1, 2004 was $0.60 per share.


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE BUYING ANY SHARES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2004.

You should rely only on the information contained in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking offers to buy these securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time after the date of this prospectus.

                                TABLE OF CONTENTS


Prospectus Summary ...................................................................................................       4
Overview of our Business..............................................................................................       4
The Offering .........................................................................................................       5
Risk Factors..........................................................................................................       6
Forward-Looking Statements............................................................................................      15
Use of Proceeds.......................................................................................................      16
Business..............................................................................................................      17
Legal Proceedings.....................................................................................................      27
Market for Common Stock...............................................................................................      28
Selected Financial Data...............................................................................................      29
Management's Discussion and Analysis of Financial Condition and Results of Operations.................................      30
Market Risk...........................................................................................................      44
Directors and Executive Officers......................................................................................      45
Executive Compensation................................................................................................      47
Security Ownership....................................................................................................      50
Related Party Transactions............................................................................................      52
Selling Security Holders..............................................................................................      53
Plan of Distribution..................................................................................................      65
Description of Capital Stock .........................................................................................      67
Shares Eligible for Future Sale.......................................................................................      70
Legal Matters.........................................................................................................      71
Experts...............................................................................................................      71
Where You Can Find More Information...................................................................................      71
Consolidated Financial Statements....................................................................................      F-1

                               PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus or in documents incorporated by reference in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements and the information incorporated by reference into this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the heading "Risk Factors" and elsewhere in this prospectus.

                            OVERVIEW OF OUR BUSINESS

      We are a provider of knowledge-powered support solutions that enable organizations to deliver superior service for customers, employees and partners by transforming information into knowledge. Our solutions allow customers to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. Customers use our knowledge-powered support solutions to achieve some or all of the following benefits:

      - Strengthen relationships with customers, partners, suppliers and employees

      -     Decrease operating costs

      -     Improve creation, dissemination and sharing of enterprise knowledge

      -     Provide easy access to knowledge online on an enterprise-wide basis

      -     Integrate seamlessly with existing technology investments

      With ServiceWare Enterprise(TM), our core software product line, our customers can provide personalized, automated Web-based service tailored to the needs of their applicable users. ServiceWare Enterprise is based on our patented self-learning search technology called the Cognitive Processor(R). This technology enables organizations to capture and manage repositories of intellectual capital, or corporate knowledge, in a manner that can be easily accessed by way of a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk. Through the self-learning features of the Cognitive Processor, our ServiceWare Enterprise products provide our customers an intelligent solution in that the solutions have the capability to learn from each interaction and automatically update themselves accordingly.

      Our primary office is located at One North Shore Centre, 12 Federal Street, Suite 503, Pittsburgh, Pennsylvania 15212, and our Web site address is www.serviceware.com. We have not incorporated by reference into this prospectus the information on our Web site, and you should not consider it to be a part of this document. Our Web site address is included in this document for reference only.

      As used in this prospectus, the terms "we", "us", "our", "our company" and "ServiceWare" means ServiceWare Technologies, Inc. and its subsidiaries.

                                  THE OFFERING


      On January 30, 2004, we completed a private placement transaction in which we issued 12,307,692 shares of our common stock and warrants to purchase up to 6,153,846 shares of our common stock. We agreed with the recipients of our common stock and warrants to register for public resale the 12,307,692 shares of our common stock issued to them in the private placement and the 6,153,846 shares of common stock issuable to them upon exercise of the warrants. We are required to register these shares of common stock for resale by the selling stockholders pursuant to the terms of the securities purchase agreement signed in connection with the sale of our stock and warrants. The net proceeds of the private placement was $7,400,000, which will be used for working capital and general corporate purposes.


      Pursuant to a note purchase agreement signed as of May 6, 2002, we sold $3,250,000 of our 10% convertible notes in two tranches. These convertible notes and all subsequent convertible notes issued by us in payment of interest under the notes were converted into 15,353,868 shares of our common stock as of February 10, 2004. The conversion price was $.25 per share based on the terms of the convertible notes as amended. We are required to register these shares of common stock for resale by the selling stockholders pursuant to the terms of a registration rights agreement signed in connection with the note purchase agreement.

Accordingly, this prospectus covers:

- the resale by selling security holders of shares of our common stock issued in the private placement on January 30, 2004;

- the resale by selling security holders of shares of our common stock issued upon the conversion of our convertible notes; and

- the resale by selling security holders of shares of our common stock issuable upon exercise of the warrants issued in the private placement.

                                  RISK FACTORS


      An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, to evaluate an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.


WE HAVE A HISTORY OF LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.


      Our limited operating history in our current line of business and the uncertain nature of the markets in which we compete make it difficult or impossible to predict future results of operations. As of March 31, 2004, we had an accumulated deficit of $79.2 million. We have not achieved profitability on a quarterly or annual basis to date and incurred a net loss of $2.7 million in first quarter 2004. If revenues do not significantly increase, our losses will continue. In addition, our history of losses may cause some of our potential customers to question our viability, which might hamper our ability to make sales.


WE MAY NEED ADDITIONAL CAPITAL TO FUND CONTINUED BUSINESS OPERATIONS AND WE CANNOT BE SURE THAT ADDITIONAL FINANCING WILL BE AVAILABLE.


      We have historically required substantial amounts of capital to fund our business operations. Despite efforts to reduce our cost structure, we have continued to experience negative cash flows from operations in 2004. We may not attain break-even cash flows from operations at any particular time in the future, or at all.



      Although we presently have adequate cash resources for our near term needs, our ability to continue as a business in our present form will ultimately depend on our ability to generate additional revenues, achieve profitability and positive cash flows or to obtain additional debt or equity financing. From time to time, we consider and discuss various financing alternatives and expect to continue such efforts to raise additional funds to support our operational plan as needed. However, we cannot be certain that additional financing will be available to us on favorable terms when required, or at all.


IF WE ARE NOT ABLE TO OBTAIN NEEDED CAPITAL, WE MAY NEED TO DRAMATICALLY CHANGE OUR BUSINESS STRATEGY AND DIRECTION, INCLUDING PURSUING OPTIONS TO SELL OR MERGE OUR BUSINESS, OR LIQUIDATE.


      In the past, we have funded our operating losses and capital expenditures through proceeds from equity offerings and debt. Changes in equity markets in the recent past have adversely affected our ability to raise equity financing and have adversely affected the markets for debt financing for companies with a history of losses such as ours. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of the rights of our common stock and, in light of our current market capitalization, our stockholders may experience substantial dilution. Further, the issuance of debt securities could increase the risk or perceived risk of our company. If we are not able to obtain necessary capital, we may need to dramatically change our business strategy and direction, including pursuing options to sell or merge our business, or liquidate.

OUR CASH FLOW MAY NOT BE SUFFICIENT TO PERMIT REPAYMENT OF FUTURE DEBT WHEN DUE.


      Although we do not have any outstanding debt other than trade debt incurred in the ordinary course of business, we may need to, in the future raise additional money to satisfy our continuing operations through bank financing or debt instruments. Our ability to retire or to refinance any such indebtedness will depend on our ability to generate cash flows in the future. Our cash flows from operations may be insufficient to repay this indebtedness at scheduled maturity and some or all of our indebtedness may have to be refinanced. If we are unable to refinance our debt or if additional financing is not available on acceptable terms, or at all, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for the assets or to default on our obligations with respect to this indebtedness.


WE MAY NOT SUCCEED IN ATTRACTING AND RETAINING THE PERSONNEL WE NEED FOR OUR BUSINESS AND WE HAVE A SMALL SENIOR MANAGEMENT TEAM.

      Our business requires the employment of highly skilled personnel, especially experienced software developers. The inability to recruit and retain experienced software developers in the future could result in delays in developing new versions of our software products or could result in the release of deficient software products. Any such delays or defective products would likely result in lower sales. We may also experience difficulty in hiring and retaining sales personnel, product managers and professional services employees. Our senior management team consists of only two individuals. The loss of either of these officers could have an adverse effect on our operations, business, and prospects and our ability to carry out our business plan. We do not maintain key man life insurance on our officers.

A SIGNIFICANT PERCENTAGE OF OUR PRODUCT DEVELOPMENT IS PERFORMED BY A THIRD PARTY INTERNATIONALLY, THE LOSS OF WHICH COULD SUBSTANTIALLY HARM OUR PRODUCT DEVELOPMENT EFFORTS.

      A significant percentage of our product development work, and some of our implementation services, are performed by a third-party development organization located in Minsk, Belarus. Unpredictable developments in the political, economic and social conditions in Belarus, or our failure to maintain or renew our business relationship with this organization on terms similar to those which exist currently, could reduce or eliminate product development and implementation services. If access to these services were to be unexpectedly eliminated or significantly reduced, our ability to meet development objectives vital to our ongoing strategy would be hindered, and our business could be seriously harmed.

IT IS DIFFICULT TO DRAW CONCLUSIONS ABOUT OUR FUTURE PERFORMANCE BASED ON OUR PAST PERFORMANCE DUE TO SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.


      We manage our expense levels based on our expectations regarding future revenues and our expenses are relatively fixed in the short term. Therefore, if revenue levels are below expectations in a particular quarter, operating results and net income are likely to be disproportionately adversely affected because our expenses are relatively fixed. In addition, a significant percentage of our revenues is typically derived from large orders from a limited number of customers, so it is difficult to estimate accurately the timing of future revenues. Our revenues are unpredictable and in our last eight quarters have fluctuated up and down between a low of $1.8 million in first quarter 2004 to a high of $3.6 million in fourth quarter 2003.


      Our quarterly results are also impacted by our revenue recognition policies. Because we generally recognize license revenues upon installation and training, sales orders from new customers in a quarter might not be recognized during that quarter. Delays in the implementation and installation of our software near the end of a quarter could also cause recognized quarterly revenues and, to a greater degree, results of operations to fall substantially short of anticipated levels. We often recognize revenues for existing customers in a shorter time frame because installation and training can generally be completed in significantly less time than for new customers. However, we may not be able to recognize expected revenues at the end of a quarter due to delays in the receipt of expected orders from existing customers.

      Revenues in any one quarter are not indicative of revenues in any future period because of these and other factors and, accordingly, we believe that certain period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

THE KNOWLEDGE MANAGEMENT MARKET IS EVOLVING AND, IF IT DOES NOT GROW RAPIDLY, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

      The knowledge management solutions market is an emerging industry, and it is difficult to predict how large or how quickly it will grow, if at all. Customer service historically has been provided primarily in person or over the telephone with limited reference materials available for the customer service representative. Our business model assumes that companies which provide customer service over the telephone will find value in aggregating institutional knowledge by using our software and will be willing to access our content over the Internet. Our business model also assumes that companies will find value in providing some of their customer service over the Internet rather than by telephone. Our success will depend on the broad commercial acceptance of, and demand for, these knowledge management solutions.

WE CURRENTLY HAVE ONE CORE PRODUCT FAMILY. IF THE DEMAND FOR THIS LINE OF PRODUCTS DECLINES, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

      ServiceWare's knowledge management solutions, ServiceWare Enterprise and ServiceWare Express, include our ServiceWare Self-Service, ServiceWare Agent, ServiceWare Professional and ServiceWare Architect software products. Our past and expected future revenues consist primarily of license fees for these software solutions and fees for related services. Factors adversely affecting the demand for these products and our products in general, such as competition, pricing or technological change, could materially adversely affect our business, financial condition, operating results and the value of our stock price. Our future financial performance will substantially depend on our ability to sell current versions of our entire suite of products and our ability to develop and sell enhanced versions of our products.

DUE TO THE LENGTHY SALES CYCLES OF OUR PRODUCTS AND SERVICES, THE TIMING OF OUR SALES IS DIFFICULT TO PREDICT AND MAY CAUSE US TO MISS OUR REVENUE EXPECTATIONS.


      Our products and services are typically intended for use in applications that may be critical to a customer's business. In certain instances, the purchase of our products and services involves a significant commitment of resources by prospective customers. As a result, our sales process is often subject to delays associated with lengthy approval processes that accompany the commitment of significant resources. These delays may worsen in the future as a greater proportion of our total revenues will be derived from our ServiceWare Enterprise solutions, for which contracts have a higher average dollar value. For these and other reasons, the sales cycle associated with the licensing of our products and subscription for our services typically ranges between six and eighteen months and is subject to a number of significant delays over which we have little or no control. While our customers are evaluating whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort. We may not realize forecasted revenues from a specific customer in the quarter in which we expend these significant resources, or at all, because of the lengthy sales cycle for our products and services.


WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS INTERNATIONALLY, AND, IF WE DO, WE FACE RISKS RELATING TO INTERNATIONAL OPERATIONS.

      Our business strategy includes efforts to attract more international customers. By doing business in international markets we face risks, such as unexpected changes in tariffs and other trade barriers, fluctuations in currency exchange rates, political instability, reduced protection for intellectual property rights in some countries, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, and potentially adverse tax consequences, any of which could adversely impact our international operations.

IF WE ARE NOT ABLE TO KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE, SALES OF OUR PRODUCTS MAY DECREASE.

      The software industry is characterized by rapid technological change, including changes in customer requirements, frequent new product and service introductions and enhancements and evolving industry standards. If we fail to keep pace with the technological progress of our competitors, sales of our products may decrease.

WE DEPEND ON TECHNOLOGY LICENSED TO US BY THIRD PARTIES, AND THE LOSS OF THIS TECHNOLOGY COULD DELAY IMPLEMENTATION OF OUR PRODUCTS, INJURE OUR REPUTATION OR FORCE US TO PAY HIGHER ROYALTIES.

      We rely, in part, on technology that we license from a small number of software providers for use with our products. After the expiration of these licenses, this technology may not continue to be available on commercially reasonable terms, if at all, and may be difficult to replace. The loss of any of these technology licenses could result in delays in introducing or maintaining our products until equivalent technology, if available, is identified, licensed and integrated. In addition, any defects in the technology we may license in the future could prevent the implementation or impair the functionality of our products, delay new product introductions or injure our reputation. If we are required to enter into license agreements with third parties for replacement technology, we could be subject to higher royalty payments.

PROBLEMS ARISING FROM THE USE OF OUR PRODUCTS WITH OTHER VENDORS' PRODUCTS COULD CAUSE US TO INCUR SIGNIFICANT COSTS, DIVERT ATTENTION FROM OUR PRODUCT DEVELOPMENT EFFORTS AND CAUSE CUSTOMER RELATIONS PROBLEMS.

      Our customers generally use our products together with products from other companies. As a result, when problems occur in a customer's systems, it may be difficult to identify the source of the problem. Even when these problems are not caused by our products, they may cause us to incur significant warranty and repair costs, divert the attention of our technical personnel from our product development efforts and cause significant customer relations problems.

IF THIRD PARTIES CEASE TO PROVIDE OPEN PROGRAM INTERFACES FOR THEIR CUSTOMER RELATIONSHIP MANAGEMENT SOFTWARE, IT WILL BE DIFFICULT TO INTEGRATE OUR SOFTWARE WITH THEIRS. THIS WILL DECREASE THE ATTRACTIVENESS OF OUR PRODUCTS.

      Our ability to compete successfully also depends on the continued compatibility and interoperability of our products with products and systems sold by various third parties, specifically including CRM software sold by Clarify/Amdocs, Remedy, and Siebel Systems. Currently, these vendors have open applications program interfaces, which facilitate our ability to integrate with their systems. If any one of them should close their programs' interface or if they should acquire one of our competitors, our ability to provide a close integration of our products could become more difficult, or impossible, and could delay or prevent our products' integration with future systems. Inadequate integration with other vendors' products would make our products less desirable and could lead to lower sales.

WE FACE INTENSE COMPETITION FROM BOTH ESTABLISHED AND RECENTLY FORMED ENTITIES, AND THIS COMPETITION MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY BECAUSE WE COMPETE IN THE EMERGING MARKET FOR KNOWLEDGE MANAGEMENT SOLUTIONS.

      We compete in the emerging market for knowledge management solutions and changes in the knowledge management solutions market could adversely affect our revenues and profitability. We face competition from many firms offering a variety of products and services. In the future, because there are relatively low barriers to entry in the software industry, we expect to experience additional competition from new entrants into the knowledge management solutions market. It is also possible that alliances or mergers may occur among our competitors and that these newly consolidated companies could rapidly acquire significant market share. Greater competition may result in price erosion for our products and services, which may significantly affect our future operating margins.

IF OUR SOFTWARE PRODUCTS CONTAIN ERRORS OR FAILURES, SALES OF THESE PRODUCTS COULD DECREASE.

      Software products frequently contain errors or failures, especially when first introduced or when new versions are released. In the past, we have released products that contained defects, including software errors in some new versions of existing products and in new products after their introduction. In the event the information contained in our products is inaccurate or perceived to be incomplete or out-of-date, our customers could purchase our competitors' products or decide they do not need knowledge management solutions at all. In either case, our sales would decrease. Our products are typically intended for use in applications that may be critical to a customer's business. As a result, we believe that our customers and potential customers have a great sensitivity to product defects.

WE COULD INCUR SUBSTANTIAL COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS BECAUSE OUR PRODUCTS ARE CRITICAL TO THE OPERATIONS OF OUR CUSTOMERS' BUSINESSES.

      Our products are critical to the operations of our customers' businesses. Any defects or alleged defects in our products entail the risk of product liability claims for substantial damages, regardless of our responsibility for the failure. Although our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims, these provisions may not be effective under the laws of some jurisdictions. In addition, product liability claims, even if unsuccessful, may be costly and divert management's attention from our operations. Software defects and product liability claims may result in a loss of future revenue, a delay in market acceptance, the diversion of development resources, damage to our reputation or increased service and warranty costs.

IF OUR CUSTOMERS' SYSTEM SECURITY IS BREACHED AND CONFIDENTIAL INFORMATION IS STOLEN, OUR BUSINESS AND REPUTATION COULD SUFFER.

      Users of our products transmit their and their customers' confidential information, such as names, addresses, social security numbers and credit card information, over the Internet. In our license agreements with our customers, we typically disclaim responsibility for the security of confidential data and have contractual indemnities for any damages claimed against us. However, if unauthorized third parties are successful in illegally obtaining confidential information from users of our products, our reputation and business may be damaged, and if our contractual disclaimers and indemnities are not enforceable, we may be subject to liability.

WE MAY ACQUIRE OR MAKE INVESTMENTS IN COMPANIES OR TECHNOLOGIES THAT COULD CAUSE DISRUPTIONS TO OUR BUSINESS.

      We intend to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

- failure to integrate the acquired assets and/or companies with our current business

-     the price we pay may exceed the value we eventually realize

- potential loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price

- potential loss of key employees from either our current business or the acquired business

-     entering into markets in which we have little or no prior experience

-     diversion of management's attention from other business concerns

-     assumption of unanticipated liabilities related to the acquired assets

- the business or technologies we acquire or in which we invest may have limited operating histories and may be subject to many of the same risks we are.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY CAUSE US TO INCUR SIGNIFICANT COSTS IN LITIGATION AND EROSION IN THE VALUE OF OUR BRANDS AND PRODUCTS.

        Our business is dependent on proprietary technology and the value of our brands. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology and brands. Our patents may not survive a legal challenge to their validity or provide meaningful protection to us. Litigation to protect our patents could be expensive and the loss of our patents would decrease the value of our products. Defending against claims of patent infringement would also be expensive and, if successful, we could be forced to redesign our products, pay royalties, or cease selling them. In addition, effective trademark protection may not be available for our trademarks. The use by other parties of our trademarks would dilute the value of our brands.



      Notwithstanding the precautions we have taken, a third party may copy or otherwise obtain and use our software or other proprietary information without authorization or may develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. Further, we have granted third parties limited contractual rights to use proprietary information, which they may improperly use or disclose. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken may not prevent misappropriation of our technology, and the agreements entered into for that purpose might not be enforceable. The unauthorized use of our proprietary technologies could also decrease the value of our products.


WE HAVE INITIATED A PATENT INFRINGEMENT LAWSUIT AGAINST ONE OF OUR COMPETITORS, PRIMUS KNOWLEDGE SOLUTIONS, INC., AND WE MAY INITIATE ADDITIONAL LAWSUITS TO PROTECT OR ENFORCE OUR PATENTS, WHICH MAY BE EXPENSIVE AND, IF WE LOSE, MAY CAUSE US TO LOSE SOME, IF NOT ALL, OF OUR INTELLECTUAL PROPERTY RIGHTS, AND THEREBY IMPAIR OUR ABILITY TO COMPETE IN THE MARKET.


      On October 1, 2003, we filed suit against Primus Knowledge Solutions, Inc. ("Primus") in the United States District Court for the Western District of Pennsylvania. It is our position that Primus has infringed, contributed to the infringement of and induced infringement of our patents. Primus has denied our allegations and has asserted counterclaims against us. We also believe that other companies, including direct and indirect competitors, may be infringing our patents. In order to protect or enforce our patent rights, we may initiate additional patent litigation suits against third parties, such as infringement suits or interference proceedings. The suit against Primus and any other lawsuits that we may file are likely to be expensive, take significant time and divert management's attention from other business concerns. Litigation also places our patents at risk of being invalidated or interpreted narrowly. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We may not prevail in any of these suits, the damages or other remedies that may be awarded to us may not be commercially valuable and we could be held liable for damages as a result of counterclaims.


THE SUCCESS OF OUR SOFTWARE PRODUCTS DEPENDS ON ITS ADOPTION BY OUR CUSTOMERS' EMPLOYEES. IF THESE EMPLOYEES DO NOT ACCEPT THE IMPLEMENTATION OF OUR PRODUCTS, OUR CUSTOMERS MAY FAIL TO RENEW THEIR SERVICE CONTRACTS AND WE MAY HAVE DIFFICULTY ATTRACTING NEW CUSTOMERS.

      The effectiveness of our ServiceWare Enterprise product depends in part on widespread adoption and use of our software by our customers' customer service personnel and on the quality of the solutions they generate. Resistance to our software by customer service personnel and an inadequate development of the knowledge base may make it more difficult to attract new customers and retain old ones.

      Some of our customers have found that customer service personnel productivity initially drops while customer service personnel become accustomed to using our software. If an enterprise deploying our software has not adequately planned for and communicated its expectations regarding that initial productivity decline, customer service personnel may resist adoption of our software.

      The knowledge base depends in part on solutions generated by customer service personnel and, sometimes, on the importation of our customers' legacy solutions. If customer service personnel do not adopt and use our products effectively, necessary solutions will not be added to the knowledge base, and the knowledge base will not adequately address service needs. In addition, if less-than-adequate solutions are created and left uncorrected by a user's quality-assurance processes or if the legacy solutions are inadequate, the knowledge base will similarly be inadequate, and the value of our solutions to end-users will be impaired. Thus, successful deployment and broad acceptance of our ServiceWare Enterprise product will depend in part on whether our customers effectively roll-out and use our software products and the quality of the customers' existing knowledge base of solutions.

WE DEPEND ON INCREASED BUSINESS FROM OUR NEW CUSTOMERS AND, IF WE FAIL TO GROW OUR CLIENT BASE OR GENERATE REPEAT BUSINESS, OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

      If we fail to grow our customer base or generate repeat and expanded business from our current and future customers, our business and operating results will be seriously harmed. Some of our customers initially make a limited purchase of our products and services for pilot programs. If these customers do not successfully develop and deploy such initial applications, they may choose not to purchase complete deployment or development licenses. Some of our customers who have made initial purchases of our software have deferred or suspended implementation of our products due to slower than expected rates of internal adoption by customer service personnel. If more customers decide to defer or suspend implementation of our products in the future, we will be unable to increase our revenue from these customers from additional licenses or maintenance agreements, and our financial position will be seriously harmed.

      In addition, as we introduce new versions of our products or new products, our current customers may not need our new products and may not ultimately license these products. Any downturn in our software licenses revenues would negatively impact our future service revenues because the total amount of maintenance and service fees we receive in any period depends in large part on the size and number of licenses that we have previously sold. In addition, if customers elect not to renew their maintenance agreements, our service revenues could be significantly adversely affected.

A DECLINE IN INFORMATION TECHNOLOGY SPENDING COULD REDUCE THE SALE OF OUR PRODUCTS.


      The license fees for our products often represent a significant expenditure of information technology ("IT") capital for our customers. Due to the slowdown in the national and global economy and the uncertainties resulting from recent acts of terrorism and the war in Iraq, we believe that many existing and potential customers are reducing or reassessing their planned IT expenditures. Such reductions in or eliminations of IT spending could cause us to be unable to maintain or increase our sales volumes, and therefore, have a material adverse effect on our revenues, operating results, ability to generate positive cash flow and stock price.


INCREASING GOVERNMENT REGULATION OF THE INTERNET COULD HARM OUR BUSINESS.

      As knowledge management and the Internet continue to evolve, we expect that federal, state and foreign governments will adopt laws and regulations tailored to the Internet covering issues like user privacy, taxation of goods and services provided over the Internet, pricing, content and quality of products and services. If enacted, these laws and regulations could limit the market for knowledge management services and, therefore, the market for our products and services. Additionally, Internet security issues could deter customers from using the Internet for certain transactions or from implementing customer support websites.

      The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a violation of the Telecommunications Act's information and content provisions are currently unsettled. The imposition upon us and other software and service providers of potential liability for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act, the act through which the Telecommunications Act of 1996 imposes criminal penalties, were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this new legislation and the Communications Decency Act could expose companies involved in Internet liability, which could limit the growth of Internet usage and, therefore, the demand for knowledge management solutions. In addition, similar or more restrictive laws in other countries could have a similar effect and hamper our plans to expand overseas.

WE MAY BECOME INVOLVED IN SECURITIES CLASS ACTION LITIGATION, WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND HARM OUR BUSINESS.

      In recent years, the common stocks of technology companies have experienced significant price and volume fluctuations. These broad market fluctuations may cause the market price of our common stock to decline. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in that type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could harm our business and operating results.

OUR COMMON STOCK HAS BEEN DELISTED FROM THE NASDAQ STOCK MARKET.


      As of May 5, 2003, our common stock was delisted from The Nasdaq Stock Market and began trading on the OTC Bulletin Board maintained by the National Association of Securities Dealers.


      As a result of our trading on the OTC Bulletin Board, investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we are subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

      Delisting from Nasdaq makes trading our shares more difficult for investors, potentially leading to further declines in our share price. It may also make it more difficult for us to raise additional capital. Further, we may also incur additional costs under state blue-sky laws in connection with any sales of our securities.

SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT OUR STOCK PRICE.


      Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of the time of this offering, 52,479,974 shares of our common stock are outstanding. Virtually all of these shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares which are owned by an affiliate of ours as that term is defined in Rule 144 under the Securities Act and that are not registered for resale under this prospectus. The shares of our common stock owned by our affiliates and not registered for resale under this prospectus are restricted securities, as that term is defined in Rule 144, and may in the future be sold under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.


OUR MANAGEMENT OWNS A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR ACTIONS.

      We are controlled by our officers and directors, who in the aggregate directly or indirectly control more than 40% of our outstanding common stock and voting power. These stockholders collectively will likely be able to control our management policy, decide all fundamental corporate actions, including mergers, substantial acquisitions and dispositions, and elect our board of directors.

TERRORIST ATTACKS SUCH AS THE ATTACKS THAT OCCURRED IN NEW YORK AND WASHINGTON, D.C. ON SEPTEMBER 11, 2001 AND OTHER ATTACKS OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS ON WHICH OUR COMMON STOCK TRADES, OUR FINANCIAL CONDITION AND OUR RESULTS OF OPERATIONS.

      On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. In March 2003, the United States and allied nations commenced a war in Iraq. These attacks and the war in Iraq have caused instability in the United States and other financial markets. There could be further acts of terrorism in the United

States or elsewhere that could have a similar impact. Armed hostilities or further acts of terrorism could cause further instability in financial markets and could directly impact our financial condition, our results of operations.

                           FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology.

We often use these types of statements when discussing:

* our plans and strategies

* our anticipation of profitability or cash flow from operations

* the development of our business

* the expected market for our services and products

* other statements contained in this prospectus regarding matters that are not historical facts.

      These forward-looking statements are only predictions and estimates regarding future events and circumstances. Actual results could differ materially from those anticipated as a result of factors described in "Risk Factors" or as a result of other factors. We may not achieve the future results reflected in these statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

      Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the shares of common stock by the selling security holders. If the warrants are exercised in full for cash, we would realize proceeds in the amount of approximately $4,430,000. The net proceeds of the exercise of the warrants for cash will be used for working capital and general corporate purposes.

                                    BUSINESS

      We were initially incorporated as a Pennsylvania corporation in January 1991 as ServiceWare, Inc. In July 1999, we acquired the Molloy Group, Inc., a provider of knowledge-empowered software for strengthening customer relationships. In May 2000, we changed our name to ServiceWare Technologies, Inc. and reincorporated as a Delaware corporation. In August 2000, we closed our initial public offering. Prior to July 2001, we had two reportable business segments: Software and Content. In July 2001, we completed the sale of our Content business to RightAnswers LLC ("RightAnswers"). Financial information regarding revenues and long lived assets attributable to the United States versus international is found in Note 16 to our consolidated financial statements. In response to poor financial performance and the economic downturn, during 2001 we announced strategic corporate restructuring programs pursuant to which we have significantly reduced costs and we have focused our business exclusively on revenue growth opportunities in our Software business. As part of the restructuring plans, approximately 180 employees were laid off during 2001. In August 2002, we acquired all existing technology assets and certain customer and vendor contracts of InfoImage, Inc., a privately held enterprise portal company that filed for bankruptcy protection prior to our agreement to acquire these assets.

      Our primary office is located at One North Shore Centre, 12 Federal Street, Suite 503, Pittsburgh, Pennsylvania 15212, and our Web site address is www.serviceware.com. We have not incorporated by reference into this prospectus the information on our Web site, and you should not consider it to be a part of this document. Our Web site address is included in this document for reference only.

OVERVIEW

      We are a provider of knowledge-powered support solutions that enable organizations to deliver superior service for customers, employees and partners by transforming information into knowledge. Our solutions allow customers to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. Customers use our knowledge-powered support solutions to achieve some or all of the following benefits:

      - Strengthen relationships with customers, partners, suppliers and employees

      -     Decrease operating costs

      -     Improve creation, dissemination and sharing of enterprise knowledge

      -     Provide easy access to knowledge online on an enterprise-wide basis

      -     Integrate seamlessly with existing technology investments

      With ServiceWare Enterprise(TM), our core software product line, our customers can provide personalized, automated Web-based service tailored to the needs of their applicable users. ServiceWare Enterprise is based on our patented self-learning search technology called the Cognitive Processor(R). This technology enables organizations to capture and manage repositories of intellectual capital, or corporate knowledge, in a manner that can be easily accessed by way of a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk. Through the self-learning features of the Cognitive Processor, our ServiceWare Enterprise products provide our customers an intelligent solution in that the solutions have the capability to learn from each interaction and automatically update themselves accordingly.

      The ServiceWare Enterprise suite is comprised of the following software products:

ServiceWare Self-Service(TM):         This product is a Web-based, self-service
                                      product designed for use by an
                                      organization's customers, partners and
                                      employees.

ServiceWare Agent(TM):                This product is designed for use by
                                      Level-1 agents or for any company that
                                      needs to provide a complete agent
                                      workstation knowledge management center.

ServiceWare Professional(TM):         This product is designed for use by
                                      customer service, sales and field service
                                      personnel.

ServiceWare Architect(TM):            This product is designed for quality
                                      assurance managers and system
                                      administrators.

      In addition to ServiceWare Enterprise, we have created a solution for mid-market companies called ServiceWare Express(TM). ServiceWare Express is a comprehensive product and services package that includes browser-based applications, technical implementation, training services and customer support. ServiceWare Express is designed to enable midsize enterprises or call center and help desk divisions of large enterprises to effectively utilize corporate knowledge to improve customer satisfaction, enhance service quality and reduce operating costs.

      We target the sale of our products throughout the United States and Europe. Our customers represent a cross-section of industry leaders in the financial services, technology, manufacturing, health care, entertainment, education and government sectors. Our customers include EDS, H&R Block, AT&T Wireless, Cingular Wireless, Fifth Third Bancorp, Green Mountain Energy, Reuters, Countrywide Home Loans, Wausau Financial Systems, Raytheon Company, PAR Technology, and QUALCOMM.

INDUSTRY BACKGROUND

BUSINESS CASE FOR KNOWLEDGE MANAGEMENT

      The information age has increased the demand for immediate access to customer data, product information and corporate knowledge, making the need to retain intellectual capital greater than ever. At the same time, the loss of corporate knowledge has been perpetuated by the downsizing and reorganizations that are common in today's economy. To attain a competitive advantage in this volatile market, we believe organizations are turning to Knowledge Management solutions to improve the creation, preservation, dissemination and application of knowledge throughout the enterprise. Knowledge Management can be used to achieve a wide range of strategic business objectives from providing a superior service experience for employees and customers to managing relationships with partners and suppliers.

REQUIREMENTS OF A COMPREHENSIVE KNOWLEDGE MANAGEMENT SOLUTION

      Increasingly, companies need to improve customer loyalty and retention while also consolidating corporate and customer information into a single knowledge repository. "Knowledge management" is the development of a formal process that evaluates a company's organizational processes, people, and technology and develops a system that uses the relationships between these components to get the right information to the right people at the right time to improve productivity. Knowledge management provides companies with a process to capture, organize and disseminate enterprise knowledge to key audiences.

      We believe knowledge management continues to gain acceptance, particularly due to the growth of electronic commerce. We believe companies understand now more than ever the need to protect intellectual capital, capture the knowledge of its workforce and sustain a competitive advantage by focusing on the effectiveness of employees, customers and partners.

      To enable businesses to provide superior service, we believe a comprehensive knowledge management solution needs to:

      -     provide the option for a self-service experience

      - provide the end-user with the ability to escalate to assisted service and seamlessly transfer information across all communication channels, including e-mail, telephone, or chat, at any stage of interaction

      - consolidate the knowledge base and intellectual capital throughout the organization and make it available throughout the extended enterprise

      - learn through cumulative customer feedback and rapidly develop solutions to allow the enterprise to provide proactive service to its end-users

      - offer the flexibility necessary to integrate with existing solutions and enable enterprises to rapidly deploy the technology

      -     scale cost-effectively as the organization's service needs grow

CALL CENTERS ARE EVOLVING INTO MULTI-CHANNEL CONTACT CENTERS

      For the past several years, many companies have spent heavily to implement technology based customer relationship management (CRM) software. The strategic goal is to enhance pre- and post-sales customer relationships, improve customer satisfaction and influence customer retention.

      Traditionally, companies created call centers to handle only voice interactions. Today, many call centers have evolved into multi-channel contact centers that handle customer interactions by phone, e-mail, chat, Web, fax, and instant messaging. Additionally, many companies seek to complement their ability to offer high-quality human level based service provided by the support organization with a Web-based self-service capability, also known as customer service and support. The benefits of customer service and support include 24/7 availability, cost-savings, scalability, consistency, and improved customer satisfaction and customer retention.

THE SERVICEWARE SOLUTION

      ServiceWare provides knowledge-powered service and support solutions that enable companies to strengthen relationships with their customers, partners, suppliers and employees. We license software products to enterprises that form the basis of their knowledge management strategy or function as a component of their contact center or help desk infrastructure. Our solutions enable businesses to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. Our solutions also help the extended enterprise to access this knowledge online. In addition, through the self-learning capabilities of our patented Cognitive Processor search technology, the solutions generated by our products are intelligent in that they are interactive, adaptable and have the capability to update automatically. We believe our solutions provide our customers with a number of key benefits, including:

      - DECREASED OPERATING COSTS. By enabling end-users to access customer service online and by aiding customer service agents to more effectively handle user requests, our solutions often provide cost savings and improve employee productivity. These savings and increased productivity result from reduced telephone call volume, the ability to process more end-user interactions per employee and reduced levels of employee training.

      - STRENGTHENED RELATIONSHIPS WITH END-USERS. Our solutions allow enterprises to provide their customers and other end-users with improved, timely and accurate service. Enterprises realize that the service function provides them with their closest contact with their customers, and, by providing superior self or assisted service, they can create long-term customer satisfaction and loyalty. We believe that by providing better and more user-friendly service, our solutions increase the likelihood that a business' customers will complete specific transactions and that the enterprise will be able to attract and retain its customers.

      - IMPROVED DISSEMINATION OF ENTERPRISE KNOWLEDGE. ServiceWare Enterprise enables our customers to develop a common knowledge base of intellectual capital, which is collected from their business systems and experts throughout their organization, and makes it available throughout the extended enterprise. All communications from a business to its customers, partners, suppliers or employees, whether through telephone support, self-service, or e-mail, draw from this knowledge base. Additionally, the patented Cognitive Processor technology contained in our ServiceWare Enterprise provides a self-learning capability that continually learns from each interaction. This enables the knowledge base to be up to date and helps provide end-users with accurate answers to their questions.

      - SEAMLESS INTEGRATION WITH EXISTING SOLUTIONS. Our products are designed for rapid deployment, typically in eight to twelve weeks. ServiceWare Enterprise helps our customers to preserve their investments in, and deployments of, call center and help desk products, CRM solutions, workflow tools, knowledge bases and other applications. Our solution enhances these capabilities and integrates them into a cohesive and automated Internet service infrastructure by integrating with applications from leading companies such as Hewlett Packard, Clarify/Amdocs, Remedy, and Siebel Systems. As a result, this supports our customers' deployment of applications configured to suit their particular customer service and support needs.

      - CONSISTENT SERVICE ACROSS COMMUNICATION CHANNELS. Our solutions allow access to knowledge from a wide variety of communication channels. Our proprietary software enables end-users to transfer inquiries easily from self-help to e-mail responses to live interaction. Escalation of end-user inquiries helps ensure that our clients efficiently apply the appropriate level of resources toward their customers' satisfaction while reducing the risk of losing a customer because of perceived unresponsiveness.

      - SCALABILITY FOR LARGE AND GROWING ENTERPRISES. The architecture of ServiceWare Enterprise allows both large and growing organizations to maintain a consistent level of service as the volume of traffic across their communication channels increases. By deploying in a cluster and capitalizing on the capabilities of our J2EE architecture, our products provide consistent responsiveness to end-user interactions despite rising volumes of traffic.

      STRATEGY

      Our solutions enable enterprises to provide a Web-based platform by which customers, partners, suppliers and employees access and manage business critical knowledge. Our objective is to use this platform to become a leading worldwide provider of Knowledge Management solutions. To achieve our goal, we intend to:

      - ENHANCE TECHNOLOGY AND PRODUCT LEADERSHIP. We intend to broaden our position in the knowledge management and customer service and support solutions market by continuing to increase the performance, functionality and scalability of our solutions. We plan to continue to design our products to be highly scalable throughout the extended enterprise, easily configurable and able to integrate with both front-end applications and existing enterprise systems. We plan to continue to devote resources to the development of new and innovative technologies, to increase efficiencies, offer immediate answers and minimize service response time. We intend to expand the current offering to incorporate advances in knowledge acquisition.

      - EXPAND STRATEGIC ALLIANCES. To broaden our market presence, enter new geographic and vertical markets, and increase adoption of our solutions, we plan to strengthen existing and pursue additional strategic alliances with consultants, systems integrators, value-added resellers and independent software vendors of complementary products. We intend to use these relationships to increase our sales by taking advantage of these organizations' industry expertise, business relationships and sales and marketing resources. Currently, we have strategic alliances with Stratacom, M-Tech, Electronic Data Systems Corporation, Clarify/Amdocs, Remedy, Siebel, Hewlett-Packard, Control F-1, and EPAm Systems. In addition, in 2003 we joined the Consortium for Service Innovation, a national, non-profit alliance of customer service organizations that are working together to address industry-wide challenges. In the future, we plan to increase our service capabilities by pursuing strategic relationships with leading systems integrators and consultants.

      - FURTHER DEVELOP INTERNATIONAL PRESENCE. To capitalize on international opportunities for our knowledge-powered solutions, we have completed the first stage of our product localization efforts, concentrating on European markets. The interface is currently available in French, Spanish, German and Dutch. Furthermore, we intend to expand our international presence through local distributors, including Merlin Information Systems in the United Kingdom.

PRODUCTS

      Our knowledge-powered service and support solutions enable organizations to easily provide customers, partners, suppliers and employees with fast, accurate answers to inquiries across various communication channels including the phone, e-mail, chat and the Web. Based on our software and Cognitive Processor technology, ServiceWare Enterprise software empowers organizations to deliver superior service and support, while reducing expenses. ServiceWare Enterprise includes our ServiceWare Self-Service, ServiceWare Professional and ServiceWare Architect software products.

      SERVICEWARE SELF-SERVICE allows our customers to provide Web-based self-service to their end-users. End-users can access the self-service solution through the Internet or a corporate Intranet. This Web-based customer service and support solution allows self-help users to access the knowledge base at any time, using an easy-to-use, intuitive interface using a natural language query. ServiceWare Self-Service can be customized to adopt the look and feel of our customer's Web site.

      SERVICEWARE AGENT is designed for "Level 1" agents or for any company that needs to provide a complete agent workstation knowledge management center. The functionality of ServiceWare Agent is similar to ServiceWare's other agent-facing application, ServiceWare Professional, but with a portal-based user interface. Agent utilizes a side-by-side search capability, and contributions are made on the same page as the search results to ensure ease of knowledge entry. Agent also includes additional portal-like features, including common links, urgent notices and agent-to-agent collaboration capabilities via e-mail, instant messenger and expertise location.

      SERVICEWARE PROFESSIONAL provides a Web-based application interface for customer service professionals to more easily navigate through the knowledge base, view various components of the knowledge base, capture and revise additional knowledge, and provide accurate answers to end-user questions. ServiceWare Professional includes a complete case management system that serves as a workstation for customer service and support agents. Agents have a visual queue of cases that can be viewed based on skills based routing. The system also contains e-mail and chat components that enable agents to easily communicate with customers and employees without having to pick up the phone. ServiceWare Professional integrates with many types of customer relationship applications to provide a seamless interface for a customer service professional.

      SERVICEWARE ARCHITECT provides a set of knowledge tools that allows customers' quality assurance managers and system administrators to design, manage and maintain knowledge bases. ServiceWare Architect provides quality assurance and workflow capabilities as well as administrative tools for all necessary product suite functions.

      SERVICEWARE EXPRESS is a comprehensive product and services package that includes browser-based applications, technical implementation, training services and customer support. ServiceWare Express is designed to enable midsize enterprises or call center and help desk divisions of large enterprises to effectively utilize corporate knowledge to improve customer satisfaction, enhance service quality and reduce operating costs.

SERVICES

        PROFESSIONAL SERVICES. Our professional services team provides our customers with pre- and post-sales services. Pre-sales consulting services include our business impact analysis, which applies analytical methodologies and an understanding of business processes to help organizations make an informed decision regarding the choice of knowledge management as a technological solution. Post-sales implementation, integration and knowledge management consulting services allow our customers to deploy our customer service and support solutions effectively. In addition, our professional services team offers education and training to enable our customers' internal teams to understand how to use our products, support the implementation and maintain our solutions.

      CUSTOMER SUPPORT. All customers under a maintenance agreement have access to our technical support engineers by telephone, fax or e-mail. In addition, we provide self-service support to our customers on a 24/7 basis through our www.serviceware.com Web site.

TECHNOLOGY AND ARCHITECTURE

      We employ industry-standard technologies to create an object-based open architecture for all of our applications. ServiceWare Enterprise is based on an "n-tiered" architecture, which permits the use of multiple servers for scalability and a clear division of responsibility between our software programs. This division provides flexibility and scalability. The architecture is based on the Java 2 Enterprise Edition or "J2EE" framework that includes components specifically designed to take advantage of each element of the modern Web environment. This enables a configurable, extensible application to be delivered based on current Internet standards.

      At the core of our technology is the Cognitive Processor, which provides self-learning capability to ServiceWare Enterprise. The Cognitive Processor uses patented algorithm technology based on neural network and Bayesian statistical principles. Through these algorithms, the Cognitive Processor is capable of learning from past transactions.

      We are continually updating our software to run in the most common environments. ServiceWare now supports Solaris, Windows 2000 and NT operating environments. We support BEA Weblogic, Macromedia JRUN and IBM Websphere for the application servers.

      We provide an extensive set of integration Application Programming Interfaces or "APIs" that allow us to integrate with a broad range of applications using industry standard protocols. ServiceWare Enterprise is also available as a Web service through ServiceWare's Simple Object Access Protocol or "SOAP" adapter. The SOAP adapter provides the mechanism by which ServiceWare Enterprise is available as a Web service within the enterprise. Any application will be able to utilize the Web service to add and retrieve from a knowledge base and take advantage of our self-learning and self-organizing search technology.

CUSTOMERS

      We have traditionally marketed our products and services to Global 2000 call centers and help desks in a wide range of vertical industries. Cingular Wireless accounted for 12% of our 2003 revenues. The following is a partial list of our other new and follow-on customers during 2003.

   Allegheny Energy                     Hughes Supply
   Allina Health Systems                InterSystems Corporation
   Amgen                                Made2Manage Systems
   AT&T Wireless                        Nestle Waters North America, Inc.
   Aventis                              PAR Technology
   C3I, Inc.                            Prudential Insurance Company of America
   Cingular Wireless                    Qualcomm
   Concord EFS                          Raytheon Company
   Countrywide Home Loans               Respironics
   EATON/Cutler-Hammer                  Schlumberger Information Solutions Ltd.
   EDS                                  Scientific Atlanta
   Fifth Third Bancorp                  Texas Instruments
   Wachovia                             United Health Technologies
   Fourth Shift, a SoftBrands Company   US Cellular
   Gelco Government Services            U.S. Navy
   H&R Block                            U.S. Patent & Trademark Office
   Hewlett-Packard                      Wausau Financial Systems
   HRC Alexandria

SALES AND MARKETING

      We sell our solutions primarily through our direct sales force. We have sales personnel throughout North America and a distributor in the United Kingdom.

      To increase the effectiveness of our direct selling efforts and our penetration of the knowledge management solutions market, we build brand awareness of ServiceWare and our solutions through marketing programs. These programs include print and Web advertisements, direct mailings, public relations activities, seminars and other major industry/partner events, market research and our Web site.

      Our marketing organization creates materials to support the sales process, including brochures, data sheets, case studies, presentations, white papers and demonstrations. In addition, our marketing group helps identify and develop key strategic alliance opportunities and channel distribution relationships.

STRATEGIC ALLIANCES

      We have established strategic alliances with leading providers of e-business software technologies. These alliances augment our sales and marketing initiatives by enabling us to increase market awareness, distribution and market penetration of our solutions and services, as well as to extend the technical and functional application of our knowledge management solutions.

      Historically, we have had several categories of alliances, including distribution, software and services alliances. We have established distribution alliances with leading providers of complementary e-business and CRM technologies who resell or co-market our solutions. We benefit from the lead generation and established marketing capabilities of these firms. In turn, our alliance partners benefit from being able to offer more comprehensive solutions in their product offerings and thereby increase their customers' satisfaction. We currently have alliances with several vendors, including Hewlett Packard, Clarify/Amdocs, Remedy, M-Tech, and Siebel Systems.

      We have established service alliances with leading systems integrators, including Electronic Data Systems Corporation (EDS) and Stratacom to increase our breadth of implementation services both nationally and around the globe. These service alliance partners complete a rigorous training program to become fully certified to implement our solutions, and we continue to work with our service alliance partners as a team to seek a fast, effective path to the deployment of our knowledge management solution to enable our customers to reap the benefits of our knowledge management solution immediately.

      In addition, in 2003 we joined the Consortium for Service Innovation, a national, non-profit alliance of customer service organizations that are working together to address industry-wide challenges.

      We intend to continue to build and refine our strategies in selecting leading alliance partners. We believe that building key relationships with market leaders increases our opportunities in global expansion, enhanced solutions, and continued product innovations.

RESEARCH AND DEVELOPMENT

      Our internal research and development team together with our outside development resources develop our product and service offerings. In conjunction with our outside development resources, we continue to enhance the features and performance of our existing products and services. In addition, we are continuing to develop our products and services to meet our customers' expectations of ongoing innovation and enhancement within our suite of products and services. In 2001, we entered into an agreement with EPAm Systems, of Princeton, New Jersey, and Minsk, Belarus, to augment our research and development capabilities. This relationship gives us access to approximately 500 developers in what we believe to be a cost effective offshore model. EPAm Systems is ISO 9001 certified and has completed complicated projects for major international corporations including Fortune 500 companies. This relationship has allowed us to streamline operating costs and increase productivity. Research and development is conducted by way of a clearly defined process that is a subset of industry standard Rational Unified Process.

      We renewed our agreement with EPAm Systems on April 1, 2002. This agreement states that consulting services will be provided in accordance with specific work orders. Payment for these services is billed as the work is incurred or at a fixed fee agreed upon for the work order. As of December 31, 2003 the agreement remains in effect.

      Our ability to meet our customers' expectations depends on a number of factors, including our ability to identify and respond to emerging technological trends in our target markets, develop and maintain competitive products, enhance our existing products and services by adding features and functionality that differentiate them from those of our competitors and bring products and services to market on a timely basis and at competitive prices. Consequently, we have made, and we intend to continue to make, investments in research and development.

      For a description of our research and development related expenses, see the "Management's Discussion and Analysis of Financial Condition and Results of Operations".

COMPETITION

      Competition in our marketplace is rapidly evolving and intense, and we expect competition to intensify further in the future as current competitors expand their product offerings and new competitors enter the market. Current competitors include in-house developed applications and providers of commercially available knowledge management solutions, including Kana, Inc., eGain Communications Corporation, Kanisa, Inc., and Primus Knowledge Solutions, Inc. We believe that the principal competitive factors affecting our market include referenceable customers, the breadth and depth of a given solution, product quality and performance, core technology, product scalability and reliability, product features and the ability to implement solutions and respond quickly to customer needs.

      Although we believe that we currently compete favorably with respect to the principal competitive factors in our market, we may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources. It is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of industry consolidation.

INTELLECTUAL PROPERTY

      Our success and ability to compete effectively depends, in part, upon our proprietary rights. We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights in our software, documentation and other written materials. These legal protections afford only limited protections for our proprietary rights and may not prevent misappropriation of our technology or deter third parties from developing similar or competing technologies.

      We seek to avoid disclosure of our intellectual property by generally entering into confidentiality or license agreements with our employees, consultants and companies with which we have alliances, and we generally control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products.

      Policing unauthorized use of our proprietary information is difficult, and we may be unable to determine the extent of unauthorized copying or use of our products or technology. Further, third parties who have been granted certain limited contractual rights to use our proprietary information may improperly use or disclose such proprietary information. In addition, certain components of our product suite require us to have licenses from third parties for use. These licenses may be subject to cancellation or non-renewal. In this event, we will be required to obtain new licenses for use of these products, which may not be available on commercially reasonable terms, if at all, and could result in product shipment delays and unanticipated product development costs.

EMPLOYEES


      As of March 28, 2004, we had 56 employees consisting of 17 in sales, 21 in professional services and support, five in research and development, four in marketing, and nine in general and administration. In spite of the difficult economic environment, we continue to believe that one of our strengths is the quality and dedication of our people and the shared sense of being part of a team. We strive to maintain a work environment that fosters professionalism, excellence, and cooperation among our employees.


PROPERTIES

      We own no real property. We terminated the lease for our corporate headquarters located in Oakmont, Pennsylvania as of December 31, 2003 pursuant to a mutual written agreement entered into between us and the owner of such facility. Our new corporate headquarters of approximately 10,400 square feet is located in Pittsburgh, Pennsylvania and leased pursuant to a lease that expires in 2009. We believe that our current office is adequate to support our existing operations. If necessary, however, we believe that we will be able to obtain suitable additional facilities on commercially reasonable terms when needed.

                                LEGAL PROCEEDINGS

      On October 1, 2003, we filed a lawsuit against Primus Knowledge Solutions, Inc. ("Primus") in the United States District Court for the Western District of Pennsylvania. It is our position that Primus has infringed, contributed to the infringement of and induced infringement of our patents. We are seeking the following damages: (1) a judgment that Primus has infringed our patents; (2) preliminary and permanent injunctions enjoining and restraining Primus, its officers, directors, agents, servants, employees, attorneys and all others in active concert or participation with them from directly infringing or inducing or contributing to the infringement of our patents; and (3) a judgment and order requiring Primus to pay damages, together with interest, costs, and reasonable attorneys' fees. In February 2004, Primus filed an answer to our complaint denying our allegations that they infringed our patents. Along with its answer, Primus filed a counterclaim against us claiming, among other things, that our patents are invalid and unenforceable. In addition, Primus's counterclaim asserts claims against us alleging that we, and/or certain of our employees, performed acts constituting unfair competition, tortious interference, breach of non-disclosure promises, misappropriation of trade secrets, disparagement, defamation, a consumer protection act violation, and a Lanham Act violation. We believe that the counterclaim is without merit, we deny any liability to Primus and we intend to vigorously defend against their counterclaims. We are not able to predict the outcome of this lawsuit.

                             MARKET FOR COMMON STOCK


      Our common stock was quoted on the Nasdaq National Market from August 25, 2000 until April 24, 2002 and on the Nasdaq SmallCap Market from April 25, 2002 until May 4, 2003. Since May 5, 2003, our common stock has been traded on the over the counter bulletin board maintained by the National Association of Securities Dealers. On June 1, 2004, the last sale price of our common stock was $0.60 per share. The following table sets forth the range of high and low sale prices for our common stock for the periods indicated.


                                                         HIGH              LOW
                                                         -----            ------
2002
     First Quarter                                       $0.95            $0.33
     Second Quarter                                      $0.55            $0.32
     Third Quarter                                       $0.53            $0.25
     Fourth Quarter                                      $0.60            $0.29
2003
     First Quarter                                       $0.56            $0.22
     Second Quarter                                      $0.51            $0.13
     Third Quarter                                       $0.80            $0.44
     Fourth Quarter                                      $0.71            $0.51
2004
     First Quarter                                       $0.92            $0.58
     Second Quarter (through June XX, 2004)


      As of June 1, 2004, there were approximately 400 holders of record of our common stock. We believe that a substantially larger number of beneficial owners hold shares of our common stock in depository or nominee form.


DIVIDEND POLICY

      We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to finance the expansion of our business.

                             SELECTED FINANCIAL DATA

      The following financial information for the five years ended December 31, 2003 has been derived from our consolidated financial statements. You should read the selected consolidated financial data set forth below along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes.

                                                          FOR THE YEAR ENDED DECEMBER 31,
                                           2003          2002          2001          2000          1999
                                       ------------   ----------    ----------    ----------    ----------
                                                 (in thousands, except share and per share data)
STATEMENT OF OPERATIONS DATA
(Prior year amounts reclassified)

Total revenues ......................  $     11,511   $   10,158    $   12,427    $   17,800    $    7,197

Net loss from continuing operations    $     (2,979)  $   (6,825)   $  (31,486)   $  (21,781)   $  (13,369)

Net (loss) income per common
share, basic and diluted.............
    Continuing operations............  $      (0.12)  $    (0.28)   $    (1.30)   $    (1.65)   $    (2.49)
    Discontinued operations..........             -            -          0.07          0.15          0.61
                                       ------------   ----------    ----------    ----------    ----------
Net loss per share ..................  $      (0.12)  $    (0.28)   $    (1.23)   $    (1.50)   $    (1.88)
                                       ------------   ----------    ----------    ----------    ----------

                                                               AS OF DECEMBER 31,
                                           ----------------------------------------------------------
                                             2003        2002         2001         2000       1999
                                           --------    --------     --------     --------    --------
                                                                 (in thousands)
BALANCE SHEET DATA:
  Total assets.........................    $  8,084    $  8,735     $ 13,886     $ 47,072    $ 26,187
  Long term debt.......................         599         109          443        1,478       2,949
  Redeemable preferred stock ..........           -           -            -            -      21,930


                                           FOR THE THREE MONTHS ENDED MARCH 31,
                                           ------------------------------------

                                                  2004          2003
                                                  ----          ----
STATEMENT OF OPERATIONS DATA
Total revenues...............................   $  1,837        $ 2,126

Net (loss) from continuing operations........   $ (2,710)       $(1,943)

Net (loss) per common share basic and
diluted......................................   $  (0.06)       $ (0.08)
                                                ========        =======

BALANCE SHEET DATA:
Total assets.................................   $ 13,177        $ 6,784
Long term debt...............................        590          1,691


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes.

OVERVIEW

      We are a provider of knowledge-powered support solutions that enable organizations to deliver superior service for customers, employees and partners by transforming information into knowledge. Our solutions allow customers to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. Customers use our knowledge-powered support solutions to achieve some or all of the following benefits:

-     Strengthen relationships with customers, partners, suppliers and employees

-     Decrease operating costs

-     Improve creation, dissemination and sharing of enterprise knowledge

-     Provide easy access to knowledge online on an enterprise-wide basis

-     Integrate seamlessly with existing technology investments

      With ServiceWare Enterprise(TM), our core software product line, our customers can provide personalized, automated Web-based service tailored to the needs of their applicable users. ServiceWare Enterprise is based on our patented self-learning search technology called the Cognitive Processor(R). This technology enables organizations to capture and manage repositories of intellectual capital, or corporate knowledge, in a manner that can be easily accessed by way of a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk. Through the self-learning features of the Cognitive Processor, our ServiceWare Enterprise products provide our customers an intelligent solution in that the solutions have the capability to learn from each interaction and automatically update themselves accordingly.

      The ServiceWare Enterprise suite is comprised of the following software products:

ServiceWare Self-Service(TM):    This product is a Web-based, self-service
                                 product designed for use by an
                                 organization's customers, partners and
                                 employees.

ServiceWare Agent(TM):           This product is designed for use by Level-1
                                 agents or for any company that needs to
                                 provide a complete agent workstation
                                 knowledge management center.

ServiceWare Professional(TM):    This product is designed for use by customer
                                 service, sales and field service personnel.

ServiceWare Architect(TM):       This product is designed for quality
                                 assurance managers and system
                                 administrators.

      In addition to ServiceWare Enterprise, we have created a solution for mid-market companies called ServiceWare Express(TM). ServiceWare Express is a comprehensive product and services package that includes browser-based applications, technical implementation, training services and customer support. ServiceWare Express is designed to enable midsize enterprises or call center and help desk divisions of large enterprises to effectively utilize corporate knowledge to improve customer satisfaction, enhance service quality and reduce operating costs.

      Prior to July 2001, we had two reportable business segments: Software and Content. In July 2001, we completed the sale of all of our Content segment to RightAnswers LLC ("RightAnswers"). The Content segment is reported as a discontinued operations in the 2001 consolidated statement of operations. See Note 6 to our consolidated financial statements.

      In response to poor financial performance and the economic downturn, during 2001 we announced strategic corporate restructuring programs pursuant to which we significantly reduced costs and we focused our business exclusively on revenue growth opportunities in our Software business. As part of the restructuring plans, approximately 180 employees were laid off during 2001. The savings from the restructuring plans offset by a decrease in revenues and increased interest expenses related to our convertible notes resulted in a decrease in our net loss for 2002 to $6.8 million, or $0.28 per share, compared to a loss of $29.7 million, or $1.23 per share for 2001.

      In August 2002, we acquired all existing technology assets, certain customer and vendor contracts of InfoImage, Inc., a privately held enterprise portal company, which filed for bankruptcy protection prior to our agreement to acquire these assets. We paid initial consideration of $115,000 and have paid royalties of $7,000 in 2003 and $0 in 2002. The total amount to be paid in royalties is not to exceed $1.5 million and is predominantly based on future sales of InfoImage products and services. InfoImage's feature product, Decision Portal, provides companies with an enterprise portal framework that consolidates key information from disparate data sources and provides collaboration tools in one unified view.

FACTORS AFFECTING FUTURE OPERATIONS

      Our operating losses, as well as our negative operating cash flow, have been significant to date. We expect to have positive operating margins over time by increasing our customer base without significantly increasing related capital expenditures and other operating costs. We do not know if we will be able to achieve these objectives.

DESCRIPTION OF STATEMENT OF OPERATIONS

Revenues

      We market and sell our products primarily in North America through our direct sales force. Internationally, we market our products through value-added resellers, software vendors and system integrators. International revenues were 7% of total revenues in 2003 and 12% of total revenues in 2002. We derive our revenues from licenses for software products and from providing related services, including installation, training, consulting, customer support and maintenance contracts. License revenues primarily represent fees for perpetual licenses. Service revenues contain variable fees for installation, training and consulting, reimbursements for travel expenses that are billed to customers, as well as fixed fees for customer support and maintenance contracts.

Cost of Revenues

      Cost of license revenues consists primarily of the expenses related to royalties, the cost of media on which our product is delivered, product fulfillment costs and amortization of purchased technology. Cost of service revenues consists of the salaries, benefits, direct expenses and allocated overhead costs of customer support and services personnel, reimbursable expenses for travel that are billed to customers, fees for sub-contractors, and the costs associated with maintaining our customer support site.

Operating Costs

      We classify our core operating costs into four general categories: sales and marketing, research and development, general and administrative, and intangible assets amortization based upon the nature of the costs. Special one-time charges, including restructuring costs, are presented separately as restructuring and other special charges to enable the reader to determine core operating costs. We allocate the total costs for overhead and facilities, based upon headcount, to each of the functional areas that benefit from these services. Allocated charges include general overhead items such as building rent, equipment-leasing costs, telecommunications charges and depreciation expense. Sales and marketing expenses consist primarily of employee compensation for direct sales and marketing personnel, travel, public relations, sales and other promotional materials, trade shows, advertising and other sales and marketing programs. Research and development expenses consist primarily of expenses related to the development and upgrade of our proprietary software and other technologies. These expenses include employee compensation for software developers and quality assurance personnel and third-party contract development costs. General and administrative expenses consist primarily of compensation for personnel and fees for outside professional advisors. Intangible assets amortization expense consists primarily of the amortization of intangible assets acquired through our acquisition of the Molloy Group in 1999. These assets (other than goodwill) are amortized on a straight line basis over their respective estimated useful lives. Restructuring and other special charges consist of costs incurred for restructuring plans and other costs related to the separation of senior executives.

Restructuring and Other Special Charges

      In 2001, we implemented strategic restructurings to reduce our cost structure and focus on revenue growth opportunities in the knowledge management software market. The plans of restructuring included severance and other benefit costs, costs for reduction and relocation of facilities, termination costs for service contracts and an equipment write off. As part of the restructuring plan, 180 employees were laid off during 2001.

      A portion of the restructuring charge related to potential costs for terminating certain real estate leases at our corporate headquarters then located in Oakmont, Pennsylvania, in addition to amounts related to unused capacity within the building. In 2002, we decided not to terminate the lease on the property as anticipated and accordingly reversed approximately $302,000 in exit reserves. Furthermore, a change in the estimate of the termination costs for certain service contracts resulted in a reduction to the restructuring expense of $130,000 in 2002. In 2003, we decided to terminate the lease for the Oakmont, Pennsylvania facility and, as of December 15, 2003, we are leasing office space in Pittsburgh, Pennsylvania.

      A summary of the restructuring activity is as follows (amounts in thousands):

                                                   Reduction and
                                 Severance and     relocation of
                                other benefits      facilities         Other         Total
February 2001 charge            $           471    $       1,231    $      154    $      1,856
July 2001 charge                            550                -             -             550
October 2001 charge                         390                -             -             390
                                --------------------------------------------------------------
Total charges                             1,411            1,231           154           2,796
Payments                                 (1,280)            (233)            -          (1,513)
Changes in estimate                           -             (231)            -            (231)
                                --------------------------------------------------------------
Accrual at December 31, 2001                131              767           154           1,052
Payments                                   (131)            (250)         (154)           (535)
Changes in estimate                           -             (401)            -            (401)
                                --------------------------------------------------------------
Accrual at December 31, 2002                  -              116             -             116
Payments                                      -             (116)            -            (116)
                                --------------------------------------------------------------
Accrual at December 31, 2003    $             -    $           -    $        -    $          -
                                ==============================================================

      In 2001, we incurred other special charges, which consisted of severance costs for senior executives, forgiveness of loans in connection with repurchases of common stock, and income tax gross-ups related to the loan forgiveness in the amount of $1,750,000.

Discontinued Operations

      We sold our Content business segment in July 2001. As a result, all financial data for the Content business has been presented separately as discontinued operations in our 2001 consolidated statement of operations. Net income from discontinued operations in the 2001 consolidated statement of operations represents the net results of operations of the Content business through July 20, 2001, the date of sale.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to allowance for doubtful accounts and intangible assets. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

      We recognize revenues on license fees after a non-cancelable license agreement is signed, the product is delivered, the fee is fixed or determinable and collectible, and there is vendor-specific objective evidence to support the allocation of the total fee to elements of a multiple-element arrangement using the residual method. We recognize revenues on installation, training and consulting on a time-and-material basis. Customer support and maintenance contracts are recognized over the life of the contract.

      Our revenue recognition policy is governed by Statement of Position (SOP) 97-2, "Software Revenue Recognition", issued by the American Institute of Certified Public Accountants (AICPA), as amended by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions". These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software and services transactions. In addition, the AICPA and its Software Revenue Recognition Task Force continue to issue interpretations and guidance for applying the relevant standards to a wide range of sales contract terms and business arrangements that are prevalent in the software industry. Also, the Securities and Exchange Commission (SEC) has issued Staff Accounting Bulletin No. 104 "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC, and the Emerging Issues Task Force of the Financial Accounting Standards Board continues to issue additional guidance on revenue recognition. Future interpretations of existing accounting standards or changes in our business practices could result in future changes in our revenue accounting policies that could have a material effect on our financial condition and results of operations.

Accounts Receivable

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. If the financial condition of these customers were to deteriorate, resulting in an impairment of their ability to make payments, we may be required to increase our allowance of doubtful accounts or to defer revenue until we determine that collectibility is probable. We perform a quarterly analysis to determine the appropriate allowance for doubtful accounts. This analysis includes a review of specific individual balances in our accounts receivable, our history of collections, as well as the overall economic environment.

Intangible Assets and Goodwill

      Since adoption of SFAS No. 142, goodwill is no longer amortized but instead is assessed for impairment at least as often as annually and as triggering events occur. In making this assessment, we rely on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, transactions and our current market value. There are inherent uncertainties related to these factors and management's judgment in applying them to the analysis of goodwill impairment. Since our judgment is involved in performing goodwill valuation analyses, there is risk that the carrying value of our goodwill may be misstated. As a result of implementing SFAS No. 142, expense of $2.3 million was not recognized during 2002 that would have otherwise fully amortized the balance of goodwill. During 2003, we performed the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2003 and determined that we did not have an impairment loss.

TRENDS/UNCERTAINTIES THAT MAY AFFECT OUR BUSINESS AND COMMON STOCK

      Please refer to the Risk Factors discussed elsewhere in this prospectus.

RESULTS OF OPERATIONS

      The following table sets forth consolidated statement of operations data as a percentage of revenues for the periods indicated:

                                                                           FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------------------
                                                            2003                    2002                                2001
                                                        ------------            ------------                           ------
Revenues.............................................

    Licenses ........................................   $  4,934,345    42.9%   $  3,781,220    37.2%   $  5,912,104     47.7%
    Services ........................................      6,577,090    57.1       6,377,130    62.8       6,514,733     52.3
                                                        ------------   -----    ------------   -----    ------------   ------
      Total revenues ................................     11,511,435   100.0      10,158,350   100.0      12,426,837    100.0
                                                        ------------   -----    ------------   -----    ------------   ------
Cost of revenues ....................................
        Cost of licenses ............................        270,325     2.3         969,034     9.5       2,684,633     21.6
        Cost of services ............................      2,923,355    25.4       3,664,867    36.1       8,747,655     70.4
                                                        ------------   -----    ------------   -----    ------------   ------
             Total cost of revenues .................      3,193,680    27.7       4,633,901    45.6      11,432,288     92.0
                                                        ------------   -----    ------------   -----    ------------   ------

Gross margin ........................................      8,317,755    72.3       5,524,449    54.4         994,549      8.0
Operating expenses:
        Sales and marketing .........................      5,116,062    44.5       5,375,205    52.9      13,578,860    109.2
        Research and development ....................      1,961,959    17.0       2,899,142    28.5       6,345,462     51.1
        General and administrative ..................      2,119,126    18.4       2,963,919    29.2       3,631,108     29.2
        Intangible assets amortization ..............        146,746     1.3         346,439     3.4       4,827,995     38.9
        Restructuring and other special charges .....        (20,000)   (0.2)       (419,173)   (4.1)      4,546,535     36.6
                                                        ------------   -----    ------------   -----    ------------   ------
        Total operating expenses ....................      9,323,893    81.0      11,165,532   109.9      32,929,960    265.0

                                                        ------------   -----    ------------   -----    ------------   ------
Loss from operations ................................     (1,006,138)   (8.7)     (5,641,083)  (55.5)    (31,935,411)  (257.0)
Other income (expense) net ..........................     (1,973,167)  (17.1)     (1,184,278)  (11.7)        448,507      3.6
                                                        ------------   -----    ------------   -----    ------------   ------
Loss from continuing operations .....................     (2,979,305)  (25.8)     (6,825,361)  (67.2)    (31,486,904)  (253.4)
Net income from discontinued operations .............              -     0.0               -     0.0       1,240,424     10.0
Net gain from disposal of a business segment ........              -     0.0               -     0.0         532,030      4.3
                                                        ------------   -----    ------------   -----    ------------   ------
Net loss ............................................   $ (2,979,305)  (25.8)%  $ (6,825,361)  (67.2)%  $(29,714,450)  (239.1)%
                                                        ============   =====    ============   =====    ============   ======

YEARS ENDED DECEMBER 31, 2003 AND 2002

REVENUES

      Total revenues increased 13.3% to $11.5 million in 2003 from $10.2 million in 2002. The increase was primarily attributable to a 40% increase in revenue recognized per new contract.

      License revenues increased 30.5% to $4.9 million in 2003 from $3.8 million in 2002. The average amount of revenue recognized per new contract increased to $167,000 in 2003 from $119,000 in 2002, which was the primary reason for the overall increase in license revenues.

      Service revenues increased 3.1% to $6.6 million in 2003 from $6.4 million in 2002. The primary reason for the increase was the increase in the average contract price from 2002 to 2003. Although the number of services contracts from existing customers remained the same from 2002 to 2003, the average contract price increased from $33,000 to $51,000 in 2003.

COST OF REVENUES

      Cost of revenues decreased to $3.2 million in 2003 from $4.6 million in 2002. Cost of revenues as a percentage of revenues decreased to 27.7% from 45.6%. Cost of license revenues decreased to $0.3 million in 2003 from $1.0 million in 2002. As a percentage of revenues, the cost of license revenues decreased to 2.3% from 9.5%. The decrease in the cost of license revenues was primarily attributable to a decrease in product royalties payable to third parties, and a decrease in amortization of purchased technology.

      Cost of service revenues decreased to $2.9 million in 2003 from $3.7 million in 2002. As a percentage of revenues, the cost of service revenues decreased to 25.4% from 36.1%. The decrease in the cost of service revenues was principally the result of an 18.9% decrease in customer support and services personnel to an average of 16 in 2003 from an average of 19 in 2002. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

OPERATING EXPENSES

      SALES AND MARKETING. Sales and marketing expenses decreased to $5.1 million, or 44.4% of revenues, in 2003 from $5.4 million, or 52.9% of revenues, in 2002. The decrease is primarily attributable to the closing of our United Kingdom sales office in July 2003. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

      RESEARCH AND DEVELOPMENT. Research and development expenses decreased to $2.0 million, or 17.0% of revenues, in 2003 from $2.9 million, or 28.5% of revenues, in 2002. The decrease is primarily attributable to the reduced use of a third party for development as a major product release was completed and issued in February 2003. The development resources have been redeployed as services contractors whose cost is now included in cost of services. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased to $2.1 million, or 18.4% of revenues in 2003 from $3.0 million, or 29.2% of revenues in 2002. The decrease resulted primarily from a reduction of depreciation expense due to a reduction in capital spending as well as a reduction in legal expense as we hired an in-house counsel in third quarter 2003. In addition, allocated overhead expenses were significantly less as a result of an overall reduction in overhead spending across the board.

      INTANGIBLE ASSETS AMORTIZATION. Intangible assets amortization decreased to $0.1 million, 1.3% of revenues in 2003 from $0.3 million, or 3.4% of revenues in 2002. Intangible assets amortization consists of the amortization expense for the intangible assets resulting from our acquisition of the Molloy Group in 1999. The decrease is primarily due to components of our intangible assets becoming fully amortized.

      RESTRUCTURING AND OTHER SPECIAL CHARGES. During 2003, There were no restructuring or other special charges, but there was a reversal of a previous accrual in the amount of $20,000. In 2001, we recognized a restructuring charge primarily representing excess facilities costs and severance benefits resulting from reductions in force of approximately 180 employees. A portion of these restructuring charges related to potential costs for terminating certain real estate leases. In 2002, we reduced this accrual by $0.4 million to reflect changes in assumptions made for the initial charge. Additionally, a credit of $0.1 million to restructuring expense was recorded in 2002 representing a change in the estimate of termination costs for certain service contracts.

      Other special charges in 2002 of $112,000 consisted of adjustments to a tax gross-up related to forgiveness of stockholder loans and a reserve for accrued interest related to outstanding stockholder loans.

      OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest income received from short-term investments, interest expense and amortization expense related to our convertible notes entered into in second quarter 2002 and bank borrowings. Other expense, net increased to $2.0 million in 2003 from $1.2 million in 2002. The increase was primarily the result of increased interest expense incurred in conjunction with our convertible notes as well as a decrease in interest earned on investments. The interest expense primarily represents amortization of the beneficial conversion feature recognized in conjunction with the issuance of the convertible notes, in addition to the 10% interest, amortization of the discount, and debt issue costs on the convertible notes.

YEARS ENDED DECEMBER 31, 2002 AND 2001

REVENUES

      Total revenues decreased 18.3% to $10.2 million in 2002 from $12.4 million in 2001 caused by a variety of factors. The biggest factor was and continues to be the poor economic climate. This has translated into significant cuts in enterprise software purchases and stagnant IT purchasing for our principal target market, Fortune 1000 companies.

      License revenues decreased 36.0% to $3.8 million in 2002 from $5.9 million in 2001. Although the number of contracts with new customers increased to 21 in 2002 from 14 in 2001, the average amount recognized per contract decreased to $119,000 in 2002 from $357,000 in 2001, which was the primary reason for the overall decrease in license revenues. The decrease in license revenues from contracts with new customers was offset in part by an increase in license revenues from contracts with existing customers. In 2002, there were 31 contracts with existing customers averaging $41,000 per contract, which was an increase from 2001 where there were 26 contracts averaging $25,000 per contract.

      Service revenues decreased 2.1% to $6.4 million in 2002 from $6.5 million in 2001. A $0.1 million increase in the amount of software maintenance revenue was offset by a $0.2 million decrease in the amount of professional service revenues. Professional services revenues decreased as a result of a 9.6% decrease in billable hours rendered.

COST OF REVENUES

      Cost of revenues decreased to $4.6 million in 2002 from $11.4 million in 2001. Cost of revenues as a percentage of revenues decreased to 45.6% from 92.0%. Cost of license revenues decreased to $1.0 million in 2002 from $2.7 million in 2001. As a percentage of revenues, cost of license revenues decreased to 9.5% from 21.6%. The decrease in the cost of license revenues was primarily attributable to a decrease in product royalties payable to third parties, costs incurred only in 2001 for equipment for specific implementations, and a decrease in amortization of purchased technology, which was fully amortized in July 2002.

     Cost of service revenues decreased to $3.7 million in 2002 from $8.7 million in 2001. As a percentage of revenues, cost of service revenues decreased to 36.1% from 70.4%. The decrease in the cost of service revenues was principally the result of a 42.4% decrease in customer support and services personnel to an average of 19 in 2002 from an average of 33 in 2001 primarily attributable to the 2001 restructurings. In addition, there was a decrease in the use of third parties to perform services and a decrease in travel and recruiting expenses.

OPERATING EXPENSES

      SALES AND MARKETING. Sales and marketing expenses decreased to $5.4 million, or 52.9% of revenues, in 2002 from $13.6 million, or 109.2% of revenues, in 2001. The decrease is attributable to a reduction in sales and marketing staff of 53.4% to an average of 24 in 2002 from an average of 52 in 2001 primarily attributable to the 2001 restructurings and a decrease in expenses for marketing programs of 87.4% to $0.3 million in 2002 from $2.5 million in 2001. Additionally, significant decreases in commission expense, travel and recruiting costs contributed to the decrease in sales and marketing expenses.

      RESEARCH AND DEVELOPMENT. Research and development expenses decreased to $2.9 million, or 28.5% of revenues, in 2002 from $6.3 million, or 51.1% of revenues, in 2001. The decrease is principally the result of a 61.8% reduction in software development staffing levels to an average of seven in 2002 from an average of 18 in 2001 primarily attributable to the 2001 restructurings.

      GENERAL AND ADMINISTRATIVE. General and administrative expenses decreased to $3.0 million, or 29.2% of revenues in 2002 from $3.6 million, or 29.2% of revenues in 2001. The decrease was primarily attributable to a

50.0% reduction in general and administrative staffing levels to an average of 11 in 2002 from an average of 22 in 2001 and reductions of bad debt, third party contractor and legal and accounting expenses.

      INTANGIBLE ASSETS AMORTIZATION. Intangible assets amortization decreased to $0.3 million, or 3.4% of revenues in 2002 from $4.8 million, or 38.9% of revenues in 2001. Intangible assets amortization consists of the amortization expense for intangible assets resulting from our acquisition of the Molloy Group in 1999. The decrease is primarily the result of the implementation of new accounting rules that discontinue the amortization of goodwill.

      RESTRUCTURING AND OTHER SPECIAL CHARGES. During 2002, there were no restructuring or other special charges, but there was a reversal of a previous accrual. Restructuring and other special charges decreased to $(0.4) million in 2002 from $4.5 million, or 36.6% of revenues, in 2001. In 2001, restructuring charges totaling $2.6 million primarily represent excess facilities costs and severance benefits resulting from reductions in force of approximately 180 employees in 2001. A portion of these restructuring charges related to potential costs for terminating certain real estate leases. However, in 2002, we were able to sublease a significant portion of our unused space and decided not to terminate the lease. Consequently, we reduced this accrual by $0.4 million in 2002 to reflect changes in assumptions made for the initial charge. Additionally, a credit of $0.1 million to restructuring expense was recorded in 2002 representing a change in the estimate of termination costs for certain service contracts.

      Other special charges in 2002 of $112,000 consist of adjustments to a tax gross-up related to forgiveness of stockholder loans and a reserve for accrued interest related to outstanding stockholder loans. Other special charges in 2001 consist of $1.1 million in costs recognized in conjunction with forgiveness of stockholder loans to certain executives in connection with their severance agreements and the related taxes as well as severance costs for senior executives of $0.6 million and a reserve for stockholder loans of $0.3 million.

      OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest expense and amortization expense related to our convertible notes entered into in second quarter 2002 and bank borrowings offset by interest income received from short-term investments. Other income (expense), net decreased to $(1.2) million in 2002 from $449,000. The decrease was primarily the result of increased interest expense incurred in conjunction with our convertible notes as well as a decrease in interest earned on investments. The interest expense primarily represents amortization of the beneficial conversion feature recognized in conjunction with the issuance of the convertible notes, in addition to the 10% interest, amortization of the discount, and debt issue costs on the convertible notes.


THREE MONTHS ENDED MARCH 31, 2004 AND 2003



REVENUES



      Total revenues decreased 13.6% to $1.8 million in first quarter 2004 from $2.1 million in first quarter 2003. License revenues decreased 56.6% to $0.2 million in first quarter 2004 from $0.5 million in first quarter 2003; the decrease resulting primarily from a reduction in the number of new customers sold. The average license revenue recognized from sales to new customers was $112,000 down 21.1% from $142,000 in first quarter 2003, and the average license revenue from existing customers was $38,000 in first quarter 2004 down 28.3% from $53,000 in first quarter 2003. There was only one new license sale to customers in first quarter 2004 compared to four in the first quarter 2003, and the number of sales of additional licenses to existing customers increased to three in first quarter 2004 from two in first quarter 2003.



      Service revenues remained consistent at $1.6 million in first quarter 2004 and first quarter 2003.



COST OF REVENUES



      Cost of revenues remained consistent at $0.8 million in first quarter 2004 and first quarter 2003. Cost of revenues as a percentage of revenues increased to 45.5% from 39.8% as a consequence of our lower revenues, resulting in a gross margin of 54.5% for the first quarter 2004 compared to 60.2% for first quarter 2003.

      Cost of license revenues increased to $64,000 in first quarter 2004 from $44,000 in first quarter 2003. Cost of license revenues as a percentage of revenues increased to 3.5% from 2.1%. The increase in the cost of license revenues was primarily attributable to prepaid product royalties to third parties being fully utilized in 2003.



      Cost of service revenues decreased 3.7% in first quarter 2004 from first quarter 2003. Cost of service revenues as a percentage of revenues increased to 42.1% from 37.7% as a consequence of our lower revenues.



OPERATING EXPENSES



      SALES AND MARKETING. Sales and marketing expenses decreased 27.7% to $1.0 million, or 54.5% of revenues, in first quarter 2004 from $1.4 million, or 65.1% of revenues, in first quarter 2003. The decrease is primarily attributable to the closing of an office in the United Kingdom in July 2003 as well as a reduction in sales commission expense.



      RESEARCH AND DEVELOPMENT. Research and development expenses decreased 8.4% in first quarter 2004 from first quarter 2003. Research and development expenses as a percentage of revenues increased to 32.4% from 30.5% as a consequence of our lower revenues.



      GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 41.6% to $0.9 million, or 46.4% of revenues in first quarter 2004 from $0.6 million, or 28.3% of revenues in first quarter 2003. Increases resulted from the accrual of an executive bonus plan put into place for 2004 and warrants granted as part of the rent settlement discussed in the Legal Proceedings item in this 10-Q.



      INTANGIBLE ASSETS AMORTIZATION. There was no intangible assets amortization recorded in first quarter 2004 compared to $65,000 or 3.1% of revenues in first quarter 2003 as a result of components of our intangible assets becoming fully amortized.



      RESTRUCTURING AND OTHER SPECIAL CHARGES. There were no special charges recorded in first quarter 2004. The $20,000 credit in the first quarter 2003 was due to changes in estimates related to restructuring charges taken in 2001.



OTHER INCOME (EXPENSE), NET



Other income (expense), net consists primarily of interest income on short-term investments, offset by interest expense and other fees related to our bank borrowings. First quarter 2004 results reflect a net expense of $1.3 million or 68.7% of revenues compared to a net expense of $0.5 million or 25.5% of revenues in first quarter 2003. The interest expense primarily represents amortization of the beneficial conversion feature recognized in conjunction with the issuance and amendment of the convertible notes, in addition to the 10% interest, amortization of the debt discount, and debt issue costs on the convertible notes. The beneficial conversion feature was fully amortized in first quarter 2004 as a result of terms of the equity funding obtained in first quarter 2004. With no current debt, we do not expect any significant amount of interest expense in the near future.


LIQUIDITY AND CAPITAL RESOURCES

      Historically, we have satisfied our cash requirements primarily through private placements of convertible preferred stock and common stock, our initial public offering, and incurrence of debt.

      In October 2002, we entered into a loan and security agreement with Comerica Bank - California (the "Bank"). The agreement allowed for a revolving line of credit and a term loan. In conjunction with this agreement, a warrant was issued to the Bank to purchase 50,000 shares of our Common Stock at an exercise price of $0.46 per share, with a 10-year term. The warrant includes assignability to Bank's affiliates, antidilution protection and a net exercise provision. In addition, the Bank can require us to repurchase the warrant for $69,000 after a change of control. Borrowings under the loan agreement were collateralized by essentially all of our tangible and intangible assets. At

December 31, 2003, we had a $250,000 balance outstanding under the revolving line of credit. In January 2004, we repaid the borrowings under the line of credit and the line of credit was terminated.


      We incurred a net loss of $3.0 million for 2003 and a net loss of $2.7 million in first quarter 2004. Over the past three years, we have taken substantial measures to reduce our costs and we believe that we have improved our chances of achieving profitability in 2004 if we are able to increase our revenues.


      Net cash used in operating activities in 2003, 2002, and 2001 was principally the result of our net losses. The amount of cash used in current operations was substantially lower during 2003 due to our improved performance.

      Net cash provided by investing activities in 2003 was primarily attributable to the sale of short-term investments offset by property and equipment acquisitions. The increased spending for property and equipment was due to purchasing furniture for the Pittsburgh office relocation and updating of obsolete computer equipment. Net cash used in investing activities in 2002 was primarily attributable to the purchase of short-term investments. Net cash provided by investing activities in 2001 was primarily attributable to the sale of short-term investments.

      Net cash used in financing activities in 2003 was primarily due to the repayment of borrowings under our revolving line of credit. Net cash provided by financing activities in 2002 was primarily from the proceeds received upon issuance of our convertible notes and borrowings under our revolving line of credit. Net cash provided by financing activities in 2001 was primarily from borrowings under our revolving line of credit.


      Net cash used for operating activities in the first three months of 2004 is principally the result of our net loss reduced by non-cash expense items. The net cash used for operating activities was only $547,000 due to the large amount of non-cash items.



      Net cash used in investing activities in the first three months of 2004 is primarily due to the purchase of short term investments.



      Net cash provided by financing activities was $7,187,000 in the first three months of 2004, which is primarily due to the proceeds from the equity funding reduced by the repayment of a borrowing under our revolving line of credit, which is now terminated.



      As of March 31, 2004, we had $8.0 million in cash and cash equivalents and short-term investments. In January 2004, we received proceeds of $7.4 million, net of expenses, in funding to finance our operations and the development of our business. The additional funding was raised through a private placement of equity securities consisting of 12,307,692 shares of common stock and five-year warrants to purchase 6,153,846 shares of common stock at $0.72 per share. On February 10, 2004, our convertible notes were converted into common stock as part of the terms of the equity funding.


      Our ability to continue as a business in our present form is largely dependent on our ability to generate additional revenues, reduce overall operating expenses, and achieve profitability and positive cash flows . We believe that we have the ability to do so and plan to fund 2004 operations through operating revenue and cash balances.



      If we require additional financing, there can be no assurance that additional capital will be available to us on reasonable terms, if at all, when needed or desired. If we raise additional funds through the issuance of equity, equity-related or debt securities, such securities may have rights, preferences or privileges senior to those of the rights of our common stock. Furthermore, because of the low trading price of our common stock, the number of shares of new equity or equity-related securities that we may be required to issue may be greater than it otherwise would be. As a result, our stockholders may suffer significant additional dilution. Further, the issuance of debt securities could increase the risk or perceived risk of our company.


CONTRACTUAL OBLIGATIONS

      As of December 31, 2003, we are obligated to make cash payments in connection with our capital leases, debt and operating leases. The effect of these obligations and commitments on our liquidity and cash flows in future periods are listed below. All of these arrangements require cash payments over varying periods of time.

Some of these arrangements are cancelable on short notice and others require termination or severance payments as part of any early termination. Included in the table below are obligations for continuing operations.

                                         Payments due by period (in thousands)
                                -------------------------------------------------------------
                                  Total         Less than 1 year      1-3 years     4-5 years
                                -------------------------------------------------------------
Convertible notes               $  3,733 (1)    $          3,733     $         -    $       -
Revolving advance                    250 (2)                 250               -            -
Capital lease obligations            105                      48              48            9
Operating lease obligations        1,100                     119             420          561
                                -------------------------------------------------------------
Total contractual obligations   $  5,188        $          4,150     $       468    $     570
                                =============================================================

(1)   On February 10, 2004, the notes were converted into common stock.

(2)   On January 5, 2004, the revolving advance was repaid.

      In January 2004, one of the capital leases with a balance of $55,560 relating to office equipment was cancelled. A new agreement was entered into for five years. The total obligation relating to the new agreement is $94,980. The agreement expires in December 2008.

OFF-BALANCE SHEET ARRANGEMENTS

      We have no material off-balance sheet debt or other unrecorded obligations other than the items noted in the above table.

RECENT ACCOUNTING PRONOUNCEMENTS

      In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which provides guidance on the accounting for costs associated with exit or disposal activities unrelated to an acquisition. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The implementation of SFAS No. 146 has not had a material impact on our results of operations.

      In November 2002, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables", which provides further guidance on accounting for contracts that involve multiple revenue-generating activities or deliverables and is effective for agreements entered into in fiscal periods beginning after June 15, 2003. EITF 00-21 has not had a material impact on our results of operations.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). This interpretation expands the disclosure requirements of guarantee obligations and requires the guarantor to recognize a liability for the fair value of the obligation assumed under a guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying instrument that is related to an asset, liability, or equity security of the guaranteed party. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, "Accounting for Derivatives and Hedging" ("SFAS No. 133"), a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance. The disclosure requirements of FIN 45 were effective as of December 31, 2002. The recognition requirements of FIN 45 were to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of the standard had no impact on our results of operations for 2003.

      Under the indemnification provisions of our standard product license agreement, we guarantee to defend and indemnify the licensee against any proceeding based upon infringements of any patent, copyright, trade secret or other intellectual property right by the products we license to our customers. We do not expect to incur any infringement liability as a result of the customer indemnification clauses as of December 31, 2003.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. We do not have any variable interest entities.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement are to be prospectively applied effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has not had a material impact on our results of operations.

      Effective May 1, 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. On November 7, 2003, the FASB issued FASB Staff Position No. 150-3, which allows entities, who meet certain criteria, to defer the effective date for periods beginning after December 15, 2004. We do not expect the adoption of this statement to have a material impact on our consolidated financial statements.

                           FORWARD LOOKING STATEMENTS

      Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution investors that statements contained in this prospectus regarding our intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. We caution you that these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those anticipated as a result of risks and uncertainties including, but not limited to, risks related to revenue expectations, our software strategy, fluctuations in customer demand, performance of outside distributors and resellers, use of the Web as a delivery vehicle for customer support solutions, risks resulting from new product introductions, integration of acquired products with current offerings, and customer acceptance of new products, rapid technological change, risks associated with competition, continued growth in the use of the Internet, our ability to retain and increase revenue from existing customers and to execute agreements with new customers, unforeseen expenses, our ability to attract and retain qualified personnel and to secure necessary financing for our operations and business development, and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.

                                   MARKET RISK

      Nearly all of our revenues recognized to date have been denominated in United States dollars and are primarily from customers in the United States. We have a European distributor located in London, England. Revenues from international clients were 7% percent in 2003 and 12% in 2002, and nearly all of these revenues were denominated in United States dollars. In the future, a portion of the revenues we derive from international operations may be denominated in foreign currencies. Furthermore, to the extent we engage in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make our services less competitive in international markets. Although currency fluctuations are currently not a material risk to our operating results, we will continue to monitor our exposure to currency fluctuations and when appropriate, consider the use of financial hedging techniques to minimize the effect of these fluctuations in the future. We cannot assure you that exchange rate fluctuations will not harm our business in the future. We do not currently utilize any derivative financial instruments or derivative commodity instruments.

      Our interest income is sensitive to changes in the general level of United States interest rates, particularly because the majority of our investments are in short-term instruments. Since we no longer have any debt, we are not currently subject to material interest rate risk.

                        DIRECTORS AND EXECUTIVE OFFICERS

The following table identifies our current executive officers and directors:


                                                                              Capacities in
                    Name                     Age                              Which Served
------------------------------------------   ---     --------------------------------------------------------------
Kent Heyman...............................    48     President, Chief Executive Officer and Director

Scott Schwartzman.........................    41     Chief Operating Officer, Chief Financial Officer and Treasurer

Thomas Unterberg..........................    73     Director

Robert Hemphill, Jr. .....................    60     Director

Timothy Wallace...........................    46     Director

Bruce Molloy..............................    50     Director


      Kent Heyman joined our board of directors in February 2002. As a Class III director, Mr. Heyman's term as a director will expire in 2006. Mr. Heyman was employed as our president and chief executive officer in September 2001. From June 1996 to December 2000, he served as senior vice president at Mpower Communications, a facilities-based communications provider. Prior to his tenure at Mpower, Mr. Heyman served as litigation department chairman and lead trial counsel for Dowling Magarian Aaron and Heyman, a law firm in Fresno, California. Mr. Heyman earned a doctor of law (J.D.) degree from the University of the Pacific's McGeorge School of Law, and received a bachelor's degree from California State University, Fresno.

      Scott Schwartzman has served as our chief financial officer and secretary since February 2003 and our chief operating officer since October 2001. From October 2000 to October 2001, Mr. Schwartzman served as our vice president of global enterprise services. From September 1998 to September 2000, Mr. Schwartzman served as vice president of professional services at Firepond, Inc., a provider of e-business selling solutions. From February 1994 to August 1998, Mr. Schwartzman served in a variety of positions, including director of professional services, for SAP America, an Enterprise Resource Planning (ERP) software company. Prior to his tenure at SAP, Mr. Schwartzman held positions in operations and systems management at Star Dynamic Corporation, Dep Corporation and Revlon Corporation. Mr. Schwartzman received a Bachelor of Science degree in business administration from Syracuse University.

      Robert Hemphill, Jr. has served as a director since June 2001. As a Class I Director, Mr. Hemphill's term in office will expire in 2004. Mr. Hemphill is a co-founder and managing director of Toucan Capital Corp., a private equity and venture capital investment company formed in 1996. Prior to founding Toucan Capital Corp., from 1981 to 1996, Mr. Hemphill co-founded and was employed by AES Corporation, a leading global power company, most recently serving as executive vice president. Mr. Hemphill serves on the board of directors of AES Corporation (an energy production and distribution company), the National Museum of American History (Smithsonian Institute) and on the advisory board of other private companies. Mr. Hemphill received a bachelor's degree from Yale University, a graduate degree in political science from the University of California, Los Angeles and a master's degree in business administration from George Washington University.

      Timothy Wallace joined our board of directors in 1994. As a Class II Director, Mr. Wallace's term in office will expire in 2005. Mr. Wallace currently is the chairman and chief executive officer of Full Tilt Solutions, a business-to-business software company, which he joined in January 2000. Prior to Full Tilt, Mr. Wallace was the president and chief executive officer of Xerox Connect, a network integration technology company from May 1998 through December 1999. From May 1996 until May 1998, Mr. Wallace was the president, chief executive officer and a director of XLConnect Solutions, which he founded. Xerox Connect acquired XLConnect in May 1998. From 1991 to 1996, Mr. Wallace was the vice president of professional services of The Future Now, a national systems integration company. Mr. Wallace received a Bachelor of Science degree in business administration from Indiana University of Pennsylvania and a master's degree in business administration from Miami University of Ohio.

      Thomas Unterberg has served as a director since June 2001. As a Class I Director, Mr. Unterberg's term in office will expire in 2004. Mr. Unterberg is a co-founder and, since June 1989, has served as a chairman of C.E. Unterberg, Towbin, L.P., an investment banking firm. Mr. Unterberg currently serves on the boards of directors of Electronics for Imaging, Inc., PDLD (an optical communications company), Reasoning (an automated software inspection company), Rumson-Fair Haven Bank & Trust Company, and Club One, LLC (a fitness club company). Mr. Unterberg is a graduate of Princeton University and received a master's degree in business administration from the Wharton School, University of Pennsylvania.

      Bruce Molloy has served as a member of our board of directors since July 1999. As a Class III director, Mr. Molloy's term in office will expire in 2006. Mr. Molloy founded the Molloy Group and served as its chief executive officer and chairman of the board from October 1992 until we acquired that company in July 1999. Subsequent to our acquisition of the Molloy Group, Mr. Molloy served as a consultant with us from July 1999 through January 2001. From January 2001 until October 2002, Mr. Molloy was a self-employed consultant. Since October 2002, Mr. Molloy has served as chief executive officer of Connotate Technologies, Inc., a software technology firm. Mr. Molloy is the inventor of the patented Cognitive Processor(R) used in our products. Mr. Molloy received a Bachelor of Arts degree in music and physics from Columbia University.

      None of our executive officers or directors is related to any other executive officer or to any of our directors. Our executive officers are elected annually by our board of directors and serve until their successors are duly elected and qualified.

                             EXECUTIVE COMPENSATION

      The following table shows, for the fiscal years ended December 31, 2003, 2002, and 2001, the cash compensation paid by us, as well as certain other compensation paid or accrued for such year, to our chief executive officer and other executive officers during 2003. Such table also indicates all capacities in which they served.


                                                                                                   Long Term
                                                                                                  Compensation
                                                                   Annual Compensation               Awards
                                                      ------------------------------------------  ------------
                                                                                     Other
                  Name and                                                          Annual
                 Principal                                                          Compen-         Options
                  Position                     Year   Salary ($)      Bonus ($)    sation ($)         (#)
----------------------------------------       ----   ----------      ---------   -----------     ------------
Kent Heyman, president and                     2003     226,173            --       1,406                 --
 chief executive officer (1)                   2002     225,000            --       5,500(2)         800,000
                                               2001      74,063            --          --            500,000

Scott Schwartzman, chief operating             2003     189,135         7,500          --            250,000
 officer and chief financial officer           2002     175,000        10,000          --            250,000
                                               2001     175,000            --          --            500,000(3)



(1) Mr. Heyman commenced employment with us in September 2001, and therefore, the compensation shown for him for 2001 is for the period from September 2001 through December 2001.

(2)   Includes contributions by us under our 401(k) Plan.

(3) 50,000 of the options granted to Mr. Schwartzman in 2001 were canceled in September 2002 and reissued with a new price in March 2003.

      None of the individuals listed above received perquisites or personal benefits during any of the years indicated in excess of the lesser of $50,000 or 10% of his annual salary and bonus. The amount of such benefits to all executive officers as a group during any of the years indicated was less than 10% of their aggregate annual salaries and bonuses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Our compensation committee currently consists of Thomas Unterberg and Timothy Wallace. Neither of the members of our compensation committee has ever been an officer or employee of our company. None of our executive officers has served or serves as a member of our compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee. There are no, and during 2003 there were no, compensation committee interlocks.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

      Under the provisions of Kent Heyman's employment agreement and our executive compensation plan, Mr. Heyman is entitled to a salary of $225,000 per year with a target bonus of $125,000 for 2004. Mr. Heyman can earn up to 150% of the target bonus based on our EBITDA performance during 2004. In addition, Mr. Heyman will be granted options to purchase 800,000 shares of stock with vesting over three years. The employment agreement expires on January 25, 2005, unless sooner terminated. Mr. Heyman is also entitled to participate in all of our standard benefit plans.

      Under the provisions of Scott Schwartzman's employment agreement and our executive compensation plan, Mr. Schwartzman is entitled to a salary of $195,000 per year with a target bonus of $100,000 for 2004. Mr. Schwartzman can earn up to 150% of the target bonus based on our EBITDA performance during 2004 and his individual performance. In addition, Mr. Schwartzman will be granted options to purchase 500,000 shares of stock with vesting over three years. The employment agreement expires on January 25, 2005, unless sooner terminated. Mr. Schwartzman is also entitled to participate in all of our standard benefit plans.

      Under their employment agreements, each of Mr. Heyman and Mr. Schwartzman is entitled to a severance package equal to six months of their base salary if their employment with us is terminated without cause or as a result of a change of control. Additionally, 100% of their annual bonus is automatically payable as a result of a change of control, with 50% paid at the closing of the transaction effecting the change of control and the balance paid at the earlier of nine months after the closing or upon termination as a result of a change of control.

OPTION GRANTS IN LAST FISCAL YEAR

      The table below sets forth information regarding all stock options granted in the 2003 fiscal year under our stock option plans to our executive officers named in the Summary Compensation Table above.

                                          % of
                                          Total                 Market
                         Number of       Options                Price
                        Securities     Granted to               or Fair                    Potential Realized Value at
                        Underlying      Employees                Value                        Assumed Annual Rates of
                          Options       in Fiscal   Exercise    on Date    Expiration     Stock Price Appreciation (1)
                         Granted          Year        Price    of Grant       Date         5%                      10%
                        ----------     ----------   --------   ---------   ----------     --------             --------
Kent Heyman                     0          N/A         N/A        N/A             N/A     $     0              $      0
Scott Schwartzman         250,000        30.5%       $0.26      $0.26       3/31/2013     $40,878              $103,593

--------------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of our stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

      The following table shows aggregate exercises of options during 2003 and the values of options held as of December 31, 2003, by our executive officers named in the Summary Compensation Table above.

                                                                                   Value of unexercised
                                                         Number of unexercised     in-the-money options
                                                          options December 31,     December 31, 2003 (1)
                   Shares acquired                          2003 Exercisable          Exercisable
                    on exercise        Value realized    (E)/Unexercisable (U)     (E)/Unexercisable (U)
------------------ ---------------     --------------    ---------------------     ---------------------
Kent Heyman                  -                   -            1,150,000 E               $343,500 E
                                                                150,000 U               $ 28,500 U
Scott Schwartzman            -                   -              700,000 E               $220,500 E
                                                                250,000 U               $ 66,000 U

(1) Amounts shown are based upon the closing sale price for our common stock on December 31, 2003, which was $0.60 per share.

COMPENSATION OF DIRECTORS

Our directors do not receive any cash compensation for their services as directors, but we reimburse directors for reasonable and necessary expenses incurred in connection with attendance at meetings of our board of directors and other company business. On March 21, 2002, pursuant to our 2000 Stock Incentive Plan, we granted to each of Messrs. Hemphill, Molloy, Unterberg and Wallace options to purchase 285,000 shares of our common stock. The exercise price of these options is $0.40 per share, and one-half of the options vest on each of March 21, 2003 and 2004. On October 15, 2003, we granted Mr. Wallace options to purchase 150,000 shares of our common stock. The exercise price of these options is $0.26 per share, and one-half of the options vest on each of October 15, 2004 and 2005.

      From time to time, members of our board of directors have previously been granted options to purchase shares of our common stock. See "Security Ownership" for disclosure of vested options held by each director.

                               SECURITY OWNERSHIP


      The following table sets forth, as of June 1, 2004 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by each director, by each executive officer, by all executive officers and directors as a group and by each person known by us to be a beneficial owner of more than 5% of our outstanding common stock.




                                                                                   Number of Shares         Percent of Shares
               Name and Address of Beneficial Owner                              Beneficially Owned (1)      Outstanding (2)
--------------------------------------------------------------------------       ----------------------     ------------------
(i)     Certain Beneficial Owners:

C.E. Unterberg, Towbin Holdings, Inc......................................           18,505,618(3)                34.8%
        350 Madison Avenue
        New York, NY  10017

(ii)    Directors and executive officers:

Kent Heyman, President, Chief Executive Officer and Director..............            1,333,791(4)                 2.5%

Scott Schwartzman, Chief Operating Officer and Chief Financial Officer....            1,012,844(5)                 1.9%

Robert Hemphill, Jr., Director............................................              285,000(6)                   *

Bruce Molloy, Director....................................................            1,724,234(7)                 3.3%

Thomas Unterberg, Chairman of                                                         2,571,033(8)                 4.9%
       the Board

Timothy Wallace, Director.................................................              462,700(9)                   *

(iii)   All directors and executive officers as a group (6 persons):......            7,389,602(10)               13.2%


--------------------
* Less than 1%.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the person and entities named in the table have sole voting and investment power with respect to all shares.


(2) Applicable percentage of ownership for each holder is based on 52,479,974 shares of common stock outstanding on June 1, 2004, plus any common stock equivalents (convertible securities) and presently exercisable stock options or warrants held by each such holder, and options or warrants held by each such holder which will become exercisable within 60 days after the date of this prospectus.


(3) Information is based on information provided by the beneficial owner as of March 25, 2004, and assuming no changes in beneficial ownership since that time other than the purchase of shares of our common stock on the open market by C.E. Unterberg, Towbin, LLC as a market maker of our common stock. Includes warrants exercisable for 626,923 shares of our common stock and other shares of our common stock owned by this beneficial owner or its affiliates. The warrants and shares referred to in the preceding sentence are held variously by the following entities with which C.E. Unterberg, Towbin Holdings, Inc. is affiliated: C.E. Unterberg, Towbin, LLC, C. E. Unterberg, Towbin Capital Partners, I, L.P.; C.E. Unterberg, Towbin Private Equity Partners II, L.P.; C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P.; UT Technology Partners I, LP, UT Technology Partners II, LP and UT Technology Fund Ltd. C.E. Unterberg Towbin Holdings, Inc. disclaims beneficial ownership of shares of common stock and warrants owned by Mr. Thomas Unterberg.

(4) Mr. Heyman's shares include 1,150,000 shares of our common stock underlying options which are presently exercisable.

(5) Mr. Schwartzman's shares include 875,000 shares of our common stock underlying options which are presently exercisable.

(6) Mr. Hemphill's shares consist of 285,000 shares of our common stock underlying options which are presently exercisable.

(7) Mr. Molloy's ownership includes 25,000 shares of our common stock owned by Mr. Molloy's wife and 379,125 shares of our common stock underlying options which are presently exercisable.


(8) Information is based on information provided by the beneficial owner as of March 25, 2004, and assumes no changes in beneficial ownership since that time. Includes 1,170,288 shares (including warrants exercisable for 125,000 shares of our common stock) owned by the following entities with respect to which Mr. Unterberg has or shares voting power: Marjorie and Clarence E. Unterberg Foundation, Inc., Bella and Israel Unterberg Foundation, Inc., Ellen U. Celli Family Trust and Emily U. Satloff Family Trust. Mr. Unterberg disclaims beneficial ownership of shares of common stock and warrants owned by C.E. Unterberg Towbin, Holdings, Inc., other entities in which he is a member or partner and their affiliates except as to his proportionate interest in such entities. Includes options to purchase 146,625 shares owned by Mr. Unterberg. Excludes 12,500 shares of our common stock owned by Mr. Unterberg's wife, as to which Mr. Unterberg disclaims beneficial ownership.


(9) Mr. Wallace's shares include 462,000 shares of our common stock underlying options which are presently exercisable.

(10)  See Notes 4 through 9.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table provides information regarding options, warrants or other rights to acquire equity securities under our equity compensation plans as of December 31, 2003:

                                NUMBER OF SECURITIES TO        WEIGHTED-AVERAGE          NUMBER OF SECURITIES
                                BE ISSUED UPON EXERCISE        EXERCISE PRICE OF       REMAINING AVAILABLE FOR
                                OF OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,      FUTURE ISSUANCE UNDER
                                  WARRANTS AND RIGHTS         WARRANTS AND RIGHTS      EQUITY COMPENSATION PLANS
--------------------------      -----------------------       -------------------      -------------------------
EQUITY COMPENSATION PLANS               5,668,960                   $0.4720                   4,812,820
 APPROVED BY
 SECURITY HOLDERS

EQUITY COMPENSATION PLANS                 164,814                   $2.7519                   N/A
 NOT APPROVED BY
 SECURITY HOLDERS
                                        ---------                   -------                   ---------
TOTAL                                   5,833,774                   $0.5365                   4,812,820
                                        ---------                   -------                   ---------

                           RELATED PARTY TRANSACTIONS


      We entered into a note purchase agreement on May 6, 2002 with C. E. Unterberg, Towbin Private Equity Partners II-Q, L.P., C. E. Unterberg, Towbin Private Equity Partners II, L.P., certain other entities affiliated with Mr. Unterberg, a member of our board of directors, and other investors pursuant to which we agreed to issue and sell to those investors 10% convertible promissory notes for an aggregate principal amount of $3,000,000. Under the note purchase agreement, we paid the placement agent, C.E. Unterberg, Towbin, L.P. a cash fee of $250,000. On June 19, 2002, we amended the note purchase agreement to increase the amount of convertible notes issuable to $3,250,000. Of the $3,250,000 of convertible notes issued, convertible notes with an aggregate principal amount of $2,635,000 were acquired by Mr. Unterberg and entities affiliated with him, who collectively owned approximately 20% of our stock prior to the acquisition of convertible notes. The note purchase agreement provided for a maturity date of 18 months from the closing date, interest at 10% per annum, and a conversion price of $0.30 per share. In March 2003, our convertible notes were amended to extend the maturity date to July 15, 2004 and to reduce the conversion price to $0.25 per share. Interest can be paid in cash or additional convertible notes, at our option. On October 31, 2002, April 30, 2003 and October 31, 2003 we issued additional convertible notes in payment of interest due on those dates. The convertible notes were senior unsecured obligations that ranked senior to all future subordinated indebtedness, pari passu to all existing and future senior, unsecured indebtedness and subordinate to all existing and future senior secured indebtedness. All of the convertible notes were converted into common stock in February 2004.




      In January 2004, C.E. Unterberg, Towbin, LLC served as one of the placement agents for us in connection with our private placement of an aggregate of 12,307,692 shares of common stock and warrants to purchase up to an aggregate of 6,153,846 shares of common stock. In connection with the private placement, C.E. Unterberg, Towbin, LLC received a placement fee of $240,000 and agent warrants to acquire 184,615 units, each unit consisting of one share of our common stock and a warrant to purchase an additional one-half share of our common stock. Affiliates of C.E. Unterberg, Towbin, LLC purchased $455,000 of units in the private placement. In addition, entities with respect to which Thomas Unterberg has or shares voting power purchased $162,500 of units in the private placement.

                            SELLING SECURITY HOLDERS


      The selling security holders, including their transferees, pledgees, donees or any of their successors in interest may, from time to time, offer and sell shares of our common stock pursuant to this prospectus.



      The selling security holders received their respective shares being registered under this prospectus from the conversion on February 10, 2004, of convertible promissory notes held by them or from the purchase of securities in a private placement transaction on January 30, 2004.



      Convertible notes with an initial principal amount of $3,250,000 were issued in May and June 2002 to twelve investors. C.E. Unterberg, Towbin, L.P. received a cash fee of $250,000 as placement agent for the convertible notes. These promissory notes bore interest at 10% per year, were initially due in November 2003 and were initially convertible into shares of our common stock at $.30 per share. In accordance with the terms of the convertible notes, we paid the accrued interest on the notes on each interest payment date by issuing additional convertible promissory notes upon the same terms as the original notes. In payment of the accrued interest on the convertible promissory notes, we issued additional convertible promissory notes in the following amounts:
$135,681 on October 31, 2002, $169,284 on April 30, 2003 and $177,748 on October
31, 2003. In March 2003, the holders of the convertible promissory notes agreed to an amendment of the notes under which the maturity date of the notes was extended until July 2004 and the conversion price was reduced to $.25 per share. The terms of our January 30, 2004 private placement required the conversion of at least 80% of our convertible promissory notes. As of February 10, 2004, the outstanding balance of all our convertible promissory notes was $3,838,467, all of which were converted into 15,353,868 shares of our common stock at $.25 per share.



      In connection with the initial issuance of our convertible promissory notes, we were required to register all shares issuable upon conversion of the notes. On June 19, 2002, we filed a registration statement on Form S-3 with the Commission covering the registration of up to 12,458,333 shares of our common stock issuable upon conversion of all of the convertible promissory notes that were issued by us in May and June 2002 and that could have been issued in payment of the contracted interest through the initial maturity date of the notes. Since none of our convertible promissory notes were converted into shares of our stock during the effectiveness of this registration statement, no shares of our common stock were sold under this registration statement. As we were no longer eligible to have our shares of common stock registered under an S-3 registration statement as a result of being delisted from the Nasdaq Stock Market as of May 5, 2003, the registration statement was no longer effective after that date.



      The registration rights agreement we entered into with the purchasers of our convertible notes also provides them with demand registration rights and piggyback registration rights on future registrations of our stock. The shares of stock issued upon conversion of our convertible notes are being registered under this prospectus as a consequence of these registration rights.



      On January 30, 2004, we issued 12,307,692 shares of our common stock and five year warrants to purchase an additional 6,153,846 shares at $.72 per share in a private placement for a total consideration of $8,000,000, equating to a purchase price of $.65 for each share of stock and warrant to purchase one-half share of stock. We received net proceeds of approximately $7,400,000 after expenses of the private placement. C.E. Unterberg, Towbin, LLC and Emerging Growth Equities, Ltd. served as placement agents and in consideration of services rendered received cash fees of $ 480,000 and five year warrants to purchase 369,230 units for $0.65 per unit. Each unit that may be acquired upon exercise of the placement agents' warrants consists of one share of our common stock and an additional five year warrant to acquire one-half of a share of our common stock for $.72 per share. The placement agent compensation was divided equally between C.E. Unterberg, Towbin, LLC and Emerging Growth Equities, Ltd. Emerging Growth Entities, Ltd. is an independent third party who does not have any other relationship with us.



      With respect to the private placement we agreed to register the shares of common stock acquired and those issuable upon exercise of the warrants. We were required to file this registration statement by March 30, 2004, and to cause it to become effective by June 28, 2004, to avoid penalties, which are calculated at the rate of 1% of the purchase price of the securities per month.



      The following table sets forth certain information concerning the warrants and common stock held by the selling security holders. Because the terms of the warrants allow for adjustments in the number of shares issuable upon their exercise, we do not know the actual number of shares of common stock that may be acquired and offered by the selling security holders. The number of shares of common stock covered by this prospectus includes the number of shares of common stock that may be acquired by the selling security holders upon exercise of the warrants based on our current capitalization. The number of shares of common stock ultimately acquired and offered by the selling security holders may, however, differ from the actual number of shares of common stock specified in this prospectus, in which case we may file an amendment or supplement to this prospectus.



      Each of the individuals named in the table below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as provided under applicable law and except as set forth in the footnotes to the table. With respect to entities named in the table below, the individuals with voting and investment power are indicated in the footnotes to the table.



      The selling security holders listed in the table below have the right to sell the number of shares of common stock indicated opposite their respective names. The table sets forth information about common stock held of record by the selling security holders as of the date of this prospectus plus the number of shares of common stock that may be obtained upon the exercise of the warrants acquired on January 30, 2004, and as adjusted to reflect the sales of all shares of common stock eligible for sale in this offering. Beneficial ownership is determined in accordance with the rules of the SEC. Information with respect to ownership has been furnished by the respective selling security holders.

                                                                                                           Number of Shares and
                                                                                      Number of Shares to      Percentage of
                                                                                       be Offered for the   Common Stock to be
                                                                 Number of Shares        Account of the    owned by the Selling
                                                                 owned before this      Selling Security   Security Holder after
                       Selling Security Holder                       Offering                Holder          the Offering (62)
---------------------------------------------------------------- -----------------    -------------------- ------------  -------
Abrahamson, Steven A. (1)                                              45,000                45,000                  -      -

Art, Jonathan (2)                                                     225,000               225,000                  -      -

Bella & Israel Unterberg Foundation (3)                                87,500                75,000             12,500      *

Birchmere Ventures, II, L.P. (4)                                    1,460,705             1,174,991            285,714      *

Brightfield Partners, L.P. (5)                                      1,134,318             1,134,318                  -      -

Brightfield Partners, II, L.P. (6)                                    466,378               466,378                  -      -

Brightfield Offshore Fund Ltd (7)                                     274,304               274,304                  -      -

C.E. Unterberg, Towbin Private Equity Partners II, L.P. (8)         1,226,608             1,180,698             45,910      *

C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P. (9)       8,797,398             8,486,165            311,233      *

C.E. Unterberg, Towbin Capital Partners I, L.P. (10)                1,871,680             1,260,179            611,501   1.2%

Celli, Ellen U. (11)                                                  309,996               309,996                  -      -

Crestview Capital Master, LLC (12)                                  1,615,500             1,615,500                  -      -

E&M RP Trust (13)                                                     450,000               450,000                  -      -

Erlanger, Jack (14)                                                   112,500               112,500                  -      -

Finkle, S. Marcus (15)                                                157,500               157,500                  -      -

Gallups, Jeffrey M. and Dr. Nancy H. (JTWROS) (16)                    112,500               112,500                  -      -

Genovese, Richard (17)                                                346,155               346,155                  -      -

Glita, Michael and Joan (JTWROS) (18)                                 112,500               112,500                  -      -

Griffith, Kerry and Kathy Lavitt (19)                                 112,500               112,500                  -      -

J.M. Hull Associates, L.P.(20)                                        150,000               150,000                  -      -

LaddCap Value Partners, LP (21)                                       375,000               375,000                  -      -

Lavitt, Wendy (22)                                                    112,500               112,500                  -      -

Lavitt, Mel S. (23)                                                   112,500               112,500                  -      -

Lavitt, Meredith (24)                                                 112,500               112,500                  -      -

Marjorie and Clarence E. Unterberg Foundation, Inc. (25)              920,288               744,423            175,865      *

Mehra, Raj (26)                                                       600,000               600,000                  -      -

Movsovitz, Larry (27)                                                 112,500               112,500                  -      -

National City Bank of Pennsylvania, Trustee under the
Agreement dated June 29, 1981, Buchanan Ingersoll, P.C.
Retirement Plan Share of William R. Newlin (28)                        73,313                47,553             25,760      *

Newlin, William R. (29)                                               129,524               118,884             10,640      *

North Sound Legacy Institutional Fund LLC (30)                        332,308               332,308                  -      -

North Sound Legacy International Fund Ltd (31)                        553,846               553,846                  -      -

North Sound Legacy Fund LLC (32)                                       36,923                36,923                  -      -

OGI Associates LLC (33)                                             1,050,000             1,050,000                  -      -

P.A.W. Long Term Partners, L.P. (34)                                  900,000               900,000                  -      -

Estate of John P. Rosenthal (35)                                      234,996              234,996                   -      -

Satloff, Emily U. (36)                                                286,572               234,996             51,576      *

SF Capital Partners Ltd. (37)                                       2,625,000             2,625,000                  -      -

Sherrerd, John J.F. (38)                                              852,299               845,994              6,305      *

Sherry, C. Edward (39)                                                112,500               112,500                  -      -

Stanley Cohen TTEE FBO Stanley Cohen 2003 Irrevocable
Retirement Annuity Trust #2 DTD 6/1/03 (40)                           150,000               150,000                  -      -

Stern, Jerome (41)                                                     75,000                75,000                  -      -

Stern, Shai and Michelle (JTWROS) (42)                                 49,038                49,038                  -      -

Straus Partners L.P. (43)                                           1,125,000             1,125,000                  -      -

Straus-Gept Partners, L.P. (44)                                       750,000               750,000                  -      -

Stuart Schapiro Money Purchase Plan (45)                               60,000                60,000                  -      -

Thomas I. Unterberg TTEE FBO Emily
  U. Satloff  Family Trust U/A/D 3/25/93 (46)                          75,000                75,000                  -      -

Thomas I. Unterberg TTEE FBO Ellen
  U. Celli Family Trust U/A/D 3/25/93 (47)                             87,500                75,000             12,500      *

The Timkin Living Trust U/A/D 9/14/99 (48)                            577,500               577,500                  -      -

Turkel Partners, L.P. (49)                                            150,000               150,000                  -      -

Unterberg, Thomas I. (50)                                           1,400,745               939,993            460,752      *

UT Technology Partners, I, L.P. (51)                                  840,000               840,000                  -      -

UT Technology Partners, II, L.P. (52)                                 126,000               126,000                  -      -

UT Technology Fund LTD (53)                                            84,000                84,000                  -      -

Vertical Ventures LLC (54)                                            412,500               412,500                  -      -

Vitel Venture Corporation (55)                                        461,538               461,538                  -      -

Whipple, James T. (56)                                                 60,000                60,000                  -      -

Winton Capital Holdings (57)                                          291,230               291,230                  -      -

Zinc Partners, L.P. (58)                                              178,306               178,306                  -      -

Zinc Partners II, L.P. (59)                                             1,797                 1,797                  -      -

Zinc Partners Offshore, Ltd. (60)                                     269,897               269,897                  -      -

TOTALS                                                             35,825,662            33,815,406          2,010,256    N/A



* Less than 1%.



(1) Mr. Abrahamson owns 30,000 shares of common stock and warrants to purchase 15,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(2) Mr. Art owns 150,000 shares of common stock and warrants to purchase 75,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(3) The Bella & Israel Unterberg Foundation acquired 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock in the private placement transaction on January 30, 2004. Thomas I. Unterberg, Mary Debare and Andrew Arno each have sole power to vote and dispose of the shares held by the Bella & Israel Unterberg Foundation. See footnote
      (50) with respect to the beneficial ownership of Mr. Unterberg. Mr. Unterberg and Mr. Arno are affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Mr. Arno is the Chief Executive Officer of C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Mr. Arno have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(4) The shares owned by Birchmere Ventures II, L.P. include 1,174,991 shares acquired upon the conversion of the convertible notes on February 10, 2004. Gary G. Glausser, Chuck Dietrick, Ned Renzi and Sean Sebastian each have the sole power to vote and dispose of the shares held by Birchmere Ventures II, L.P.

(5) Brightfield Partners, L.P. acquired 756,212 shares of common stock and warrants to purchase 378,106 shares of common stock in the private placement transaction on January 30, 2004. Kenneth Epstein and Alan Bernstein each have sole power to vote and dispose of the shares held by Brightfield Partners, L.P.



(6) Brightfield Partners, II, L.P. acquired 310,919 shares of common stock and warrants to purchase 155,459.5 shares of common stock in the private placement transaction on January 30, 2004. Kenneth Epstein and Alan Bernstein each have sole power to vote and dispose of the shares held by Brightfield Partners, II, L.P.



(7) Brightfield Offshore Fund, Ltd. acquired 182,869 shares of common stock and warrants to purchase 91,434.5 shares of common stock in the private placement transaction on January 30, 2004. Kenneth Epstein and Alan Bernstein each have sole power to vote and dispose of the shares held by Brightfield Offshore Fund, Ltd.



(8) The shares owned by C.E. Unterberg, Towbin Private Equity Partners II, L.P. include 1,180,698 shares acquired upon the conversion of the convertible notes on February 10, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. Thomas I. Unterberg and Michelle O'Connor each have the sole power to vote and dispose of the shares held by C.E. Unterberg, Towbin Private Equity Partners, II, L.P. Mr. Unterberg and Ms. O'Connor are both affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Ms. O'Connor is a portfolio manager at C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Ms. O'Connor have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(9) The shares owned by C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P. include 8,486,165 shares acquired upon the conversion of the convertible notes on February 10, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. Thomas I. Unterberg and Michelle O'Connor each have the sole power to vote and dispose of the shares held by C.E. Unterberg, Towbin Private Equity Partners, II-Q, L.P. Mr. Unterberg and Ms.
      O'Connor are both affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LCC and Ms. O'Connor is a portfolio manager at C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Ms. O'Connor have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(10) The shares owned by C.E. Unterberg, Towbin Capital Partners I, L.P. include 1,260,179 shares acquired upon the conversion of the convertible notes on February 10, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. Thomas
      I. Unterberg and Michelle O'Connor each have the sole power to vote and dispose of the shares held by C.E. Unterberg, Towbin Capital Partners I, L.P. Mr. Unterberg and Ms. O'Connor are both affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Ms. O'Connor is a portfolio manager of C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Ms. O'Connor have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(11) Ms. Celli acquired 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock, in the private placement transaction on January 30, 2004. The shares owned by Ms. Celli also include 234,996 shares acquired upon conversion of the convertible notes on February 10, 2004.



(12) Crestview Capital Master, LLC owns 1,077,000 shares of common stock and warrants to purchase 538,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Stewart Funk, Robert Hart, Richard Levy and Dan Warsh have shared power to vote and dispose of the shares held by Crestview Capital Master, LLC. Mr. Funk, Mr. Hart, Mr. Levy and Mr. Warsh are all affiliates of a broker-dealer. They are all managers of Crestview Capital Partners, LLC, the general partner of Crestview

      Capital Master, LLC. They have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.



(13) E&M RP Trust owns 300,000 shares of common stock and warrants to purchase 150,000 shares of common stock, all of which were acquired in the private placement on January 30, 2004. Edmund H. Shea, Jr. has the sole power to vote and dispose of the shares held by E&M RP Trust.



(14) Mr. Erlanger owns 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(15) Mr. Finkle owns 105,000 shares of common stock and warrants to purchase 52,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(16) Drs. Jeffrey and Nancy Gallups own 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Each of Jeffrey Gallups and Nancy Gallups has sole power to vote and dispose of the shares held jointly by them.



(17) Mr. Genovese owns 230,770 shares of common stock and warrants to purchase 115,385 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(18) Mr. and Mrs. Glita own 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Each of Mr. and Mrs. Glita has sole power to vote and dispose of the shares held jointly by them.



(19) Ms. Lavitt and Mr. Griffith own 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Ms. Lavitt and Mr. Griffith have shared power to vote and dispose of the shares held jointly by them.



(20) J.M. Hull Associates, L.P. acquired 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock in the private placement transaction on January 30, 2004. James Mitchell Hull has the sole power to vote and dispose of the shares held by J.M. Hull Associates, L.P.



(21) Laddcapp Value Partners, L.P. acquired 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock in the private placement transaction on January 30, 2004. Robert B. Ladd has the sole power to vote and dispose of the shares held by Laddcapp Value Partners, L.P.



(22) Ms. Wendy Lavitt acquired 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock in the private placement transaction on January 30, 2004. Ms. Wendy Lavitt is an affiliate of a broker-dealer. Ms. Wendy Lavitt has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(23) Mr. Lavitt acquired 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock in the private placement transaction on January 30, 2004. Mr. Lavitt is an affiliate of a broker-dealer. Mr. Lavitt has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(24) Ms. Meredith Lavitt acquired 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(25) The Marjorie and Clarence E. Unterberg Foundation, Inc. acquired 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock in the private placement transaction of January 30, 2004. Thomas I. Unterberg, Mary Debare and Andrew Arno each have the sole power to vote and dispose of the shares held by the Marjorie and Clarence E. Unterberg Foundation, Inc. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. The shares owned by the Marjorie and Clarence E. Unterberg Foundation, Inc. also include 594,423 shares acquired upon conversion of the convertible notes on February 10, 2004. Mr. Unterberg and Mr. Arno are affiliates of a broker-dealer. Mr. Unterberg is the Chairman of C.E. Unterberg, Towbin, LLC and Mr. Arno is the Chief Executive Officer of C.E. Unterberg, Towbin, LLC. Mr. Unterberg and Mr. Arno have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(26) Raj Mehra owns 400,000 shares of common stock and warrants to purchase 200,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(27) Mr. Movsovitz owns 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(28) The shares owned by National City Bank of Pennsylvania, Trustee under the Agreement dated 6/29/1981, Buchanan Ingersoll, P.C. Retirement Plan Share of William R. Newlin include 47,553 shares acquired upon the conversion of the convertible notes on February 10, 2004. William R. Newlin has sole power, and Erika Surratt and Raymond Rafferty have shared power to vote and dispose of the shares held by National City Bank of Pennsylvania, Trustee under the Agreement dated 6/29/1981, Buchanan Ingersoll, P.C. Retirement Plan Share of William R. Newlin. Ms. Surratt and Mr. Rafferty share power to vote and dispose of the stock per Mr. Newlin's instructions. See footnote (29) with respect to the beneficial ownership of Mr. Newlin.



(29) The shares owned by William R. Newlin include 118,884 shares acquired upon the conversion of the convertible notes on February 10, 2004.



(30) North Sound Legacy Institutional Fund, LLC acquired 221,539 shares of common stock and warrants to purchase 110,769.5 shares of common stock in the private placement transaction on January 30, 2004. Thomas McAuley has the sole power to vote and dispose of the shares held by North Sound Legacy Institutional Fund, LLC.



(31) North Sound Legacy International Fund, Ltd. acquired 369,231 shares of common stock and warrants to purchase 184,615.5 shares of common stock in the private placement transaction on January 30, 2004. Thomas McAuley has the sole power to vote and dispose of the shares held by North Sound Legacy International Fund, Ltd.



(32) North Sound Legacy Fund, LLC acquired 24,615 shares of common stock and warrants to purchase 12,307.5 shares of common stock in the private placement transaction on January 30, 2004. Thomas McAuley has the sole power to vote and dispose of the shares held by North Sound Legacy Fund, LLC.



(33) OGI Associates, LLC acquired 700,000 shares of common stock and warrants to purchase 350,000 shares of common stock in the private placement transaction on January 30, 2004. George A. Weiss and Jason Kerp each have sole power to vote and dispose of the shares held by OGI Associates, LLC. Mr. Weiss is an affiliate of a broker-dealer. He controls George Weiss Associates, Inc. Mr. Weiss has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(34) P.A.W. Long Term Partners, L.P. acquired 600,000 shares of common stock and warrants to purchase 300,000 shares of common stock in the private placement transaction on January 30, 2004. Peter A. Wright has the sole power to vote and dispose of the shares held by P.A.W. Long Term Partners, L.P.



(35) The shares owned by the Estate of John P. Rosenthal include 234,996 shares acquired upon the conversion of the convertible notes on February 10, 2004.

(36) The shares owned by Ms. Satloff include 234,996 shares acquired upon the conversion of the convertible notes on February 10, 2004.



(37) SF Capital Partners, Ltd. acquired 1,750,000 shares of common stock and warrants to purchase 875,000 shares of common stock in the private placement transaction on January 30, 2004. Michael A. Roth and Brian J. Stark each have sole power to vote and dispose of the shares held by SF Capital Partners, Ltd. Mr. Roth and Mr. Stark are both affiliates of broker-dealers. They control Reliant Trading and Shepherd Trading Ltd. Mr. Roth and Mr. Stark have confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there were no agreements, understandings, or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(38) The shares owned by Mr. Sherrerd include 845,994 shares acquired upon the conversion of the convertible notes on February 10, 2004.



(39) Mr. Sherry owns 75,000 shares of common stock and warrants to purchase 37,500 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(40) Stanley Cohen, Trustee, for the benefit of the Stanley Cohen 2003 Irrevocable Retirement Annuity Trust #2 acquired 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock in the private placement transaction on January 30, 2004. Stanley Cohen has the sole power to vote and dispose of the shares held by Stanley Cohen, Trustee, for the benefit of the Stanley Cohen 2003 Irrevocable Retirement Annuity Trust #2.



(41) Mr. Jerome Stern owns 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004.



(42) Mr. and Mrs. Shai Stern own 32,692 shares of common stock and warrants to purchase 16,346 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Each of Mr. and Mrs. Stern has sole power to vote and dispose of the shares held jointly by them.



(43) Straus Partners, L.P. acquired 750,000 shares of common stock and warrants to purchase 375,000 shares of common stock in the private placement transaction on January 30, 2004. Mickey Straus has the sole power to vote and dispose of the shares held by Straus Partners, L.P.



(44) Straus-Gept Partners, L.P. acquired 500,000 shares of common stock and warrants to purchase 250,000 shares of common stock in the private placement transaction on January 30, 2004. Mickey Straus has the sole power to vote and dispose of the shares held by Straus-Gept Partners, L.P.



(45) The Stuart Schapiro Money Purchase Plan acquired 40,000 shares of common stock and warrants to purchase 20,000 shares of common stock in the private placement transaction on January 30, 2004. Stuart Schapiro has the sole power to vote and dispose of the shares held by the Stuart Schapiro Money Purchase Plan.




(46) Thomas I. Unterberg, Trustee, for benefit of Emily U. Satloff Family Trust U/A/D 3/25/93 acquired 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock in the private placement transaction on January 30, 2004. Thomas I. Unterberg has the sole power to vote and dispose of the shares held by Thomas I. Unterberg, Trustee, for benefit of Emily U. Satloff Family Trust U/A/D 3/25/93. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. Mr. Unterberg is an affiliate of a broker-dealer. He is the Chairman of C.E. Unterberg, Towbin, LLC. Mr. Unterberg has confirmed to us that the securities were acquired to be sold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(47) Thomas I. Unterberg, Trustee, for benefit of Ellen U. Celli Family Trust U/A/D 3/25/93 acquired 50,000 shares of common stock and warrants to purchase 25,000 shares of common stock in the private placement transaction on January 30, 2004. Thomas I. Unterberg has the sole power to vote and dispose of the shares held by Thomas I. Unterberg, Trustee, for benefit of Ellen U. Celli Family Trust U/A/D 3/25/93. See footnote (50) with respect to the beneficial ownership of Mr. Unterberg. Mr. Unterberg is an affiliate of a broker-dealer. He is the Chairman of C.E. Unterberg, Towbin, LLC. Mr. Unterberg has confirmed to us that the securities were acquired to be sold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(48) The Timkin Living Trust U/A/D 9/14/99 acquired 385,000 shares of common stock and warrants to purchase 192,500 shares of common stock in the private placement transaction on January 30, 2004. William R. Timkin and Judith P. Timkin each have sole power to vote and dispose of the shares held by The Timkin Living Trust U/A/D 9/14/99.



(49) Turkel Partners, L.P. acquired 100,000 shares of common stock and warrants to purchase 50,000 shares of common stock in the private placement transaction on January 30, 2004. Scott Turkel has the sole power to vote and dispose of the shares held by Turkel Partners, L.P.



(50) The shares owned by Thomas I. Unterberg include 939,993 shares acquired upon the conversion of the convertible notes on February 10, 2004. Thomas
     I. Unterberg serves on our board of directors. Mr. Unterberg has beneficial ownership of 2,571,033 shares before this offering, 1,909,416 of which are being registered for sale under this prospectus. If all of these shares are sold in this offering, Mr. Unterberg would have beneficial ownership of 661,617 shares which represents 1.3% of our common stock. This beneficial ownership reflects ownership by Thomas I. Unterberg and his affiliated entities and is based on information provided by the beneficial owner as of March 25, 2004, and assumes no changes in beneficial ownership since that time. Includes 1,170,288 shares (including warrants exercisable for 125,000 shares of our common stock) owned by the following entities with respect to which Mr. Unterberg has or shares voting power: Marjorie and Clarence E. Unterberg Foundation, Inc., Bella and Israel Unterberg Foundation, Inc., Ellen U. Celli Family Trust and Emily U. Satloff Family Trust. Mr. Unterberg disclaims beneficial ownership of shares of common stock and warrants owned by C.E. Unterberg, Towbin Holdings, Inc., other entities in which he is a member or partner and their affiliates except as to his proportionate interest in such entities. Includes options to purchase 146,625 shares owned by Mr. Unterberg. Excludes 12,500 shares of our common stock owned by Mr. Unterberg's wife, as to which Mr. Unterberg disclaims beneficial ownership. Mr. Unterberg is an affiliate of a broker-dealer. He is the Chairman of C.E. Unterberg, Towbin, LLC. Mr. Unterberg has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(51) U.T. Technology Partners I, L.P. acquired 560,000 shares of common stock and warrants to purchase 280,000 shares of common stock in the private placement transaction on January 30, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. James W. Weil has the sole power to vote and dispose of the shares held by U.T. Technology Partners I, L.P. Mr. Weil is an affiliate of a broker-dealer. He is a partner at C.E. Unterberg, Towbin, LLC. Mr. Weil has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(52) U.T. Technology Partners II, L.P. acquired 84,000 shares of common stock and warrants to purchase 42,000 shares of common stock in the private placement transaction on January 30, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. James W. Weil has the sole power to vote and dispose of the shares held by U.T. Technology Partners II, L.P. Mr. Weil is an affiliate of a broker-dealer. He is a partner at C.E. Unterberg, Towbin, LLC. Mr. Weil has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(53) U.T. Technology Fund, Ltd. acquired 56,000 shares of common stock and warrants to purchase 28,000 shares of common stock in the private placement transaction on January 30, 2004. This selling stockholder is affiliated with C.E. Unterberg, Towbin Holdings, Inc. See footnote (61) with respect to the beneficial ownership of C.E. Unterberg, Towbin Holdings, Inc. James
     W. Weil has the sole power to vote and dispose of the shares held by U.T. Technology Fund, Ltd. Mr. Weil is an affiliate of a broker-dealer. He is a partner at C.E. Unterberg,

     Towbin, LLC. Mr. Weil has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(54) Vertical Ventures, LLC acquired 275,000 shares of common stock and warrants to purchase 137,500 shares of common stock in the private placement transaction on January 30, 2004. Josh Silverman has the sole power to vote and dispose of the shares held by Vertical Ventures, LLC.



(55) Vitel Venture Corporation acquired 307,692 shares of common stock and warrants to purchase 153,846 shares of common stock in the private placement transaction on January 30, 2004. Mark Tompkins has the sole power to vote and dispose of the shares held by Vitel Venture Corporation.



(56) Mr. Whipple owns 40,000 shares of common stock and warrants to purchase 20,000 shares of common stock, all of which were acquired in the private placement transaction on January 30, 2004. Mr. Whipple is an affiliate of a broker-dealer. Mr. Whipple has confirmed to us that the securities were acquired to be resold in the ordinary course of business and that there are no agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.



(57) Winton Capital Holdings acquired 194,153 shares of common stock and warrants to purchase 97,076.5 shares of common stock in the private placement transaction on January 30, 2004. Marc Belzberg has the sole power to vote and dispose of the shares held by Winton Capital Holdings.



(58) Zinc Partners, L.P. acquired 118,871 shares of common stock and warrants to purchase 59,435.5 shares of common stock in the private placement transaction on January 30, 2004. Brad Zipper has the sole power to vote and dispose of the shares held by Zinc Partners, L.P.



(59) Zinc Partners II, L.P. acquired 1,198 shares of common stock and warrants to purchase 599 shares of common stock in the private placement transaction on January 30, 2004. Brad Zipper has the sole power to vote and dispose of the shares held by Zinc Partners II, L.P.



(60) Zinc Partners Offshore, Ltd. acquired 179,931 shares of common stock and warrants to purchase 89,965.5 shares of common stock in the private placement transaction on January 30, 2004. Brad Zipper has the sole power to vote and dispose of the shares held by Zinc Partners Offshore, Ltd.



(61) C.E. Unterberg, Towbin Holdings, Inc. and its affiliated entities have beneficial ownership of 18,505,618 shares before this offering, 11,977,042 of which are being registered for sale under this prospectus. If all of these shares are sold in this offering, C.E. Unterberg, Towbin Holdings, Inc. would have beneficial ownership of 6,528,576 shares which represents 12.4% of our common stock. This beneficial ownership is based on information provided by the beneficial owner as of March 25, 2004, and assumes no changes in beneficial ownership since that time other than the purchase of shares of our common stock on the open market by C.E. Unterberg, Towbin, LLC as a market maker of our common stock. Includes warrants exercisable for 626,923 shares of our common stock and other shares of our common stock owned by C.E. Unterberg, Towbin Holdings, Inc. or its affiliates. The warrants and shares referred to in the preceding sentence are held variously by the following entities with which C.E. Unterberg, Towbin Holdings, Inc. is affiliated: C.E. Unterberg, Towbin, LLC, C. E. Unterberg, Towbin Capital Partners, I, L.P.; C.E. Unterberg, Towbin Private Equity Partners II, L.P.; C.E. Unterberg, Towbin Private Equity Partners II-Q, L.P.; UT Technology Partners I, LP, UT Technology Partners II, LP and UT Technology Fund Ltd. C.E. Unterberg, Towbin Holdings, Inc. disclaims beneficial ownership of shares of common stock and warrants owned by Mr. Thomas Unterberg.



(62) Assumes the sale in this offering of all shares available for sale under this offering by the respective security holder.



Information concerning any change to the selling security holders will be set forth in prospectus supplements or post-effective amendments to the registration statement from time to time, if required.

No selling security holder is a registered broker-dealer or an affiliate of a broker-dealer unless otherwise indicated in the above footnotes.

                              PLAN OF DISTRIBUTION

     The selling security holders, or their respective transferees, pledgees, donees or any of their successors in interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling security holders), may sell the securities from time to time.

         The shares of common stock may be sold in one or more transactions:

     -   at fixed prices that may be changed;

     -   at prevailing market prices at the time of sale;

     -   at prices related to prevailing market prices; or

     -   at negotiated prices.

     These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:

     - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     -   in the over-the-counter market;

     - in transactions other than on these exchanges or services or in the over-the-counter market (privately negotiated transactions);

     - through the writing and exercise of options, whether these options are listed on an options exchange or otherwise;

     -   through the settlement of short sales; or

     -   in a combination of such transactions.

     In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.


     Selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock and deliver the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. However, shares registered under this prospectus may not be used to cover short positions created before the effective date of the registration statement of which this prospectus is a part.


     In order to comply with the securities laws of some jurisdictions, if applicable, the holders of common stock may sell in some jurisdictions through registered or licensed broker-dealers. If broker-dealers are used in the sale, unless otherwise indicated in a prospectus supplement with respect to the securities being offered thereby, the selling security holder will sell such securities to the broker-dealers as principals. The broker-dealers may then resell such securities to the public at varying prices to be determined by such broker-dealers at the time of resale.

     Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling security holder. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling security holders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

     The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

     The selling security holders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling security holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     The aggregate proceeds to the selling security holders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions, if applicable. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling security holders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

     If required, the common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     The selling security holders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the common stock, except that the selling security holders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


      Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, of which 52,479,974 were issued and outstanding as of June 1, 2004 and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are outstanding. All of the outstanding shares of common stock are fully paid and non-assessable.


      The following descriptions of our capital stock and provisions of our articles of incorporation and bylaws are summaries of all of their material terms and provisions and are qualified by reference to our articles of incorporation and our bylaws, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

      The holders of our common stock are entitled to dividends as our board of directors may declare from time to time from funds legally available therefor, subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote for each share held of record on any matter to be voted upon by stockholders. Our articles of incorporation do not provide for cumulative voting in connection with the election of directors, and, accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. There are no preemptive, conversion, redemption, or sinking fund rights or provisions applicable to our common stock.

      Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future.

      Your rights, preferences, and privileges as owners of common stock are subject to, and may be adversely affected by, the rights of the owners of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

      Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series.

      We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation rights, dividend rights, or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of our company. We have no present plans to issue any shares of common stock or preferred stock, other than shares of common stock issuable under our stock option plan and pursuant to currently outstanding warrants.

ANTI-TAKEOVER CONSIDERATIONS AND SPECIAL PROVISIONS OF OUR ARTICLES OF INCORPORATION, BYLAWS AND DELAWARE LAW

PROVISIONS WITH ANTI-TAKEOVER IMPLICATIONS

      A number of provisions of our articles of incorporation and bylaws concern how we are governed and your rights as stockholders. Under our articles, our board of directors may issue preferred stock and set the voting rights, preferences, and other terms of the preferred stock.

      Our bylaws divide our board of directors into three classes as nearly equal in size as possible, with each class serving a three-year term. The terms are staggered, so that one-third of our board of directors is to be elected each year. The classification of our board of directors could have the effect of making it more difficult than otherwise for a third party to acquire control of us, because it would typically take more than a year for a majority of the stockholders to elect a majority of our board of directors. In addition, our articles of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. Our bylaws also provide that special meetings of the stockholders may be called only by our board of directors, the chairman of the board or the chief executive officer. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders must comply with various advance notice requirements. Our articles of incorporation and bylaws do not permit stockholders to take any action without a meeting. Our bylaws also provide that our bylaws may be amended, altered or repealed only by our board of directors or the affirmative vote of the holders of not less than a majority of the voting power of our outstanding capital stock.

      Such provisions and certain provisions of the Delaware General Corporation Law could be deemed to discourage takeover attempts not first approved by our board of directors, including takeovers which may be considered by some stockholders to be in their best interest. Any such discouraging effect upon takeover attempts could potentially depress the market price of our common stock or cause temporary fluctuations in the market price of our common stock that otherwise could result from actual or rumored takeover attempts. Such provisions could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions could also discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of our stockholders, and could potentially depress the market price of our common stock. Our board of directors believes that these provisions are appropriate to protect the interests of our stockholders.

DELAWARE LAW

      We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person becomes an interested stockholder, unless:

- our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

- upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

- at or after the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

      A "business combination" generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

      Under our articles of incorporation, we must indemnify our officers, directors, and agents against all liabilities and expenses they reasonably incur in connection with service to us to the full extent permitted by Delaware law. We also may advance expenses, purchase insurance, enter into indemnification agreements, and otherwise grant broader indemnification rights. We have purchased director and officer liability insurance. Our articles of incorporation also state our directors are not liable for monetary damages for breach of fiduciary duty except where an exemption from liability or limitation of liability is not permitted under the Delaware General Corporation Law.

Our articles of incorporation do not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, our directors are liable for monetary damages for acts or omissions involving intentional misconduct, fraud, knowing violations of law and unlawful distributions. We believe these provisions of our articles of incorporation are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE


      Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of the time of this offering, 52,479,974 shares of our common stock are outstanding. Virtually all of these shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares which are owned by an affiliate of ours as that term is defined in Rule 144 under the Securities Act and that are not registered for resale under this prospectus. The shares of our common stock owned by our affiliates and not registered for resale under this prospectus are restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.


RULE 144


      In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately 524,800 shares as of June 1, 2004) and the average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.


RULE 144(K)

      Under Rule 144(k), however, a person who has held restricted securities for a minimum of two years from the later of the date that such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale, public information and the other limitations contained in Rule 144. The foregoing summary is not intended to be a complete discussion of Rule 144.

                                  LEGAL MATTERS

      The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by Ellis, Funk, Goldberg, Labovitz & Dokson, P.C., Atlanta, Georgia.

                                     EXPERTS


      Our consolidated financial statements as of December 31, 2003 and 2002, and for each of the years then ended included in this prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accounting firm , given upon the authority of said firm as experts in auditing and accounting. Our consolidated financial statements for the year ended December 31, 2001, have been included herein in reliance upon the report of Ernst & Young LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may inspect copies of such periodic reports, proxy statements and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding us. The address of such Web site is http://www.sec.gov.

      We have filed with the SEC a Registration Statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the common shares being offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with SEC rules and regulations. For further information about us and the common shares being offered by this prospectus, you should refer to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

                        CONSOLIDATED FINANCIAL STATEMENTS

      The following consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 are included herein:


-     Report of Independent Registered Public Accounting Firm           F-2
-     Report of Independent Registered Public Accounting Firm           F-3
-     Consolidated Balance Sheets                                       F-4
-     Consolidated Statements of Operations                             F-5
-     Consolidated Statements of Stockholders' Equity                   F-6
-     Consolidated Statements of Cash Flows                             F-7
-     Notes to Consolidated Financial Statements                        F-8



      The following unaudited consolidated financial statements as of March 31, 2004 and for each of the three months ended March 31, 2004 and March 31, 2003 are included herein:



-     Consolidated Balance Sheets                                       F-28
-     Consolidated Statements of Operations                             F-29
-     Consolidated Statements of Stockholders' Equity                   F-30
-     Consolidated Statements of Cash Flows                             F-32
-     Notes to Consolidated Financial Statements                        F-33

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Stockholders of ServiceWare Technologies, Inc.


      In our opinion, the accompanying consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended present fairly, in all material respects, the financial position of ServiceWare Technologies, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


      As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its accounting for intangible assets pursuant to the provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 10, 2004

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
   Stockholders of ServiceWare Technologies, Inc.

      We have audited the accompanying consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows of ServiceWare Technologies, Inc. for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


      We conducted our audit in accordance with the standards of the public company accounting oversight board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ServiceWare Technologies, Inc. for the year ended December 31, 2001, in conformity with United States generally accepted accounting principles.


/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 25, 2002, except for Note 18 as to which date is April 1, 2002

                         SERVICEWARE TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                                            DECEMBER 31,        DECEMBER 31,
                                                                                                2003                2002
                                                                                            -----------         -----------
                                     ASSETS
Current assets
   Cash and cash equivalents                                                                $ 1,437,721         $ 2,461,201
   Short term investments                                                                             -             513,879
   Accounts receivable, less allowance for doubtful accounts of $100,000 in 2003
      and $170,998 in 2002                                                                    3,348,279           1,534,258
   Other current assets                                                                         419,551             362,197
                                                                                            -----------         -----------
            Total current assets                                                              5,205,551           4,871,535
Non current assets
   Property and equipment
      Office furniture, equipment, and leasehold improvements                                 1,509,819           1,945,593
      Computer equipment and software                                                         5,013,363           5,808,629
                                                                                            -----------         -----------
            Total property and equipment                                                      6,523,182           7,754,222
      Less accumulated depreciation                                                          (6,001,671)         (6,495,036)
                                                                                            -----------         -----------
   Property and equipment, net                                                                  521,511           1,259,186
   Purchased technology, net of amortization of $1,848,030 in 2003 and $1,798,026 in
    2002                                                                                         33,337              83,341
   Intangible assets, net of accumulated amortization of $1,472,217 in 2003
      and $1,325,472 in 2002                                                                          -             146,745
   Goodwill                                                                                   2,323,791           2,323,791
   Other non current assets                                                                           -              50,000
                                                                                            -----------         -----------
            Total long term assets                                                            2,878,639           3,863,063
                                                                                            -----------         -----------
            Total assets                                                                    $ 8,084,190         $ 8,734,598
                                                                                            ===========         ===========
                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Revolving line of credit                                                                   $ 250,000           $ 800,000
   Accounts payable                                                                           1,089,416           1,143,411
   Accrued compensation and benefits                                                            274,438             159,998
   Deferred revenue - licenses                                                                   22,548              82,113
   Deferred revenue - services                                                                2,457,931           2,059,864
   Restructuring reserve                                                                              -             115,764
   Convertible debt, net of unamortized discount of $1,617,825                                        -           1,767,856
   Other current liabilities                                                                    529,843             426,804
                                                                                            -----------         -----------
            Total current liabilities                                                         4,624,176           6,555,810
Convertible debt, net of unamortized discount of $979,680                                     2,753,033
Non current deferred revenue                                                                    545,618              13,290
Other non current liabilities                                                                    54,117              95,815
                                                                                            -----------         -----------
            Total liabilities                                                                 7,976,944           6,664,915
Commitments and contingencies
Stockholders' equity
   Common stock, $0.01 par value; 100,000,000 shares authorized, 24,684,540 and
     24,684,540 shares issued and 24,325,029 and 24,083,370 shares outstanding
     in 2003 and 2002, respectively                                                             246,845             246,845
   Additional paid-in capital                                                                76,432,608          74,183,726
   Treasury stock, at cost, 359,511 and 601,170 shares in 2003 and 2002, respectively          (133,568)           (223,351)
   Deferred compensation                                                                             -               (9,548)
   Warrants                                                                                      46,400           1,414,564
   Accumulated other comprehensive loss:
      Currency translation account                                                                   -              (36,819)
   Accumulated deficit                                                                      (76,485,039)        (73,505,734)
                                                                                            -----------         -----------
            Total stockholders' equity                                                          107,246           2,069,683
            Total liabilities and stockholders' equity                                      $ 8,084,190         $ 8,734,598
                                                                                            ===========         ===========


      The accompanying notes are an integral part of the consolidated financial statements.

                         SERVICEWARE TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     Year ended December 31,
                                                             2003            2002            2001
                                                             ----            ----            ----
REVENUES
      Licenses                                           $  4,934,345    $  3,781,220    $  5,912,104
      Services                                              6,577,090       6,377,130       6,514,733
                                                         ------------    ------------    ------------
Total revenues                                             11,511,435      10,158,350      12,426,837
                                                         ------------    ------------    ------------
COST OF REVENUES
      Cost of licenses                                        270,325         969,034       2,684,633
      Cost of services                                      2,923,355       3,664,867       8,747,655
                                                         ------------    ------------    ------------
Total cost of revenues                                      3,193,680       4,633,901      11,432,288
                                                         ------------    ------------    ------------

GROSS MARGIN                                                8,317,755       5,524,449         994,549
OPERATING EXPENSES
      Sales and marketing                                   5,116,062       5,375,205      13,578,860
      Research and development                              1,961,959       2,899,142       6,345,462
      General and administrative                            2,119,126       2,963,919       3,631,108
      Intangible assets amortization                          146,746         346,439       4,827,995
      Restructuring and other special charges (income)        (20,000)       (419,173)      4,546,535
                                                         ------------    ------------    ------------
Total operating expenses                                    9,323,893      11,165,532      32,929,960
                                                         ------------    ------------    ------------
LOSS FROM OPERATIONS                                       (1,006,138)     (5,641,083)    (31,935,411)

OTHER INCOME (EXPENSE)
      Interest expense                                     (1,951,326)     (1,235,722)       (176,409)
      Other (net)                                             (21,841)         51,444         624,916
                                                         ------------    ------------    ------------
Other income (expense), net                                (1,973,167)     (1,184,278)        448,507
                                                         ------------    ------------    ------------
NET LOSS FROM CONTINUING OPERATIONS                        (2,979,305)     (6,825,361)    (31,486,904)
Net income from discontinued operations                             -               -       1,240,424
Net gain from disposal of a business segment                        -               -         532,030
                                                         ------------    ------------    ------------
NET LOSS                                                 $ (2,979,305)   $ (6,825,361)   $(29,714,450)
                                                         ============    ============    ============
NET (LOSS) INCOME PER COMMON SHARE, BASIC AND DILUTED:
      Continuing operations                              $      (0.12)   $      (0.28)   $      (1.30)
      Discontinued operations                                       -               -            0.07
                                                         ------------    ------------    ------------
NET LOSS PER SHARE                                       $      (0.12)   $      (0.28)   $      (1.23)
                                                         ============    ============    ============
SHARES USED IN COMPUTING PER SHARE AMOUNTS                 24,197,503      23,956,392      24,220,388
                                                         ============    ============    ============

         The accompanying notes are an integral part of the consolidated financial statements.

                         SERVICEWARE TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                 Additional                               Deferred
                                                           Common Stock           paid in          Treasury stock       compensation
                                                        Shares      Amount        capital       Shares     Amount        and other
                                                      ----------------------   ------------   -----------------------  ------------
Balance at December 31, 2000                          24,346,134   $ 243,664   $ 74,208,279     20,225   $  (146,153)  $ (1,801,047)
  Exercise of stock options                               68,445         482       (114,043)   (20,225)      146,153              -
  Reversal of stock based compensation                         -           -       (350,350)         -             -        350,350
  Amortization of stock based compensation                     -           -              -          -             -         87,021
  Amortization of warrants                                     -           -              -          -             -        159,725
  Issuance of warrants                                         -           -              -          -             -        (35,139)
  Repurchase of common stock                            (826,750)          -     (2,123,607)   826,750      (307,160)     1,125,194
  Reserve for stockholder loans
  Issuance of stock for Employee Stock Purchase Plan     240,338       2,403        154,018          -             -              -
  Other comprehensive income (loss):
  Currency translation adjustment                              -           -              -          -             -              -
  Realized gain on short term investments                      -           -              -          -             -              -
  Net loss                                                     -           -              -          -             -              -
  Total other comprehensive loss                               -           -              -          -             -              -
                                                      ----------------------   ------------   ----------------------   ------------
Balance at December 31, 2001                          23,828,167     246,549     71,774,297    826,750      (307,160)      (113,896)
  Exercise of stock options                              160,000           -        (13,144)  (160,000)       59,444              -
  Issuance of stock for Employee Stock Purchase Plan      95,203         296          6,161    (65,580)       24,365              -
  Stock based compensation                                     -           -         78,344          -             -              -
  Amortization of warrants                                     -           -              -          -             -        104,348
  Beneficial conversion feature of convertible notes           -           -      2,338,068          -             -              -
  Other comprehensive income (loss):
  Currency translation adjustment                              -           -              -          -             -              -
  Net loss                                                     -           -              -          -             -              -
  Total other comprehensive loss                               -           -              -          -             -              -
                                                      ----------------------   ------------   ----------------------   ------------
Balance at December 31, 2002                          24,083,370     246,845     74,183,726    601,170      (223,351)        (9,548)
  Exercise of stock options                               90,600           -         (8,479)   (90,600)       33,660
  Issuance of stock for Employee Stock Purchase Plan     151,059           -        (17,602)  (151,059)       56,123
  Beneficial conversion feature of convertible notes           -           -        906,799          -             -              -
  Expiration of warrants                                       -           -      1,368,164          -             -              -
  Amortization of warrants                                     -           -              -          -             -          9,548
  Other comprehensive income (loss):
  Currency translation adjustment                              -           -              -          -             -              -
  Net loss                                                     -           -              -          -             -              -
  Total other comprehensive loss                               -           -              -          -             -              -
                                                      ----------------------   ------------   ----------------------   ------------
Balance at December 31, 2003                          24,325,029   $ 246,845   $ 76,432,608    359,511   $  (133,568)  $          -
                                                      ======================   ============   ======================   ============

         The accompanying notes are an integral part of the consolidated financial statements.

                         SERVICEWARE TECHNOLOGIES, INC.

             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CON'T)

                                                                           Note        Accumulated
                                                                        receivable        Other                         Total
                                                                        from common    comprehensive  Accumulated    Stockholders'
                                                           Warrants     shareholder    income (loss)    Deficit         Equity
                                                         ------------   ------------   ------------   ------------   ------------
Balance at December 31, 2000                             $  1,379,425   $ (2,350,211)  $      1,039   $(36,965,923)  $ 34,569,073
     Exercise of stock options                                      -              -              -              -         32,592
     Reversal of stock based compensation                           -              -              -              -              -
     Amortization of stock based compensation                       -              -              -              -         87,021
     Amortization of warrants                                       -              -              -              -        159,725
     Issuance of warrants                                      35,139              -              -              -              -
     Repurchase of common stock                                     -      2,030,422              -              -        724,849
     Reserve for stockholder loans                                  -        319,789              -              -        319,789
     Issuance of stock for Employee Stock Purchase Plan             -              -              -              -        156,421
     Other comprehensive income (loss):
     Currency translation adjustment                                -              -         (5,965)             -         (5,965)
     Realized gain on short term investments                        -              -        (19,337)             -        (19,337)
     Net loss                                                       -              -              -    (29,714,450)   (29,714,450)
                                                                                                                     ------------
     Total other comprehensive loss                                 -              -              -              -    (29,739,752)
                                                         ------------   ------------   ------------   ------------   ------------
Balance at December 31, 2001                                1,414,564              -        (24,263)   (66,680,373)     6,309,718
     Exercise of stock options                                      -              -              -              -         46,300
     Issuance of stock for Employee Stock Purchase Plan             -              -              -              -         30,822
     Stock based compensation                                       -              -              -              -         78,344
     Amortization of warrants                                       -              -              -              -        104,348
     Beneficial conversion feature of convertible notes             -              -              -              -      2,338,068
     Comprehensive loss:
     Currency translation adjustment                                -              -        (12,556)             -        (12,556)
     Net loss                                                       -              -              -     (6,825,361)    (6,825,361)
                                                                                                                     ------------
     Total other comprehensive loss                                 -              -              -              -     (6,837,917)
                                                         ------------   ------------   ------------   ------------   ------------
Balance at December 31, 2002                                1,414,564              -        (36,819)   (73,505,734)     2,069,683
     Exercise of stock options                                      -              -              -              -         25,181
     Issuance of stock for Employee Stock Purchase Plan             -              -              -              -         38,521
     Beneficial conversion feature of convertible notes             -              -              -              -        906,799
     Expiration of warrants                                (1,368,164)             -              -              -              -
     Amortization of warrants                                       -              -              -              -          9,548
     Other comprehensive income (loss):
     Currency translation adjustment                                -              -         36,819              -         36,819
     Net loss                                                       -              -              -     (2,979,305)    (2,979,305)
                                                                                                                     ------------
     Total other comprehensive loss                                 -              -              -              -     (2,942,486)
                                                         ------------   ------------   ------------   ------------   ------------
     Balance at December 31, 2003                        $     46,400   $          -   $          -   $(76,485,039)  $    107,246
                                                         ============   ============   ============   ============   ============

         The accompanying notes are an integral part of the consolidated financial statements.

                         SERVICEWARE TECHNOLOGIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Year ended December 31,
                                                                                        2003           2002           2001
                                                                                        ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                            $ (2,979,305)  $ (6,825,361)  $(29,714,450)
Adjustments to reconcile net loss to net cash used in operations:
      Non cash items:
        Depreciation                                                                     801,195      1,654,655      2,216,772
        Amortization of intangible assets and warrants                                   206,297        800,710      5,617,310
        Amortization of beneficial conversion feature related to convertible notes     1,429,603        885,948              -
        Amortization of discount on convertible notes                                    115,341        109,456              -
        Interest expense paid by issuing convertible notes                               347,032        135,681              -
        Provision for doubtful accounts                                                   25,000        (70,000)       150,000
        Stock based compensation and loan forgiveness                                          -         78,344        776,731
        Gain on disposal of a business segment                                                 -              -       (532,030)
        Reserve for stockholder loans                                                          -              -        319,789
        Other non cash items                                                              32,905        (17,885)       (14,964)
        Changes in operating assets and liabilities:
             (Increase) decrease in accounts receivable                               (1,839,021)       517,094      3,406,459
             (Increase) decrease in other assets                                          (7,354)       635,543      1,874,997
             (Decrease) increase in accounts payable                                     (53,995)       515,662     (1,601,804)
             Increase (decrease) in accrued compensation and benefits                    114,440       (640,776)      (227,812)
             Increase (decrease) in deferred revenue                                     870,830     (1,861,824)    (1,678,141)
             (Decrease) increase in other liabilities                                    (15,923)    (1,175,685)       534,110
             Decrease in net current liability of discontinued operations                      -              -     (1,300,339)
                                                                                    ------------   ------------   ------------
Net cash used in operating activities                                                   (952,955)    (5,258,438)   (20,173,372)
                                                                                    ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short term investments                                                             -     (3,004,882)    (1,968,956)
Sales of short term investments                                                          500,080      2,491,003     15,657,760
Property and equipment acquisitions                                                      (94,558)       (13,602)      (784,829)
Payments for purchase of InfoImage assets                                                      -       (100,000)             -
Proceeds from sale of equipment                                                           12,153         15,620         54,104
                                                                                    ------------   ------------   ------------
Net cash provided by (used in) investing activities                                      417,675       (611,861)    12,958,079
                                                                                    ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of principal of capital lease obligation                                      (38,500)       (37,310)       (53,867)
Repayments of principal of term loan                                                           -       (258,197)      (172,128)
Repayments of borrowings under revolving line of credit                                 (800,000)             -     (1,000,000)
Proceeds from borrowings under revolving line of credit                                  250,000        800,000      1,000,000
Proceeds from issuance of convertible notes, net of debt issuance costs                        -      2,975,000              -
Proceeds from stock option and employee stock purchase plan issuances                     63,702         76,960        189,013
                                                                                    ------------   ------------   ------------
Net cash (used in) provided by financing activities                                     (524,798)     3,556,453        (36,982)
                                                                                    ------------   ------------   ------------
Effect of exchange rate changes on cash                                                   36,598        (14,873)        (6,171)
Decrease in cash and cash equivalents                                                 (1,023,480)    (2,328,719)    (7,258,446)
Cash and cash equivalents at beginning of year                                         2,461,201      4,789,920     12,048,366
                                                                                    ------------   ------------   ------------
Cash and cash equivalents at end of year                                            $  1,437,721   $  2,461,201   $  4,789,920
                                                                                    ============   ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
      Interest                                                                      $     14,613   $     21,444   $     81,618
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
      Property, plant, and equipment acquired under capital leases                  $          -   $     92,000   $     84,000
      Increase in Additional Paid-In Capital related to Beneficial Conversion       $    906,799   $  2,338,068   $          -

         The accompanying notes are an integral part of the consolidated financial statements.

                         SERVICEWARE TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2003

NOTE 1.  ORGANIZATION OF THE COMPANY

      ServiceWare, Technologies, Inc. (the "Company") is a provider of knowledge-powered support solutions that enable organizations to deliver superior service for customers, employees and partners by transforming information into knowledge. Founded in 1991 in Oakmont, Pennsylvania, the Company sells its products throughout the United States and Europe.

      ServiceWare Enterprise(TM), powered by the Cognitive Processor(R), a patented self-learning search technology, enables organizations to capture and manage intellectual capital. This repository of corporate knowledge, known as a knowledge base, can then be easily accessed by way of a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk.

      Customers use ServiceWare's knowledge management solutions to:

     - Strengthen relationships with customers, partners, suppliers and employees

     -    Decrease operating costs

     -    Improve creation, dissemination and sharing of enterprise knowledge

     -    Integrate seamlessly with existing technology investments

      ServiceWare Enterprise(TM) is a software solution that allows the Company's customers to provide personalized, automated Web-based service tailored to the needs of their users. ServiceWare Enterprise enables businesses to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. It also enables the extended enterprise to access this knowledge online. In addition, through the self-learning features of ServiceWare's patented Cognitive Processor technology, the solutions generated by these products are intelligent in that they have the capability to learn from each interaction and automatically update themselves accordingly. ServiceWare Enterprise includes the software products ServiceWare Self-Service(TM) (Web-based self-service for customers, partners and employees), ServiceWare Professional(TM) (for customer service, sales and field service personnel) and ServiceWare Architect(TM) (for quality assurance managers and system administrators).

      In addition to ServiceWare Enterprise, the Company has created a solution for mid-market companies. ServiceWare Express(TM) is a comprehensive product and services package that includes browser-based applications, technical implementation, training services and customer support. ServiceWare Express is designed to enable midsize enterprises or call center and help desk divisions of large enterprises to effectively utilize corporate knowledge to improve customer satisfaction, enhance service quality and reduce operating costs.

      Until July 2001, the Company had two reportable business segments:
Software and Content. In July 2001, the Company completed the sale of all of its Content segment to RightAnswers LLC ("RightAnswers"). The Content segment is reported as a discontinued operation in the 2001 consolidated statement of operations. See Note 6.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions. In July 2003, the Company closed its UK subsidiary.

REVENUE RECOGNITION

      The Company's revenue recognition policy is governed by Statement of Position (SOP) 97-2, "Software Revenue Recognition", issued by the American Institute of Certified Public Accountants (AICPA), as amended by SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions". The Company derives its revenues from licenses for its products sold directly to end-users and indirectly through distributors as well as from providing related services, including installation and training, consulting, customer support and maintenance contracts. Revenues are recognized only if persuasive evidence of an agreement exists, delivery has occurred, all significant vendor obligations are satisfied, the fee is fixed or determinable, and collection of the amount due from the customer is deemed probable. Additionally, in sales contracts that have multi-element arrangements, the Company recognizes revenue using the residual method. The total fair value of the undelivered elements as indicated by vendor-specific objective evidence (price charged when the undelivered element is sold individually) is deferred and the difference between the total arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements. Additional revenue recognition criteria by revenue type are listed below.

Licenses revenues

      Licenses revenues include fees for perpetual and annual licenses. The Company recognizes revenues on perpetual license fees after a non-cancelable license agreement has been signed, the product has been delivered, the fee is fixed or determinable and collectible, and there is vendor-specific objective evidence to support the allocation of the total fee to elements of a multiple-element arrangement. Revenue for annual licenses and software lease licenses is recognized ratably over the period of the contract.

Services revenues

      Services revenues are derived from variable fees for installation, training, consulting and building customized knowledge bases as well as from fixed fees for customer support and maintenance contracts.

      Maintenance and support revenues are derived from the sale of maintenance and support contracts, which provide end-users with the right to receive maintenance releases of the licensed products, access to the support Web site and access to the customer support staff. Maintenance and support revenues are recognized on a straight-line basis over the term of the contract. Payments for maintenance and support revenues are normally received in advance and are nonrefundable.

      Revenues for installation and training, implementation and system integration projects, and consulting services are recognized as the services are performed.

COST OF REVENUES

      Cost of licenses revenues consists primarily of the expenses related to royalties, the cost of media on which product is delivered, product fulfillment costs and amortization of purchased technology.

      Cost of services revenues consists of direct and indirect costs related to service revenues which primarily include salaries, benefits, direct expenses and allocated overhead costs related to the customer support and services personnel, fees for subcontractors and the cost associated with maintaining our customer support site.

      Deferred revenues relate to product licenses, maintenance services, and professional services, all of which generally have been paid for in advance. Additionally, deferred revenues include amounts that are unbilled that represent non-cancelable amounts billable by the Company at future dates based on payment terms.

CASH AND CASH EQUIVALENTS

      Cash and cash equivalents include cash and interest-bearing money market deposits with financial institutions having original maturities of ninety days or less. Cash equivalents are stated at cost, which approximates market value. The amounts held by major financial institutions may exceed the amount of insurance provided on such deposits. These deposits may generally be redeemed upon demand and, therefore, subject the Company to minimal risk.

INVESTMENTS

      The Company considers all investments as available-for-sale. Accordingly, these investments are carried at fair value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

      The majority of our short-term investments are held in an account with an investment firm of which a Director of the Company is an affiliate (see Note
17).

OTHER CURRENT ASSETS

      Other current assets consist primarily of deposits and prepayments for expenses to be realized within the next year.

PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer equipment is amortized over two years, computer software over three years, and furniture and office equipment over five years. Leasehold improvements are amortized over the lesser of their useful lives or the remaining term of the lease. Amortization of assets recorded under capital leases is included in depreciation expense. Capital leases, which are for office equipment, are amortized over the term of the lease. Upon disposal, assets and related accumulated depreciation are removed from the Company's accounts and the resulting gains or losses are reflected in the consolidated statement of operations.

INTERNAL USE COMPUTER SOFTWARE

The Company applies AICPA Statement of Position No. 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"). Accordingly, the Company capitalizes internal and external costs related to software and implementation services in connection with its internal use software systems.

INTANGIBLE ASSETS AND GOODWILL

      Intangible assets and goodwill resulted primarily from the acquisition of Molloy Group on July 23, 1999 and consist of the following:

                                                                 December 31, 2003                     December 31, 2002
                                           ----------------------------------------------------------------------------------------
Description                                Amortization    Amount    Accumulated      Net      Amount      Accumulated      Net
                                              period                 amortization    amount                amortization    amount
                                           ----------------------------------------------------------------------------------------
Customer list                                4 years     $1,043,543    $1,043,543  $        -  $1,043,543      $896,795  $  146,745
Noncompetition agreement                     3 years        345,174       345,174           -     345,174       345,174           -
                                                         ----------    ----------  ----------  ----------      --------  ----------
Total intangible assets resulting
  from the Molloy acquisition                             1,388,717     1,388,717           -   1,388,717     1,241,972     146,745
Payment for rights to the "ServiceWare"
  name                                       3 years         75,000        75,000           -      75,000        75,000           -
Other                                         1 year          8,500         8,500           -       8,500         8,500           -
                                                         ----------    ----------  ----------  ----------    ----------  ----------
Total intangible assets                                  $1,472,217    $1,472,217  $        -  $1,472,217    $1,325,472  $  146,745
                                                         ==========    ==========  ==========  ==========    ==========  ==========
Goodwill                                                                           $2,323,791                            $2,323,791
                                                                                   ==========                            ==========

      On an ongoing basis, when there are indicators of impairment such as declining revenues or recurring losses, the Company evaluates the carrying value of long-lived assets, including identifiable intangible asset resulting from business acquisitions. If such indicators are apparent, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows expected to be generated from the businesses acquired over the remaining life of the assets. If the undiscounted cash flows are less than the carrying value of the assets, the cash flows will be discounted to present value and the assets will be reduced to this amount. There was no impairment for the years ended December 31, 2003, 2002 and 2001.

      The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets effective January 1, 2002, and ceased amortization of goodwill and concluded that a transitional impairment adjustment was not necessary. The following reflects the effect of goodwill amortization on net loss per share as if SFAS No. 142 had been in effect from the beginning of the year ended December 31, 2001:

                                                                                   2001
                                                                              ------------
   Net loss from continuing operations, as reported                           $(31,486,904)
   Goodwill amortization                                                         4,424,218
                                                                              ------------
   Adjusted net loss from continuing operations                                (27,062,686)
   Net income from discontinued operations                                       1,240,424
   Net gain from disposal of a business segment                                    532,030
                                                                              ------------
   Net loss                                                                   $(25,290,232)
                                                                              ============
   Weighted average shares used to calculate basic and diluted loss per
   share                                                                        24,220,388
                                                                              ============
Adjusted basic and diluted net (loss) income per share:
   Net loss from continuing operations                                        $      (1.11)
   Net income from discontinued operations                                            0.07
                                                                              ------------
Net loss per share                                                            $      (1.04)
                                                                              ============

      SFAS No. 142 requires that goodwill and intangible assets deemed to have an indefinite useful life be reviewed for impairment upon adoption of SFAS No. 142 and, at a minimum, annually thereafter. Under SFAS No. 142, goodwill impairment is deemed to exist if the net book value of a reporting unit exceeds the estimated fair value. The Company performed an impairment review during the fourth quarters of 2003 and 2002 and concluded that no impairment loss was necessary.

CONCENTRATION OF CREDIT RISK / MAJOR CUSTOMERS

      Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company sells its products to end-users directly, and the Company's customer base is dispersed across many different geographic areas primarily throughout North America and parts of Europe. The Company performs ongoing credit evaluations of its customers' financial condition, and generally no collateral is required. The Company believes it maintains adequate reserves for potential credit losses and such losses have been minimal and within management's estimates.

      In 2003, two customers accounted for 12% and 7% of total revenues and 3% and 28% of total accounts receivable at December 31, 2003. In 2002, two customers accounted for 11% and 8% of total revenues and 0% and 34% of total accounts receivable at December 31, 2002. In 2001, three customers accounted for a total of 22%, 12% and 10% of total revenues.

CAPITALIZED SOFTWARE

      Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Software development costs are capitalized beginning when a product's technological feasibility has been established and ending when a product is available for general release to customers provided recoverability is reasonably assured. The Company follows the "working model" approach, whereby technological feasibility is established at the time the Company has a beta customer. The Company releases updated products periodically soon after technological feasibility has been established for new enhancements. For 2003, 2002, and 2001, costs which were eligible for capitalization were insignificant and, thus, the Company has charged its software development costs to research and development expense in the accompanying statements of operations with the exception of the technology acquired from InfoImage on August 21, 2002 whereby $100,000 was capitalized. These amounts are classified as purchased technology and are being amortized on a straight-line basis over two to three years.

ADVERTISING COSTS

      Advertising and sales promotions are charged to expense during the period in which they are incurred. Total advertising and sales promotions expense for the years ended December 31, 2003, 2002, and 2001 were approximately $119,000, $207,000, and $1,704,000, respectively.

FOREIGN CURRENCY TRANSLATION

      The functional currency of the Company's foreign subsidiary was the local currency in the country in which the subsidiary was located. Assets and liabilities denominated in foreign currencies were translated to U.S. dollars at the exchange rate in effect on the last day of the month of the balance sheet date. Revenues and expenses are translated at the average rates. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of other comprehensive loss. Gains and losses from foreign currency transactions are included in other income (expense), net for the periods presented. In July 2003, the Company closed its European subsidiary.

STOCK BASED COMPENSATION

     The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), provided the Company discloses the pro forma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25 (see Note 9).

      The following proforma disclosure presents the Company's net loss and loss per share had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS 123.

                                                                                  2003                 2002              2001
                                                                              ----------------------------------------------------
   Net loss from continuing operations, as reported                           $ (2,979,305)       $ (6,825,361)       $(31,486,904)
   Add:  Deferred compensation expense reported in earnings                              -                   -              87,021
   Less:  Total stock based compensation expense under SFAS 123                 (1,809,000)         (2,394,000)         (2,329,021)
                                                                              ----------------------------------------------------
   Adjusted net loss from continuing operations                                 (4,788,305)         (9,219,361)        (33,728,904)
   Net income from discontinued operations                                               -                   -           1,240,424
   Net gain from disposal of a business segment                                          -                   -             532,030
                                                                              ----------------------------------------------------
   Net loss
                                                                              $ (4,788,305)       $ (9,219,361)       $(31,956,450)
                                                                              ====================================================
   Weighted average shares used to calculate basic and diluted loss per
   share                                                                        24,197,503          23,956,392          24,220,388
                                                                              ====================================================
Adjusted basic and diluted net (loss) income per share:
   Net loss from continuing operations                                        $      (0.20)       $      (0.38)       $      (1.39)
   Net income from discontinued operations                                               -                                    0.07
                                                                              ----------------------------------------------------
Net loss per share                                                            $      (0.20)       $      (0.38)       $      (1.32)
                                                                              ====================================================

      The average fair value of the options granted is estimated at $0.36 during 2003, $0.37 during 2002 and $0.65 during 2001, on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                         2003           2002           2001
                                         ----------------------------------
Volatility, annual rate                   325%           221%           437%
Dividend yield                            0.0%           0.0%           0.0%
Expected life, in years                     3              3              3
Average risk-free interest rate          1.98%          3.10%          4.17%

    The effects of applying SFAS 123 in this pro forma disclosure are not likely to be representative of the effects on reported net income for future years. SFAS 123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

USE OF ESTIMATES

      The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet dates and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

NET LOSS PER SHARE

      In accordance with SFAS No. 128, "Earnings Per Share", basic and dilutive net loss per share have been computed using the weighted-average number of shares of common stock outstanding during the period. All potentially dilutive securities have not been included in the calculation of net loss per share due to their anti-dilutive effect.

OTHER COMPREHENSIVE INCOME (LOSS)

      Other comprehensive income (loss) consists of foreign currency translation adjustments and net unrealized gains from securities available-for-sale.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which provides guidance on the accounting for costs associated with exit or disposal activities unrelated to an acquisition. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The implementation of SFAS No. 146 has not had a material impact on the Company's results of operations.

      In November 2002, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables", which provides further guidance on accounting for contracts that involve multiple revenue-generating activities or deliverables and is effective for agreements entered into in fiscal periods beginning after June 15, 2003. EITF 00-21 has not had a material impact on the Company's results of operations.

      In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). This interpretation expands the disclosure requirements of guarantee obligations and requires the guarantor to recognize a liability for the fair value of the obligation assumed under a guarantee. In general, FIN 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying instrument that is related to an asset, liability, or equity security of the guaranteed party. Other guarantees are subject to the disclosure requirements of FIN 45 but not to the recognition provisions and include, among others, a guarantee accounted for as a derivative instrument under SFAS No. 133, "Accounting for Derivatives and Hedging" ("SFAS No. 133"), a parent's guarantee of debt owed to a third party by its subsidiary or vice versa, and a guarantee which is based on performance. The disclosure requirements of FIN 45 were effective as of December 31, 2002. The recognition requirements of FIN 45 were to be applied prospectively to guarantees issued or modified after December 31, 2002. The adoption of this standard had no impact on our results of operations for 2003.

      Under the indemnification provisions of the Company's standard product license agreement, the Company guarantees to defend and indemnify the licensee against any proceeding based upon infringements of any patent, copyright, trade secret or other intellectual property right by the products the Company licenses to its customers. The Company does not expect to incur any infringement liability as a result of the customer indemnification clauses as of December 31, 2003.

      In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The Company does not have any variable interest entities.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement are to be prospectively applied effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has not had a material impact on the Company's results of operations.

      Effective May 1, 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. On November 7, 2003, the FASB issued FASB Staff Position No. 150-3, which allows entities, who meet certain criteria, to defer the effective date for periods beginning after December 15, 2004. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

      The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has an accumulated deficit of $76,485,039 at December 31, 2003, incurred a net loss of $2,979,305 and had negative cash flows from operations of $952,948 for the year ended December 31, 2003.


      As of December 31, 2003, the Company had $1.4 million in cash and cash equivalents and short-term investments. Additionally, effective January 30, 2004, the Company secured an additional $7.4 million, net of expenses, in funding to finance its operations and the development of its business. The additional funding was raised through a private placement of equity securities consisting of 12,307,692 shares of common stock and five-year warrants to purchase 6,153,846 shares of common stock at $0.72 per share. On February 10, 2004, the Company's convertible notes were converted into common stock as part of the terms of the equity funding. Refer to Note 5. The Company's ability to continue as a business in its present form is largely dependent on the Company's ability to generate additional revenues, reduce overall operating expenses, and achieve profitability and positive cash flows. The Company believes that it has the ability to do so and plans to fund 2004 operations through operating revenue and cash balances.


NOTE 3.  FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts of the Company's financial instruments consisting principally of cash and cash equivalents, short term investments, accounts receivable and payable, debt, and note receivable from common stockholder approximate their fair values at December 31, 2003 and 2002.

NOTE 4.  RECEIVABLES

Receivables consist of the following:

                                              December 31,
                                          2003               2002
                                      ------------------------------
Billed receivables                    $ 3,393,829        $ 1,705,256
Unbilled receivables                       54,450                  -
                                      ------------------------------
                                        3,448,279          1,705,256
Allowance for doubtful accounts          (100,000)          (170,998)
                                      ------------------------------
     Total receivables                $ 3,348,279        $ 1,534,258
                                      ==============================

Activity in the allowance for doubtful accounts is as follows:

                                              Balance
                                             ---------
Balance, January 1, 2001                     $ 459,706
Net charge to expense                          150,000
Amounts written off                           (233,564)
                                             ---------
Balance, December 31, 2001                     376,142
Net charge to income                           (70,000)
Amounts written off                           (135,144)
                                             ---------
Balance, December 31, 2002                     170,998
Net charge to expense                           25,000
Amounts written off                            (95,998)
                                             ---------
Balance, December 31, 2003                   $ 100,000
                                             =========

NOTE 5.  DEBT

CREDIT FACILITIES

       In October 2002, the Company entered into a $2.5 million loan and security agreement with Comerica Bank - California (the "Bank"). The agreement provided for a revolving line of credit and a term loan. The term loan expired on October 16, 2003. Borrowings under the line of credit accrued interest at the Bank's prime rate plus 1.5%, which was 5.5% at December 31, 2003. Borrowings under the loan agreement were collateralized by essentially all of the Company's tangible and intangible assets. At December 31, 2003, the Company had outstanding borrowings of $250,000 under the revolving line of credit, which were repaid in January 2004 and the agreement terminated. In conjunction with this agreement, a warrant was issued to the Bank to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.46 per share with a 10-year term. The warrant includes assignability to the Bank's affiliates, antidilution protection and a net exercise provision. In addition, the Bank can require the Company to repurchase the warrant for $69,000 after a change of control. The warrant is treated as consideration for the agreement and was valued at $22,990 on the date of the issuance using the Black Scholes option valuation model. As such, the warrant value was recorded as a debt issue cost and is being amortized to interest expense over the life of the agreement. As the warrant contains a put option, the warrant value was accrued as a liability and not recorded as equity.

       Previously, the Company had a secured credit facility with PNC Bank. In April 2002, the then outstanding borrowings of $200,820 were repaid in full. At December 31, 2002, this agreement had expired and no amounts were outstanding.

CONVERTIBLE NOTES

      On April 1, 2002, the Company signed a binding commitment letter for the sale of convertible notes. The closing of the transaction took place in two tranches on May 6 and June 19, 2002 with total proceeds of $2,975,000 being received, net of transaction costs of $275,000.

      Of the total amount of $3,250,000 of convertible notes issued, convertible notes with an aggregate principal amount of $2,635,000 were acquired by a director of the Company and his affiliated entities, who collectively owned approximately 20% of the Company's stock prior to the acquisition of convertible notes.

      The convertible notes were originally to mature 18 months from the closing date, bear interest at 10% per annum, and were originally convertible at any time at the option of the holder, into shares of the Company's common stock at a conversion price of $0.30 per share. Interest can be paid in cash or additional convertible notes, at the option of the Company. The convertible notes are senior unsecured obligations that will rank senior to all future subordinated indebtedness, pari passu to all existing and future senior, unsecured indebtedness and subordinated to all existing and future senior secured indebtedness. While the notes are outstanding, the Company is restricted from paying or declaring dividends on common stock, making any other distribution on common stock, or repurchasing or redeeming any shares of common stock.

      In accordance with EITF 00-27, "Application of EITF Issue No. 98-5, `Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,' to Certain Convertible Instruments", the Company recognized in 2002 a beneficial conversion feature ("BCF") in the aggregate amount of $2,225,000 as the difference between the market value of the Company's common stock on the commitment date and the conversion price of the convertible notes, reduced for the investors' transaction costs. The BCF was recorded as an increase in additional paid in capital and a discount on debt in the accompanying 2002 consolidated balance sheet. Additionally, the Company incurred total legal and other expenses of approximately $54,000 related to the transaction, which is also recorded as a discount on debt in the accompanying 2002 consolidated balance sheet. The aggregate discount was being amortized as interest expense over the 18 month term of the convertible notes.

      On March 31, 2003, the noteholders agreed to an amendment to the original notes. The amendment reduced the conversion price from $0.30 per share to $0.25 per share and extended the term of the notes until July 15, 2004.

      On October 31, 2003, April 30, 2003 and October 31, 2002, interest payments were due on the convertible notes and were paid by issuing additional convertible notes in the amounts of $177,748, $169,284 and $135,681, respectively. These additional convertible notes have the same terms as the amended convertible notes. The Company recognized additional BCF of $906,799 and $113,067 in 2003 and 2002, respectively, as a result of the amendment of the notes and payment of interest with additional convertible notes.

      On February 10, 2004, the notes were converted into common stock as part of the terms of an equity funding as discussed in Note 20. Additional interest of $105,760 was paid in shares of stock in connection with the conversion.

NOTE 6.  DISCONTINUED OPERATIONS

      In July 2001, the Company completed the sale of its Content business segment to RightAnswers. The sale was completed in accordance with the terms of a Purchase and Sale Agreement (the "Agreement"), dated July 20, 2001, between the Company and RightAnswers.

      RightAnswers is a limited liability company that was formed to acquire the Company's Content business. The Chief Executive Officer of RightAnswers, Mark Finkel, was the Company's Chief Financial Officer from January 2000 to July 2001. In addition, Mr. Finkel owned an equity interest in RightAnswers at the time of the transaction.

      The consideration for the business consisted of the assumption of approximately $0.5 million of net liabilities associated with the business. Revenues for the Content segment were $2.9 million for the year ended December 31, 2001.

NOTE 7.  RESTRUCTURING AND OTHER SPECIAL CHARGES

      In 2001, the Company implemented strategic restructurings to reduce its cost structure and focus on revenue growth opportunities in the knowledge management software market. The plans of restructuring approved by the Board of Directors included severance and other benefit costs, costs for reduction and relocation of facilities, termination costs for certain service contracts and an equipment write off. As part of the restructuring plan, 180 employees were laid off in 2001.

      A portion of the restructuring charge related to potential costs for terminating certain real estate leases at the Company's corporate headquarters then located in Oakmont, Pennsylvania, in addition to amounts related to unused capacity within the building. In 2002, the Company decided not to terminate the lease on the property as anticipated and accordingly reversed approximately $302,000 in exit reserves. Furthermore, a change in the estimate of the termination costs for certain service contracts resulted in a reduction to the restructuring expense of $130,000 in 2002.

A summary of the restructuring activity is as follows (amounts in thousands):

                                                     Reduction and
                                   Severance and     relocation of
                                   other benefits     facilities           Other              Total
February 2001 charge                 $    471          $  1,231           $   154           $ 1,856
July 2001 charge                          550                 -                 -               550
October 2001 charge                       390                 -                 -               390
                                   ----------------------------------------------------------------
Total charges                           1,411             1,231               154             2,796
Payments                               (1,280)             (233)                -            (1,513)
Changes in estimate                         -              (231)                -              (231)
                                   ----------------------------------------------------------------
Accrual at December 31, 2001              131               767               154             1,052
Payments                                 (131)             (250)             (154)             (535)
Changes in estimate                         -              (401)                -              (401)
Accrual at December 31, 2002                -               116                 -               116
Payments                                    -              (116)                -              (116)
                                   ----------------------------------------------------------------
Accrual at December 31, 2003         $      -          $      -           $     -           $     -
                                   ================================================================

      Other special charges consist of severance costs for senior executives, forgiveness of loans in connection with repurchases of common stock, and income tax gross-ups related to the loan forgiveness. The restructuring and other special charges of separated executives consist of the following amounts:

                                                                   YEAR ENDED DECEMBER 31,
                                                           2003             2002              2001
                                                          ----------------------------------------
                                                                        (in thousands)
Restructuring costs                                       $  (20)          $ (532)          $2,565
Other severance costs                                          -                -              579
Executive loan forgiveness and related tax costs               -               50            1,083
Reserve for stockholder loans                                  -               63              320
                                                          ----------------------------------------
Total restructuring and other special charges             $  (20)          $ (419)          $4,547
                                                          ========================================

NOTE 8.  CAPITAL STOCK

      The Company has two classes of capital stock consisting of common stock and preferred stock. At December 31, 2003, a total of 100,000,000 shares are authorized for common stock and 5,000,000 are authorized for preferred stock.

COMMON STOCK AND PREFERRED STOCK

      The Company has reserved 20,764,609 shares of common stock as of December 31, 2003. Of this total, 14,930,835 are reserved for the conversion of the convertible notes, 5,668,960 shares are reserved for exercise of stock options, and 164,814 shares are reserved for exercise of warrants. There are no shares of preferred stock outstanding as of December 31, 2003.

STOCK SPLIT

      At a special meeting of stockholders on February 10, 2003, the stockholders approved an amendment to the Company's Certificate of Incorporation to effect a reverse stock split of its common stock and to grant its board of directors the authority until June 30, 2004 to set the ratio for the reverse split or to not complete the reverse split. As necessary, the Company intends to consider implementing a reverse stock split if it believes it would increase the probability that the Company's stock could be relisted on a stock exchange.

NOTE 9. STOCK OPTION PLAN

      Effective April 2000, the Company's Board of Directors approved the ServiceWare Technologies, Inc. 2000 Stock Incentive Plan (the "Plan") which amended and restated the 1996 ServiceWare, Inc. Amended and Restated Stock Option Plan (the "1996 Plan"). The Plan is administered by the Board of Directors and provides for awards of stock options to employees, officers, directors, consultants and advisors. A total of 7,750,000 shares of the Company's Common Stock plus any shares of Common Stock previously reserved for stock options granted under the 1996 Plan which are forfeited prior to exercise may be issued pursuant to the Plan. The exercise price of incentive stock options was determined by management and the Board of Directors for the period from April 2000 through the IPO date. After the IPO, the exercise price is the closing market price of the Company's Common Stock on the date of the grant. The exercise price of nonqualified options is also determined by the Board of Directors. Options generally vest over a two-year period in equal annual amounts, or over such other period as the Board of Directors determines, and may be accelerated in the event of certain transactions such as merger or sale of the Company. These options expire within ten years after the date of grant. During 2002, the Company recorded $78,344 in stock based compensation expenses related to accelerated vesting of outstanding options. During 2001, the Company recorded $1,125,194 in reversals of deferred compensation in conjunction with repurchasing shares of restricted stock and forgiving stockholder loans (see
Note 11 for further explanation), $350,350 in reversals of deferred compensation for cancelled options, and $51,882 in stock based compensation expenses.

The following table summarizes option activity for the years ended December 31, 2003, 2002, and 2001:

                                                    Options                   Option Price               Weighted Average
                                                  Outstanding               Range per Share               Exercise Price
                                                  ------------------------------------------------------------------------
Balance, January 1, 2001                             2,974,502             $0.0560 - $7.0000                  $2.7825
Options granted                                      4,355,025             $0.2400 - $2.0625                  $0.6163
Options exercised                                       68,445             $0.0560 - $1.2100                  $0.4746
Options forfeited                                    3,122,595             $0.1670 - $7.0000                  $1.9274
                                                  ------------
Balance, December 31, 2001                           4,138,487             $0.2400 - $7.0000                  $1.1810
Options granted                                      3,679,500             $0.3200 - $0.5800                  $0.4025
Options exercised                                      160,000             $0.2500 - $0.3800                  $0.2894
Options forfeited                                    2,089,687             $0.2400 - $7.0000                  $1.3548
                                                  ------------
Balance, December 31, 2002                           5,568,300             $0.2400 - $7.0000                  $0.5059
Options granted                                        970,460             $0.2600 - $0.7000                  $0.3635
Options exercised                                       90,600             $0.2600 - $0.4500                  $0.3623
Options forfeited                                      779,200             $0.2600 - $2.5000                  $0.4393
                                                  ------------
Balance, December 31, 2003                           5,668,960             $0.2400 - $ 7.000                  $0.4720
                                                  ------------

The options outstanding as of December 31, 2003 have been segregated into ranges for additional disclosure as follows:

                                   Options Outstanding                                                Options Exercisable
------------------------------------------------------------------------------------------------------------------------------------
                           Options outstanding as     Weighted average         Weighted average  Exercisable as of  Weighted average
Range of exercise prices    of December 31, 2003   remaining contractual life   exercise price   December 31, 2003   exercise price
------------------------------------------------------------------------------------------------------------------------------------
      $0.0000 - $0.2500             950,000                 7.7                     $0.2500            950,000          $0.2500
      $0.2501 - $0.3500           1,142,510                 8.4                     $0.2924            730,344          $0.3091
      $0.3501 - $0.4000           1,790,000                 7.9                     $0.3952          1,050,750          $0.3931
      $0.4001 - $0.7000           1,343,250                 7.9                     $0.4712            584,250          $0.4479
      $0.7001 - $1.4000             269,000                 6.1                     $1.0690            269,000          $1.0690
      $2.1001 - $2.8000              87,600                 5.5                     $2.4897             87,600          $2.4897
      $2.8001 - $3.5000              80,000                 7.0                     $2.8125             80,000          $2.8125
      $3.5001 - $4.2000               1,600                 4.0                     $3.6000              1,600          $3.6000
      $4.9001 - $5.6000               4,000                 5.1                     $5.1188              4,000          $5.1188
      $6.3001 - $7.0000               1,000                 6.4                     $7.0000              1,000          $7.0000
                           ---------------------------------------------------------------------------------------------------------
                                  5,668,960                 7.8                     $0.4720          3,758,544          $0.5060
                           =========================================================================================================

      On August 28, 2002, the Company offered its full-time and part-time employees and non-employee directors the opportunity to exchange their outstanding stock options for an equal number of new options (adjusted for a reverse stock split or similar event, should this happen) to be granted on the first business day that is at least six months plus one day after the expiration of the offer. The offer expired September 30, 2002, and options for 436,460 shares of common stock were tendered. New options for 436,460 shares of common stock were granted on March 31, 2003 to those participants who were employed by the Company on both the date this offer expired and the date that the new options were granted.

EMPLOYEE STOCK PURCHASE PLAN

      In May 2000, the Company adopted the Employee Stock Purchase Plan (ESPP). Under the terms of the ESPP, the Company is authorized to issue up to 500,000 shares of common stock, plus annual increases, as defined by the plan document. The ESPP enables employees to purchase shares of the Company's common stock at a discounted price through after-tax payroll deductions. Shares are offered to employees in six month offering periods. Eligible employees elect to have deducted from 1% to 15% of their base compensation. The amounts deducted can be used to purchase the Company's common stock at the lesser of 85% of the fair value on the first day of the offering period or 85% of the fair value on last day of the offering period (purchase date). At December 31, 2003, 348,941 shares remained available for purchase under the plan.

NOTE 10. WARRANTS

      The following table summarizes warrant activity for the years ended December 31, 2003, 2002 and 2001:

                                Warrants     Warrant Price
                              Outstanding   Range per Share
                              -----------   ---------------
Balance, January 1, 2001          748,621   $ 1.50 - $9.00
Warrants granted                        -
Warrants exercised                      -
Warrants expired                        -
                              -----------
Balance, December 31, 2001        748,621   $ 1.50 - $9.00
Warrants granted                   50,000            $0.46
Warrants exercised                      -
Warrants expired                 (133,333)           $7.00
                              -----------
Balance, December 31, 2002        665,288   $ 1.50 - $9.00
Warrants granted                        -
Warrants exercised                      -
Warrants expired                 (500,474)  $ 1.50 - $7.00
                              -----------
Balance, December 31, 2003        164,814   $  .46 - $3.75
                              ===========

      The valuation of warrants was calculated using the Black-Scholes pricing model. The holders of the warrants have the right to exercise their warrants for shares of the Company's common stock at anytime until the expiration of the warrant. Expiration dates of the warrants are as follows:

  Warrants         Warrant Price per
Outstanding             Share            Expiration Date
-----------             -----            ---------------
  34,814                $3.75                 7/23/04
  80,000                $3.75                12/10/06
  50,000                $0.46                10/16/12
-----------
 164,814
===========

      Warrant amortization recorded as a reduction of revenue was $9,548, $104,348 and $159,725 during 2003, 2002, and 2001, respectively, and relates to warrants issued to a customer primarily in connection with a master license agreement entered into in 2000.

NOTE 11. NOTES RECEIVABLE FROM COMMON STOCKHOLDERS

      Certain common stockholders have exercised options through the issuance of promissory notes. The respective total number of shares purchased and the amounts loaned to stockholders as well as amounts repurchased due to employment termination are set forth in the table below.

                                                                Number of shares             Loan amounts
                                                                ----------------             ------------
Exercise of stock options in January 1999                             86,956                  $   199,999
Exercise of stock options on January 19, 2000                        619,470                    1,410,011
Exercise of stock options on February 29, 2000                       375,000                      937,500
Repurchase of stock due to termination in 2000                       (36,730)                    (197,299)
                                                                ----------------              -----------
Balance at December 31, 2000                                       1,044,696                    2,350,211
Repurchase of stock due to termination in 2001                      (826,750)                  (2,030,422)
Reserve for stockholder loans                                       (217,946)                    (319,789)
                                                                ----------------              -----------
Balance at December 31, 2001                                               -                  $         -
                                                                ================              ===========

     In January 1999, a former president of the Company exercised options to purchase 86,956 shares of Common Stock at a purchase price of $2.30 per share. A promissory note in the amount of $199,999 was issued in conjunction with the sale. The note bears interest at the applicable federal rate defined in the Internal Revenue Code of 1986, as amended, and was due September 2003 and has yet to be paid.

     In January and February 2000, certain executive officers exercised options to purchase shares of common stock, and issued promissory notes to the Company in conjunction with the purchases. These officers are personally liable for the principal and interest due on their loans. Each loan is secured by the shares purchased with the proceeds of that loan. Each loan becomes due and payable three years from the date it was made or earlier if the individual's employment is terminated or he or she no longer owns the shares. These loans were made at interest rates between 5.8% and 6.1%, which were the applicable Federal rates in effect under Section 1274(d) of the Internal Revenue Code of 1986, as amended, on the date of issuance.

     During 2001, five of the loans were forgiven in the amount of $2,030,422 in exchange for 826,750 restricted and unrestricted shares outstanding under the loans. In accordance with repurchase agreements, restricted shares were repurchased at the price paid for the shares (exercise price of the option). Unrestricted shares were repurchased at the fair market value on the date of termination. The difference between the principal of the loan balance and the value of the shares repurchased of $732,323 was recorded as compensation expense and is classified as restructuring and other special charges during 2001. An amount of $307,160 was recorded to treasury stock in 2001 for the repurchased shares, which was the fair market value of the shares on the date of termination. Amounts in excess of fair market value have been recorded as additional paid in capital. Additionally, $1,125,914 of deferred stock based compensation was reversed for the restricted shares that were repurchased from the executives.

     Under severance agreements with four of the executives, the Company agreed to pay any personal tax liability arising from these transactions. As a result, the Company recorded an expense of $350,546 in 2001 which has been classified as restructuring and other special charges. An additional expense of $49,711 was recognized in 2002 as actual personal tax liabilities were determined. All amounts were paid by December 31, 2002. Additionally, interest on the loans of $191,175 was also forgiven. This income was reversed and is classified as other expense in 2001.

     In 2001, the loan made in January 1999 and one loan made in January 2000, which remained outstanding at December 31, 2000, were reserved. The total principal amount of these loans were $319,789 and $62,636 in accrued interest were determined to be uncollectible.

NOTE 12.  CAPITAL AND OPERATING LEASES

     The Company has several capital and operating leases covering office space and certain equipment. Future minimum lease payments due under noncancelable capital and operating leases are as follows:

Year ending December 31,                         Capital leases     Operating leases
------------------------                         --------------     ----------------
   2004                                          $       47,856     $        119,458
   2005                                                  47,856              205,440
   2006                                                   9,182              214,048
   2007                                                       -              224,267
   Thereafter                                                 -              336,834
                                                 --------------     ----------------
Total minimum lease payments                            104,894     $      1,100,047
                                                                    ================
Less amount representing interest                         9,079
                                                 --------------
Present value of capital lease obligations               95,815
Less current maturities                                  41,698
                                                 --------------
Non current capital lease obligations            $       54,117
                                                 ==============

     Total rent expense under all operating leases amounted to $295,922, $464,108 and $1,426,416 in 2003, 2002 and 2001, respectively.

     During 2001, the Company entered into a sublease for part of its office space in Oakmont, Pennsylvania. The monthly lease payment is $5,927. The Company received $40,501, $71,124 and $25,811 in 2003, 2002 and 2001, respectively, in rental payments for this sublease.

     In May 2003, the Company exercised its option to terminate the lease with six months notice. Effective December 19, 2003, the Company moved to its new location at One North Shore, 12 Federal Street, Suite 503, Pittsburgh, PA 15212. The lease is for a term of 66 months. The annual rent obligation is reflected in the table above.

NOTE 13. INCOME TAXES

     A reconciliation of the benefit for income taxes on operations computed by applying the federal statutory rate of 34% to the loss from operations before income taxes and the reported benefit for income taxes on operations is as follows:

                                                                     Year ended December 31,
                                                               2003           2002          2001
                                                           ------------   ------------   ------------
Income tax benefit computed at statutory federal
    income tax rate                                        $ (1,012,964)  $ (2,320,621)  $(10,102,913)
State income taxes, net of federal tax benefit, if any         (176,971)      (405,426)    (1,782,867)
Other (principally goodwill and meals and entertainment)         15,640         48,812      1,729,500
Research tax credit                                              75,790              -              -
Foreign loss                                                    166,952        332,984        648,339
Deferred tax asset valuation allowance                          931,553      2,344,251      9,507,941
                                                           ------------   ------------   ------------
Total benefit for income taxes                             $          -   $          -   $          -
                                                           ============   ============   ============

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                   December 31,
                                         2003          2002           2001
                                    ------------   ------------   ------------
Deferred tax assets (liabilities)
    Accounts receivable             $     40,000   $     68,000   $    150,000
    Property and equipment               136,000        (96,000)       332,000
    Intangible assets                  5,762,000        (92,000)      (331,000)
    Loss carryforwards                24,796,000     23,361,000     21,661,000
    Research tax credit                  973,000        866,000        625,000
                                    ------------   ------------   ------------
Total net deferred tax assets         31,707,000     24,107,000     22,437,000
Valuation allowance                  (31,707,000)   (24,107,000)   (22,437,000)
                                    ------------   ------------   ------------
Net deferred tax asset              $          -   $          -   $          -
                                    ============   ============   ============

     Management has recorded a valuation allowance against the deferred tax assets until such time that the Company demonstrates an ability to generate taxable income on a consistent basis.

     At December 31, 2003, the Company had net operating loss carryforwards of approximately $61,991,000, which expire between 2010-2023. Utilization of certain net operating loss carryforwards is subject to limitation under Section 382 of the Internal Revenue Code.

NOTE 14. NET LOSS PER SHARE

     The following table sets forth the computation of basic and diluted earnings (loss) per share:

                                                                   2003           2002           2001
                                                               ------------   ------------   ------------
Numerator:
   Net loss from continuing operations                         $ (2,979,305)  $ (6,825,361)  $(31,486,904)
   Net income from discontinued operations                                -              -      1,240,424
   Net gain from disposal of a business segment                           -              -        532,030
                                                               ------------   ------------   ------------
   Numerator for basic and diluted net loss per share - loss
   available to common stockholders                            $ (2,979,305)  $ (6,825,361)  $(29,714,450)
                                                               ============   ============   ============
Denominator:
   Denominator for basic and diluted loss per share -
   weighted average shares                                       24,197,503     23,956,392     24,220,388
                                                               ============   ============   ============
Basic and diluted net (loss) income per share
   Net loss from continuing operations                         $      (0.12)  $      (0.28)  $      (1.30)
   Net income from discontinued operations                                -              -           0.07
                                                               ------------   ------------   ------------
Net loss per share                                             $      (0.12)  $      (0.28)  $      (1.23)
                                                               ============   ============   ============

     Dilutive securities include convertible notes, options and warrants as if converted. Potentially dilutive securities totaling 20,764,609, 17,519,189 and 4,981,292 shares for the years ended December 31, 2003, 2002 and 2001, respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect.

NOTE 15. RETIREMENT PLAN

     The Company has a 401(k) profit sharing plan (the "Plan") covering all of its employees subject to certain age and service requirements. Under provisions of the Plan, participants may contribute up to 15% of their eligible compensation to the Plan. The Company contributed $26,952, $186,547 and $419,125 in matching contributions to the Plan in 2003, 2002 and 2001, respectively.

NOTE 16.  SEGMENT REPORTING

     Subsequent to the sale of the Content segment in July 2001, the Company has only one business segment (see Note 6).

                             Geographic Information

                                                               Year ended December 31,
                           -----------------------------------------------------------------------------------------------------
                                         2003                              2002                               2001
                           ------------------------------      ----------------------------      -------------------------------
                                               Long-lived                        Long-lived                           Long-lived
                            Revenues (a)       assets (b)      Revenues (a)      assets (b)      Revenues (a)         assets (b)
                            ------------       ----------      ------------      ----------      ------------         ----------
United States               $10,716,304         $ 521,511       $ 8,961,285      $1,251,921       $11,251,684         $2,863,728
International                   795,131                 -         1,197,065           7,265         1,175,153             53,157
                            -----------        ----------       -----------      ----------      ------------         ----------
Total                       $11,511,435         $521,511        $10,158,350      $1,259,186       $12,426,837         $2,916,885
                            ===========        ==========       ===========      ==========      ============         ==========

(a) Revenues are attributed to the United States and International based on customer location.

(b)  Long-lived assets include non-current tangible assets of the Company.

                                 Major Customers

     Sales are made primarily through the Company's direct sales force. See discussion of major customers in Note 2.

NOTE 17. RELATED PARTY TRANSACTIONS

     The Company's short-term investments are held in an account with an investment firm that is related to a director of the Company and his affiliated entities, who collectively own more than 40% of the Company's stock. Also, as investments are purchased and sold, a cash balance may be held by this investment firm. At December 31, 2003 and 2002, the cash balance with this investment firm was $326,722 and $8,026, respectively. The maximum balance in the short-term investments and cash accounts during 2003 and 2002 was $525,750 and $3,707,787, respectively.

     Of the total amount of $3,732,713 of convertible notes issued as of December 31 ,2003, convertible notes with an aggregate principal amount of $3,029,531 were owned by a director of the Company and his affiliated entities, who collectively owned approximately 20% of the Company's stock prior to the acquisition of convertible notes. See Note 5.

NOTE 18. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      First quarter     Second quarter      Third quarter      Fourth quarter
                                                      -------------     --------------      -------------      --------------
Year ended December 31, 2003
   Revenues                                           $   2,125,861     $    3,072,760      $   2,730,988      $    3,581,826
   Gross margin                                           1,279,868          2,262,922          1,909,320           2,865,646
   Net loss                                              (1,942,791)         (368,693)           (494,016)           (173,804)
   Net loss per common share, basic and diluted               (0.08)            (0.02)              (0.02)              (0.01)

Year ended December 31, 2002
   Revenues                                           $   2,553,340     $    2,943,885      $   2,186,326      $    2,474,799
   Gross margin                                           1,189,696          1,771,660          1,147,845           1,415,248
   Net loss                                              (1,548,212)         (841,646)         (2,243,513)         (2,191,990)
   Net loss per common share, basic and diluted               (0.06)            (0.04)              (0.09)              (0.09)

NOTE 19.  CONTINGENCIES


     On October 1, 2003, the Company filed suit against Primus Knowledge Solutions, Inc. ("Primus") in the United States District Court for the Western District of Pennsylvania. It is the Company's position that Primus has infringed, contributed to the infringement of and induced infringement of its patents. Primus has denied the Company's allegations and has asserted counterclaims against the Company. The Company also believes that other companies, including direct and indirect competitors, may be infringing its patents. In order to protect or enforce its patent rights, the Company may initiate additional patent litigation suits against third parties, such as infringement suits or interference proceedings. The suit against Primus and any other lawsuits that the Company may file are likely to be expensive, take significant time and divert management's attention from other business concerns. Litigation also places the Company's patents at risk of being invalidated or interpreted narrowly. The Company may also provoke these third parties to assert claims against the Company. Patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving and, consequently, patent positions in the Company's industry are generally uncertain. The Company may not prevail in any of these suits, the damages or other remedies that may be awarded to the Company may not be commercially valuable and the Company could be held liable for damages as a result of counterclaims.

     On January 16, 2004, the Company entered into a release agreement with its prior landlord, Sibro Enterprises, LP ("Sibro"), pursuant to which the Company settled all outstanding disputes under the lawsuit Sibro had filed in the Court of Common Pleas of Allegheny County, Pennsylvania. Pursuant to the release agreement, the Company paid Sibro Enterprises an agreed upon amount representing rent due through December 31, 2003, which was recorded in its 2003 consolidated financial statements and issued Sibro Enterprises a warrant to purchase 125,000 shares of common stock at a purchase price of $0.84 per share. In exchange, the Company mutually agreed to terminate the lease as of December 31, 2003, dismiss the lawsuit with prejudice, and release each other from any and all claims as of the date of the release agreement.


NOTE 20.  SUBSEQUENT EVENTS

     On January 30, 2004, the Company secured an additional $7.4 million, net of expenses, in funding to finance its operations and the development of its business. The additional funding was raised through a private placement of equity securities consisting of 12,307,692 shares of common stock and five-year warrants to purchase 6,153,846 shares of common stock at $0.72 per share.


     On February 10, 2004, the Company's convertible notes were converted into common stock as part of the terms of the equity funding. Refer to Note 5.

     On January 26, 2004, the Company granted restricted stock to Kent Heyman and Scott Schwartzman totaling 123,077 and 92,308 shares, respectively. The restrictions on the restricted stock elapse over a two year period and, as such, deferred compensation totaling approximately $183,000 will be amortized over a two-year period.

                           CONSOLIDATED BALANCE SHEETS
                 Amounts in Thousands, Except Per Share Amounts



                                                                                         MARCH 31,    DECEMBER 31,
                                                                                            2004          2003
                                                                                        -----------   ------------
                                                                                        (Unaudited)
                                                                                        -----------
                                        ASSETS

Current assets
   Cash and cash equivalents                                                             $    6,196   $      1,438
   Short term investments                                                                     1,824              -
   Accounts receivable, less allowance for doubtful accounts of $95 as of March 31,
     2004 and  $100 as of December 31, 2003                                                   1,968          3,348
   Other current assets                                                                         312            420
                                                                                        -----------   ------------
            Total current assets                                                             10,300          5,206
Non current assets
   Purchased technology, net of amortization of $1,860 as of March 31, 2004 and
     $1,848 as of December 31, 2003                                                              21             33
   Property and equipment
      Office furniture, equipment, and leasehold improvements                                 1,510          1,510
      Computer equipment                                                                      5,042          5,013
                                                                                        -----------   ------------
            Total property and equipment                                                      6,552          6,523
      Less accumulated depreciation                                                          (6,020)        (6,002)
                                                                                        -----------   ------------
   Property and equipment, net                                                                  532            521
   Goodwill                                                                                   2,324          2,324
                                                                                        -----------   ------------
            Total long term assets                                                            2,877          2,878
                                                                                        -----------   ------------
            Total assets                                                                 $   13,177   $      8,084
                                                                                        ===========   ============
                         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Revolving line of credit                                                                       -            250
   Accounts payable                                                                             764          1,089
   Accrued compensation and benefits                                                            274            274
   Deferred revenue                                                                           1,975          2,481
   Other current liabilities                                                                    508            530
                                                                                        -----------   ------------
            Total current liabilities                                                         3,521          4,624
Convertible debt, net of unamortized discount of $980 as of December 31, 2003                     -          2,753
Non current deferred revenue                                                                    503            546
Other non current liabilities                                                                    87             54
                                                                                        -----------   ------------
            Total liabilities                                                                 4,111          7,977
Commitments and Contingencies
Stockholders' equity
   Common stock, $0.01 par; 100,000 shares authorized, 52,689 and 24,684 shares issued
      and 52,380 and 24,325 shares outstanding as of March 31, 2004 and December 31,            527            247
        2003, respectively
   Additional paid in capital                                                                82,942         76,433
   Treasury stock, 309 and 359 shares as of March 31, 2004 and December 31, 2003,
     respectively                                                                              (115)          (134)
   Deferred compensation                                                                       (273)             -
   Warrants                                                                                   5,180             46
   Accumulated deficit                                                                      (79,195)       (76,485)
                                                                                        -----------   ------------
            Total stockholders' equity                                                        9,066            107
                                                                                        -----------   ------------
            Total liabilities and stockholders' equity                                   $   13,177   $      8,084
                                                                                        ===========   ============



               See accompanying notes to the financial statements.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)



                                                            THREE MONTHS ENDED MARCH 31,
                                                            ----------------------------
                                                               2004              2003
                                                            ---------          --------
Revenues
   Licenses                                                 $     230          $    531
   Services                                                     1,607             1,595
                                                            ---------          --------
      Total revenues                                            1,837             2,126
Cost of revenues
   Cost of licenses                                                64                44
   Cost of services                                               772               802
                                                            ---------          --------
      Total cost of revenues                                      836               846

Gross margin                                                    1,001             1,280
Operating expenses
   Sales and marketing                                          1,001             1,384
   Research and development                                       594               649
   General and administrative                                     853               603
   Intangible assets amortization                                   -                65
   Restructuring and other special  charges                         -               (20)
                                                            ---------          --------
      Total operating expenses                                  2,448             2,681
                                                            ---------          --------
Loss from operations                                           (1,447)           (1,401)
Other income (expense)
   Interest expense                                            (1,272)             (545)
   Other (net)                                                      9                 3
                                                            ---------          --------
Other expense, net                                             (1,263)             (542)
                                                            ---------          --------
Net loss                                                    $  (2,710)         $ (1,943)
                                                            =========          ========

Net loss per common share, basic and diluted:               $   (0.06)         $  (0.08)

Shares used in computing per share amounts                     49,060            24,131
                                                            =========          ========



               See accompanying notes to the financial statements.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)



                                                                                                                      TOTAL
                                                ADDITIONAL                                                        STOCKHOLDERS'
                              COMMON STOCK       PAID IN     TREASURY STOCK    DEFERRED                              EQUITY
                            SHARES     AMOUNT    CAPITAL    SHARES    AMOUNT COMPENSATION  WARRANTS    DEFICIT      (DEFICIT)
                            ------     ------    -------     ------   ------ ------------  --------    --------   -------------
Balance at December 31,
   2003                     24,325     $ 247     $76,433      359     $(134)    $    -      $    46    $(76,485)     $   107
Exercise of warrants and
   stock options                72         -          24      (50)       19          -            -           -           43
Beneficial conversion
   feature of convertible
   notes                         -         -         233        -         -          -            -           -          233

Issuance of common stock
   and warrants, net of
   $574 of issuance costs   12,308       123       2,273        -         -         -         5,029           -        7,425
Issuance of warrants for
   settlement of lawsuit         -         -           -        -         -          -          105           -          105
Issuance of common stock
   related to note
   conversion               15,354       154       3,685        -         -          -            -           -        3,839

Stock based compensation       215         3         294        -         -       (273)           -           -           24

Net loss                         -         -           -        -         -          -            -      (2,710)      (2,710)
                            ------     -----     -------      ---     ------    ------      -------    --------      -------
Balance at March 31, 2004   52,274     $ 527     $82,942      309     $(115)    $ (273)     $ 5,180    $(79,195)     $ 9,066
                            ------     -----     -------      ---     ------    ------      -------    --------      -------



               See accompanying notes to the financial statements.

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)




                                                    ADDITIONAL
                                   COMMON STOCK      PAID IN       TREASURY STOCK     DEFERRED
                                  SHARES  AMOUNT     CAPITAL      SHARES    AMOUNT  COMPENSATION
                                  ------  ------     -------      ------    ------  ------------
Balance at December 31, 2002      24,083   $ 247     $74,184        601     $ (223)     $ (9)
Exercise of stock options             63                  (8)       (63)        23
Amortization of warrants               -       -           -          -          -         7
Expiration of warrants                 -       -         775          -          -         -
Benefit due to amendment of
convertible notes                      -       -         587          -          -         -
Comprehensive (loss) gain:
Currency translation
 adjustment                            -       -           -          -          -         -
Net loss                               -       -           -          -          -         -
Total comprehensive loss               -       -           -          -          -         -
                                  ------   -----     -------        ---     ------      ----
Balance at March 31, 2003         24,146   $ 247     $75,538        538     $ (200)     $ (2)
                                  ======   =====     =======        ===     ======      ====


                                              ACCUMULATED
                                                OTHER                     TOTAL
                                             COMPREHENSIVE             STOCKHOLDERS'
                                   WARRANTS   (LOSS) GAIN     DEFICIT    EQUITY
                                   --------  -------------   --------  -------------
Balance at December 31, 2002        $1,414       $ (37)      $(73,506)  $ 2,070
Exercise of stock options                -           -              -        15
Amortization of warrants                 -           -              -         7
Expiration of warrants                (775)          -              -         -
Benefit due to amendment of
convertible notes                        -           -              -       587
Comprehensive (loss) gain:
Currency translation
 adjustment                              -          (5)             -        (5)
Net loss                                 -           -         (1,943)   (1,943)
                                    ------       -----       --------   -------
Total comprehensive loss                 -           -              -    (1,948)
                                    ------       -----       --------   -------
Balance at March 31, 2003           $  639       $ (42)      $(75,449)  $   731
                                    ======       =====       ========   =======



               See accompanying notes to the financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                   (UNAUDITED)



                                                                                     THREE MONTHS ENDED MARCH 31,
                                                                                     ---------------------------
                                                                                            2004      2003
                                                                                          -------    -------
Cash flows from operating activities
Net loss                                                                                  $(2,710)   $(1,943)
Adjustments to reconcile net loss to net cash used in operations:
   Non cash items:
      Depreciation                                                                             86        247
      Amortization of intangible assets and warrants                                           12         85
      Cost of warrants in connection with lease settlement                                    105          -
      Amortization of beneficial conversion feature related to convertible notes            1,162        397
      Amortization of discount on convertible notes                                            50         46
      Interest expense paid by issuing common stock                                           107          -
      Stock based compensation                                                                 24          -
      Gain on disposal of equipment                                                            (7)         -
      Other non cash items                                                                      -         14
   Changes in operating assets and liabilities:
      Decrease (increase) in accounts receivable                                            1,380       (322)
      Decrease in other assets                                                                108         79
      Decrease in accounts payable                                                           (325)      (174)
      Decrease in accrued compensation                                                          -         (9)
      (Decrease) increase in deferred revenue                                                (549)       474
      Decrease in other liabilities                                                            10         50
                                                                                          -------    -------
Net cash used in operating activities                                                        (547)    (1,056)
                                                                                          -------    -------
Cash flows from investing activities
   Purchases of short term investments                                                     (1,824)         -
   Proceeds from sale of assets                                                                 1          -
   Property and equipment acquisitions                                                        (59)       (27)
                                                                                          -------    -------
Net cash used in investing activities                                                      (1,882)       (27)
                                                                                          -------    -------
Cash flows from financing activities
   Repayments of principal of capital lease obligations                                        (8)        (9)
   Repayments of principal of revolving line of credit                                       (250)      (800)
   Proceeds from equity funding, net of debt issuance costs                                 7,425          -
   Proceeds from stock option exercises                                                        20         15
                                                                                          -------    -------
Net cash provided by (used in) financing activities                                         7,187       (794)
                                                                                          -------    -------
Effect of exchange rate changes on cash                                                         -         (5)

Increase in cash and cash equivalents                                                       4,758     (1,882)
Cash and cash equivalents at beginning of period                                            1,438      2,461
                                                                                          -------    -------
Cash and cash equivalents at end of period                                                $ 6,196    $   579
                                                                                          =======    =======

Supplemental disclosures of cash flow information:
   Cash paid for interest                                                                 $     3    $     2
                                                                                          =======    =======
Supplemental disclosures of non-cash investing and financing activities:
   Conversion of convertible debt and accrued interest to common stock                      3,839          -
   Adjustment to beneficial conversion feature for convertible notes                          233        587
   Expiration of warrants                                                                       -        775
   Exercise of warrants by bank                                                                23          -
   Issuance of warrants                                                                     5,134          -
   Assets acquired under capital lease obligation                                              32          -




               See accompanying notes to the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2004



                                   (UNAUDITED)



NOTE 1. ORGANIZATION OF THE COMPANY



      ServiceWare, Technologies, Inc. (the "Company") is a provider of knowledge-powered support solutions that enable organizations to deliver superior service for customers, employees and partners by transforming information into knowledge. Founded in 1991 in Pennsylvania, the Company sells its products throughout the United States and Europe.



      ServiceWare Enterprise(TM), powered by the Cognitive Processor(R), a patented self-learning search technology, enables organizations to capture and manage intellectual capital. This repository of corporate knowledge, known as a knowledge base, can then be easily accessed by way of a browser to effectively answer inquiries made either over the Web or through the telephone to a customer contact center or help desk.



      Customers use ServiceWare's knowledge management solutions to:



            - Strengthen relationships with customers, partners, suppliers and employees



            -     Decrease operating costs



            - Improve creation, dissemination and sharing of enterprise knowledge



            -     Integrate seamlessly with existing technology investments



      ServiceWare Enterprise(TM) is a software solution that allows the Company's customers to provide personalized, automated Web-based service tailored to the needs of their users. ServiceWare Enterprise enables businesses to capture enterprise knowledge, solve customer problems, reuse solutions and share captured knowledge throughout the extended enterprise. It also enables the extended enterprise to access this knowledge online. In addition, through the self-learning features of ServiceWare's patented Cognitive Processor technology, the solutions generated by these products are intelligent in that they have the capability to learn from each interaction and automatically update themselves accordingly. ServiceWare Enterprise includes the software products ServiceWare Self-Service(TM) (Web-based self-service for customers, partners and employees), ServiceWare Professional(TM) (for customer service, sales and field service personnel) and ServiceWare Architect(TM) (for quality assurance managers and system administrators).



      In addition to ServiceWare Enterprise, the Company has created a solution for mid-market companies. ServiceWare Express(TM) is a comprehensive product and services package that includes browser-based applications, technical implementation, training services and customer support. ServiceWare Express is designed to enable midsize enterprises or call center and help desk divisions of large enterprises to effectively utilize corporate knowledge to improve customer satisfaction, enhance service quality and reduce operating costs.



      The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has an accumulated deficit of approximately $79,195,000 at March 31, 2004, incurred a net loss of approximately $2,979,000 and $2,710,000 and had negative cash flows from operations of approximately $953,000 and $547,000 for the year ended December 31, 2003 and three months ended March 31, 2004, respectively, and may incur additional losses throughout the remainder of 2004. The ability of the Company to continue in its present form is largely dependent on its ability to generate additional revenues, achieve profitability and positive cash flows or to obtain additional debt or equity financing. Management believes that the Company has the ability to do so and plans to fund 2004 operations through cash the Company expects to generate from operations and cash balances. There is no assurance that the Company will be successful in obtaining sufficient license and service fees from its products or alternatively, to obtain additional financing on terms acceptable to the Company.

NOTE 2. UNAUDITED INTERIM FINANCIAL INFORMATION



      The accompanying unaudited balance sheet as of March 31, 2004 and related unaudited consolidated statements of operations for the three months ended March 31, 2004 and 2003, unaudited consolidated statements of cash flows for the three months ended March 31, 2004 and 2003 and the unaudited consolidated statement of stockholders' equity for the three months ended March 31, 2004 and 2003 have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America for interim financial information and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements. Management believes that the interim financial statements include all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation of the results of interim periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.



NOTE 3. SIGNIFICANT ACCOUNTING POLICIES



PRINCIPLES OF CONSOLIDATION



      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.



RECLASSIFICATION

     Certain amounts have been reclassified to conform to current year presentation.



INVESTMENTS



      The company considers all investments as available-for-sale. Accordingly, these investments are carried at fair value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of other comprehensive income (loss) until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.



      The short term investments are held in an account with an investment firm that is related to a Director of the Company and his affiliated entities.



STOCK BASED COMPENSATION



      The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 permits the Company to continue accounting for stock-based compensation as set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB Opinion No. 25"), provided the Company discloses the proforma effect on net income and earnings per share of adopting the full provisions of SFAS No. 123. Accordingly, the Company continues to account for stock-based compensation under APB Opinion No. 25.



      The following proforma disclosure presents the Company's net loss and loss per share had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed under SFAS No. 123.

                                                                          For the three months ended March 31,
                                                                          ------------------------------------
                                                                               2004                  2003
                                                                             --------               -------
                                                                        (in thousands, except per share amounts)
   Net loss from continuing operations, as reported                          $ (2,710)              $(1,943)
   Add back stock based compensation expense included in                           24                     -
         reported net loss
   Deduct total stock based compensation expense under SFAS                       (75)                 (435)
         No. 123
                                                                             --------               -------
   Adjusted net loss                                                         $ (2,761)              $(2,378)
                                                                             ========               =======
   Weighted average shares used to calculate basic and
   diluted loss per share                                                      49,060                24,131
                                                                             ========               =======
Net loss per share                                                           $  (0.06)              $ (0.10)
                                                                             ========               =======



      The average fair value of the options granted is estimated at $0.75 during first three months of 2004 and $0.27 during first three months of 2003, on the date of grant using the Black-Scholes pricing model.



      The effects of applying SFAS 123 in this proforma disclosure are not likely to be representative of the effects on reported net income for future years.



IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS



      Effective May 1, 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. On November 7, 2003, the FASB issued FASB Staff Position No. 150-3, which allows entities, who meet certain criteria, to defer the effective date for periods beginning after December 15, 2004. The Company does not expect the adoption of this statement to have a material impact on its consolidated financial statements.



NOTE 4. DEBT



CREDIT FACILITIES



      In October 2002, the Company entered into a $2.5 million loan and security agreement with Comerica Bank - California (the "Bank"). The agreement provided for a revolving line of credit and a term loan. The term loan expired on October 16, 2003. Borrowings under the line of credit accrued interest at the Bank's prime rate plus 1.5%, which was 5.5% at December 31, 2003. Borrowings under the loan agreement were collateralized by essentially all of the Company's tangible and intangible assets. At December 31, 2003, the Company had outstanding borrowings of $250,000 under the revolving line of credit, which were repaid in January 2004, at which time, the agreement terminated. In conjunction with this agreement, a warrant was issued to the Bank to purchase 50,000 shares of the Company's Common Stock at an exercise price of $0.46 per share with a 10-year term. The warrant includes assignability to the Bank's affiliates, antidilution protection and a net exercise provision. In addition, the Bank can require the Company to repurchase the warrant for $69,000 after a change of control. The warrant is treated as consideration for the agreement and was valued at $22,990 on the date of the issuance using the Black Scholes option valuation model. As such, the warrant value was recorded as a debt issue cost and has been amortized to interest expense over the life of the agreement. As the warrant contains a put option, the warrant value was accrued as a liability and not recorded as equity. The Bank exercised the warrant on a cashless, net value basis in March 2004 and was issued 21,250 shares of common stock.



CONVERTIBLE NOTES



      On April 1, 2002, the Company signed a binding commitment letter for the sale of convertible notes. The closing of the transaction took place in two tranches on May 6 and June 19, 2002 with total proceeds of $2,975,000 being received, net of transaction costs of $275,000.



      Of the total amount of $3,250,000 of convertible notes issued, convertible notes with an aggregate principal amount of $2,635,000 were acquired by a director of the Company and his affiliated entities, who collectively owned approximately 20% of the Company's stock prior to the acquisition of convertible notes.



      The convertible notes were originally to mature 18 months from the closing date, bore interest at 10% per annum, and were originally convertible at any time at the option of the holder, into shares of the Company's common stock at a conversion price of $0.30 per share. Interest was to be paid in cash or additional convertible notes, at the option of the Company. The convertible notes were senior unsecured obligations that ranked senior to all future subordinated indebtedness, pari passu to all existing and future senior, unsecured indebtedness and subordinate to all existing and future senior secured indebtedness. While the notes were outstanding, the Company was restricted from paying or declaring dividends on common stock, making any other distribution on common stock, or repurchasing or redeeming any shares of common stock.



      In accordance with EITF 00-27, Application of EITF Issue No. 98-5, `Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,' to Certain Convertible Instruments, the Company recognized in 2002 a beneficial conversion feature ("BCF") in the aggregate amount of $2,225,000 as the difference between the market value of the Company's common stock on the commitment date and the conversion price of the convertible notes, reduced for the investors' transaction costs. The BCF was recorded as an increase in additional paid in capital and a discount on debt in the 2002 consolidated balance sheet. Additionally, the Company incurred total legal and other expenses of approximately $54,000 related to the transaction, which is also recorded as a discount on debt in the 2002 consolidated balance sheet. The aggregate discount was being amortized as interest expense over the 18 month term of the convertible notes.



      On March 31, 2003, the noteholders agreed to an amendment to the original notes. The amendment reduced the conversion price from $0.30 per share to $0.25 per share and extended the term of the notes until July 15, 2004.



      On October 31, 2003, April 30, 2003 and October 31, 2002, interest payments were due on the convertible notes and were paid by issuing additional convertible notes in the amounts of $177,748, $169,284 and $135,681, respectively. These additional convertible notes had the same terms as the amended convertible notes. The Company recognized additional BCF of $232,672 and $906,799 in 2004 and 2003, respectively, as a result of the amendment of the notes and payment of interest with additional convertible notes.



      On February 10, 2004, all of the notes were converted into common stock as part of the terms of an equity funding. Additional interest of $105,760 was paid in shares of stock in connection with the conversion.

NOTE 5. NET LOSS PER SHARE



The following table sets forth the computation of basic and diluted earnings per share:



                                                           THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------
                                                              2004              2003
                                                            --------           -------
Numerator:
   Net loss                                                 $ (2,710)          $(1,943)

Denominator:
   Denominator for basic and diluted earnings per
      share  - weighted average shares                        49,060            24,131
                                                            ========           =======

Basic and diluted net loss per share:                       $  (0.06)          $ (0.08)



      Dilutive securities include convertible notes, options and warrants as if converted. Potentially dilutive securities totaling 12,445,965 and 19,448,294 shares as of March 31, 2004 and 2003, respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect.



NOTE 6. COMPREHENSIVE INCOME



      Comprehensive income consists of net income adjusted for other increases and decreases affecting stockholders' equity that are excluded from the determination of net income. The calculation of comprehensive income follows (in thousands):



                                                           THREE MONTHS ENDED MARCH 31,
                                                           ----------------------------
                                                              2004              2003
                                                            --------          --------
   Net loss                                                 $ (2,710)         $ (1,943)

   Foreign Currency Translation gains (losses)                     -                (5)
                                                            --------          --------
Comprehensive loss                                          $ (2,710)         $ (1,948)



      Unrealized gains / losses on short term investments are de minimus.

NOTE 7. SEGMENT INFORMATION



The Company has one business segment.



                                    THREE MONTHS ENDED MARCH 31,
                                   -----------------------------
                                    2004                   2003
                                   ------                 ------
Revenue (a)
United States                      $1,732                 $1,683
International                         105                    443
                                   ------                 ------
Total                              $1,837                 $2,126
                                   ======                 ======



(a) Revenues are attributed to the United States and International based on customer location.



NOTE 8. CAPITAL STOCK



      On January 30, 2004, the Company secured an additional $7.4 million, net of expenses, in funding to finance its operations and the development of its business. The funding was raised through a private placement of equity securities consisting of 12,307,692 shares of common stock and five-year warrants to purchase 6,153,846 shares of common stock at $0.72 per share.



NOTE 9. CONTINGENCIES



      On October 1, 2003, the Company filed suit against Primus Knowledge Solutions, Inc. ("Primus") in the United States District Court for the Western District of Pennsylvania. It is the Company's position that Primus has infringed, contributed to the infringement of and induced infringement of its patents. Primus has denied the Company's allegations and has asserted counterclaims against the Company. The Company also believes that other companies, including direct and indirect competitors, may be infringing its patents. In order to protect or enforce its patent rights, the Company may initiate additional patent litigation suits against third parties, such as infringement suits or interference proceedings. The suit against Primus and any other lawsuits that the Company may file are likely to be expensive, take significant time and divert management's attention from other business concerns. Litigation also places the Company's patents at risk of being invalidated or interpreted narrowly. The Company may also provoke these third parties to assert claims against the Company. Patent law relating to the scope of claims in the technology fields in which the Company operates is still evolving and, consequently, patent positions in the Company's industry are generally uncertain. The Company may not prevail in any of these suits, the damages or other remedies that may be awarded to the Company may not be commercially valuable and the Company could be held liable for damages as a result of counterclaims.



      On January 16, 2004, the Company entered into a release agreement with its prior landlord, Sibro Enterprises, LP ("Sibro"), pursuant to which the Company settled all outstanding disputes under the lawsuit Sibro had filed in the Court of Common Pleas of Allegheny County, Pennsylvania. Pursuant to the release agreement, the Company paid Sibro Enterprises an agreed upon amount representing rent due through December 31, 2003, which was recorded in its 2003 consolidated financial statements and issued Sibro Enterprises a warrant to purchase 125,000 shares of common stock at a purchase price of $0.84 per share. In exchange, the Company mutually agreed to terminate the lease as of December 31, 2003, dismiss the lawsuit with prejudice, and release each other from any and all claims as of the date of the release agreement.

                                  [Back Cover]

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus or incorporated by reference herein is correct after the date hereof. This prospectus is not an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation is illegal.

                                   33,815,406

                                     SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                         SERVICEWARE TECHNOLOGIES, INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth all costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered hereunder, all of which will be paid by us. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.


SEC registration fee........................................................        $ 2,945
Printing expenses...........................................................          4,200
Legal fees and expenses.....................................................         50,000
Accounting fees and expenses................................................         25,000
Blue sky fees and expenses..................................................          2,000
Miscellaneous...............................................................          5,855
                                                                                    -------
        Total...............................................................        $90,000
                                                                                    =======





ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article VII of our Third Amended and Restated Certificate of Incorporation provides that the personal liability of members of our board of directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

      Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article VII of our Bylaws provides that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was (or to the extent permitted under Delaware law, has agreed to be) a director, officer, employee or agent of the Company, or is or was serving (or, to the extent permitted under Delaware law, has agreed to serve) at our request as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article VII further permits us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify such person against such liability under the DGCL. We maintain directors' and officers' liability insurance.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      During May and June 2002, we issued convertible notes in an aggregate principal amount of $3,250,000 to 12 investors who purchased the securities in a private placement. The investors included our director, Thomas Unterberg, and affiliated entities of his, who purchased $2,635,000 of convertible notes. The gross proceeds of this private placement were $3,250,000. The convertible notes were issued in two tranches, $1,425,000 of convertible notes being issued on May 6, 2002 and $1,825,000 of convertible notes being issued on June 19, 2002. In connection with the transaction, we paid a $250,000 placement fee to C.E. Unterberg, Towbin, an affiliate of Mr. Unterberg.

      The convertible notes bore interest at 10% per annum payable semi-annually, at our option, in cash, or in additional promissory notes (the "Additional Notes") or a combination of cash and Additional Notes. The convertible notes were initially due and payable within eighteen months of the applicable issue date, at which time, unless earlier converted, the convertible notes were to be repaid at 100% of the principal amount, plus accrued and unpaid interest. The convertible notes were convertible at any time, at the option of the investors, into that number of shares of common stock equal to the principal amount of the convertible notes, plus any accrued and unpaid interest being converted, divided by the conversion price which was initially $.30 per share.

      All of the securities were acquired by the recipients thereof for investment and with no view toward the sale or redistribution thereof. In each instance, the offers and sales were made without any public solicitation; the convertible notes bear restrictive legends; and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in this transaction. All issuances of securities under this private placement were made in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

      In March 2003, our convertible notes were amended to extend the maturity date to July 15, 2004, and to reduce the conversion price to $0.25 per share.

      As of October 31, 2002, April 30, 2003, and October 31, 2003, we issued convertible notes in an aggregate principal amount of $482,713 to the 12 holders of our previously issued convertible notes in payment of accrued interest on the outstanding notes. The Additional Notes contain the same terms and conditions as the convertible notes with respect to which the Additional Notes were issued and were convertible into our common stock at a conversion price of $.25 per share. The Additional Notes were exempt from registration under Section 4(2) of the Securities Act of 1933. All of the convertible notes, including the Additional Notes, have been converted into common stock as of February 10, 2004.


      On January 30, 2004, we issued 12,307,692 shares of common stock resulting in aggregate proceeds of $8.0 million before costs of the transaction. In addition to the shares of common stock received by the purchasers, the purchasers received warrants to purchase an additional 6,153,846 shares of common stock at $.72 per share, subject to adjustment from time to time for stock splits, stock dividends, distributions or similar transactions. The warrants are exercisable at any time before January 30, 2009. The shares of common stock were issued to 50 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 under Regulation D thereunder. In connection with the transaction, we paid compensation of $480,000 and issued warrants to purchase 369,230 units at $.65 per unit (each unit consisting of one share of our common stock and a warrant to purchase one-half of an additional share of common stock at $.72 per share). The compensation was divided equally between C.E. Unterberg, Towbin, LLC and Emerging Growth Equities, Ltd., who served as our agents in connection with the private placement.



      As of February 10, 2004, the 12 holders of our previously issued convertible notes converted their notes into 15,353,868 shares of our common stock as a requirement of the private placement of equity securities described above. The conversion price was $.25 per share based on the terms of the convertible notes as amended. The exchange of convertible notes for shares of common stock was exempt from registration under Section 3(a)(9) of the Securities Act of 1933 as no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange.

ITEM 16. EXHIBITS

(a) Exhibits.


3.1      Third Amended and Restated Certificate of Incorporation of the Company
         (1)
3.2      Amended and Restated Bylaws of the Company (1)
4.1      Amended and Restated Registration Rights Agreement dated June 2, 2000.
         (2)
4.2      Form of 10% Convertible Note dated May 6, 2002. (3)
4.3      Form of 10% Convertible Note dated June 19, 2002. (3)
4.4      Registration Rights Agreement dated as of May 6, 2002 between the
         Company and the purchasers of the 10% Convertible Notes. (3)
4.5      Amendment to 10% Senior Unsecured Convertible Promissory Note (11)
4.6      Form of Warrant issued to equity investors as of January 30, 2004 (15)
5.1*     Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
10.1     2000 Stock Incentive Plan of the Company. (4)
10.2     Employee Stock Purchase Plan of the Company. (4)
10.3     Amended and Restated Stock Option Plan of the Company. (5)
10.4     Loan Agreements between the Company and certain of our officers during the first quarter of 2000. (5)
10.5     License Agreement and Assignment, each dated July 23, 1999, between the
         Company and Bruce Molloy. (5)
10.6I    Master Alliance Agreement, dated June 30, 2000, between the Company and
         Electronic Data Systems Corporation. (6)
10.7I    Master Software License Agreement, dated June 30, 2000, between the
         Company and Electronic Data Systems Corporation. (6)
10.8     Common Stock Purchase Warrant of the Company in favor of Electronic
         Data Systems Inc. (6)
10.9     Warrant Purchase Agreement, dated June 2, 2000 between the Company and
         Electronic Data Systems. (6)
10.10    ServiceWare Technologies, Inc. Change of Control Benefit Plan. (7)
10.11I   Software License and Maintenance Agreement dated December 13, 2001 between the Company and Cingular Wireless LLC. (8)
10.12    Note Purchase Agreement dated as of May 6, 2002 between the Company and the purchasers identified therein. (9)
10.13    Asset Purchase and Sale Agreement dated August 21, 2002, between
         Maureen R. Gaughan as trustee of the Chapter 7 Bankruptcy Estate of
         InfoImage, Inc. and the Company (10)
10.14    Loan and Security Agreement dated October 16, 2002, between the Company and Comerica Bank - California. (13)
10.15    Letter from Comerica Bank dated March 10, 2003 (11)
10.16    Securities Purchase Agreement dated January 30, 2004 (12)
10.17    Employment Agreement dated January 26, 2004, between Kent Heyman and the Company (14)(15)
10.18    Employment Agreement dated January 26, 2004, between Scott Schwartzman and the Company (14)(15)
10.19    Restricted Stock Agreement dated January 26, 2004, between Kent Heyman and the Company (14)(15)
10.20    Restricted Stock Agreement dated January 26, 2004, between Scott
         Schwartzman and the Company (14)(15)
10.21    2004 Executive Compensation Plan for Kent Heyman (14)(15)
10.22    2004 Executive Compensation Plan for Scott Schwartzman (14)(15)
10.23*   Restricted Stock Agreement dated March 29, 2004, between Ken Heyman and the Company (14)(15)
10.24*   Restricted Stock Agreement dated March 29, 2004, between Scott
         Schwartzman and the Company (14)(15)
23.1*    Consent of PricewaterhouseCoopers LLP
23.2*    Consent of Ernst & Young LLP

23.3     Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C. (included in
         Exhibit 5.1)

I Portions of these exhibits have been omitted based on a grant of confidential treatment by the Commission. The omitted portions of the exhibits have been filed separately with the Commission.

(1) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on August 18, 2000.

(3) Incorporated by reference to our Registration Statement on Form S-3 filed on June 19, 2002.

(4) Incorporated by reference to our Registration Statement on Form S-1 filed on March 31, 2000.

(5) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on April 7, 2000.

(6) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on July 13, 2000.

(7) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(8) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(9) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(10) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(11) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(12) Incorporated by reference to our Current Report on Form 8-K filed on February 2, 2004.

(13) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.

(14)  Management contract or compensation plan or agreement.

(15) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2003.





*  Filed herewith


(b) Financial Statement Schedules. Schedules are not submitted because they are not required or not applicable, or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

      (A) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on the 7 day of June, 2004.


                                            SERVICEWARE TECHNOLOGIES, INC.

                                            By:  /s/ Kent Heyman
                                                 ------------------------------

                                                 Kent Heyman,
                                                 Chief Executive Officer








Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on the 7 day of June, 2004.



/s/ Kent Heyman                             President, Chief Executive          June 7, 2004
----------------------------------------    Officer and Director
Kent Heyman

/s/ Scott Schwartzman                       Chief Financial Officer             June 7, 2004
----------------------------------------
Scott Schwartzman

/s/ Thomas Unterberg *                      Director                            June 7, 2004
----------------------------------------
Thomas Unterberg

                                            Director                            June -, 2004
----------------------------------------
Robert Hemphill

/s/ Timothy Wallace *                       Director                            June 7, 2004
----------------------------------------
Timothy Wallace

                                            Director                            June -, 2004
----------------------------------------
Bruce Molloy



                                                           * BY: /S/ KENT HEYMAN
                                             KENT HEYMAN UNDER POWER OF ATTORNEY

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------
  3.1               Third Amended and Restated Certificate of Incorporation of the
                    Company (1)
  3.2               Amended and Restated Bylaws of the Company (1)
  4.1               Amended and Restated Registration Rights Agreement dated June
                    2, 2000. (2)
  4.2               Form of 10% Convertible Note dated May 6, 2002. (3)
  4.3               Form of 10% Convertible Note dated June 19, 2002. (3)
  4.4               Registration Rights Agreement dated as of May 6, 2002 between the Company and the purchasers of the 10% Convertible Notes.
                    (3)
  4.5               Amendment to 10% Senior Unsecured Convertible Promissory Note
                    (11)
  4.6               Form of Warrant issued to equity investors as of January 30,
                    2004 (15)
  5.1*              Opinion of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
  10.1              2000 Stock Incentive Plan of the Company. (4)
  10.2              Employee Stock Purchase Plan of the Company. (4)
  10.3              Amended and Restated Stock Option Plan of the Company. (5)
  10.4              Loan Agreements between the Company and certain of our
                    officers during the first quarter of 2000. (5)
  10.5              License Agreement and Assignment, each dated July 23, 1999, between the Company and Bruce Molloy. (5)
  10.6I             Master Alliance Agreement, dated June 30, 2000, between the
                    Company and Electronic Data Systems Corporation. (6)
  10.7I             Master Software License Agreement, dated June 30, 2000,
                    between the Company and Electronic Data Systems Corporation.
                    (6)
  10.8              Common Stock Purchase Warrant of the Company in favor of
                    Electronic Data Systems Inc. (6)
  10.9              Warrant Purchase Agreement, dated June 2, 2000 between the
                    Company and Electronic Data Systems. (6)
  10.10             ServiceWare Technologies, Inc. Change of Control Benefit Plan.
                    (7)
  10.11I            Software License and Maintenance Agreement dated December 13,
                    2001 between the Company and Cingular Wireless LLC. (8)
  10.12             Note Purchase Agreement dated as of May 6, 2002 between the
                    Company and the purchasers identified therein. (9)
  10.13             Asset Purchase and Sale Agreement dated August 21, 2002,
                    between Maureen R. Gaughan as trustee of the Chapter 7
                    Bankruptcy Estate of InfoImage, Inc. and the Company (10)
  10.14             Loan and Security Agreement dated October 16, 2002, between the Company and Comerica Bank - California. (13)
  10.15             Letter from Comerica Bank dated March 10, 2003 (11)
  10.16             Securities Purchase Agreement dated January 30, 2004 (12)
  10.17             Employment Agreement dated January 26, 2004, between Kent
                    Heyman and the Company (14)(15)
  10.18             Employment Agreement dated January 26, 2004, between Scott
                    Schwartzman and the Company (14)(15)
  10.19             Restricted Stock Agreement dated January 26, 2004, between
                    Kent Heyman and the Company (14)(15)
  10.20             Restricted Stock Agreement dated January 26, 2004, between
                    Scott Schwartzman and the Company (14)(15)
  10.21             2004 Executive Compensation Plan for Kent Heyman (14)(15)
  10.22             2004 Executive Compensation Plan for Scott Schwartzman
                    (14)(15)
  10.23*            Restricted Stock Agreement dated March 29, 2004, between
                    Ken Heyman and the Company (14)(15)
  10.24*            Restricted Stock Agreement dated March 29, 2004, between
                    Scott Schwartzman and the Company (14)(15)
  23.1*             Consent of PricewaterhouseCoopers LLP
  23.2*             Consent of Ernst & Young LLP
  23.3              Consent of Ellis, Funk, Goldberg, Labovitz & Dokson, P.C.
                    (included in Exhibit 5.1)

I Portions of these exhibits have been omitted based on a grant of confidential treatment by the Commission. The omitted portions of the exhibits have been filed separately with the Commission.

(1) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

(2) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on August 18, 2000.

(3) Incorporated by reference to our Registration Statement on Form S-3 filed on June 19, 2002.

(4) Incorporated by reference to our Registration Statement on Form S-1 filed on March 31, 2000.

(5) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on April 7, 2000.

(6) Incorporated by reference to our Registration Statement on Form S-1, as amended, filed on July 13, 2000.

(7) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

(8) Incorporated by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

(9) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

(10) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(11) Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

(12) Incorporated by reference to our Current Report on Form 8-K filed on February 2, 2004.

(13) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2002.

(14)  Management contract or compensation plan or agreement.

(15) Incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2003.





* Filed herewith